Exhibit 10

CREDIT AGREEMENT

Dated as of June 17, 2011

among

SEMGROUP CORPORATION,

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

THE ROYAL BANK OF SCOTLAND PLC,

as Administrative Agent and Collateral Agent,

RBS SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS

INC., DEUTSCHE BANK AG NEW YORK BRANCH, THE BANK OF NOVA SCOTIA and

BARCLAYS CAPITAL,

as Joint Lead Arrangers,

THE BANK OF NOVA SCOTIA and BNP PARIBAS,

as Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents,

THE BANK OF NOVA SCOTIA, BNP PARIBAS AND BARCLAYS BANK PLC

as Term Loan B Facility Co-Documentation Agents,

CITIBANK, N.A. and DEUTSCHE BANK AG NEW YORK BRANCH,

as Term Loan B Facility Co-Syndication Agents

and

CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH AND BARCLAYS BANK PLC,

as Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents,

SENIOR SECURED CREDIT FACILITIES

U.S.$75,000,000 Term Loan A Facility

U.S.$200,000,000 Term Loan B Facility

U.S.$325,000,000 Revolving Credit Facility

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Collateral Agreement
Exhibit E	Form of Solvency Certificate
Exhibit F-1	Form of Revolving Note
Exhibit F-2	Form of Term Loan A Note
Exhibit F-3	Form of Term Loan B Note
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Administrative Questionnaire
Exhibit I	Form of Pledge Agreement
Exhibit J	Form of Commodity Contracts / Swap Agreements Report
Exhibit K	Form of Secured Swap Agreements Report

Schedule 1.01	Original Guarantors
Schedule 2.01	Commitments
Schedule 2.05	Existing Letters of Credit
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Real Property Leases
Schedule 3.07(e)	Condemnation Proceedings
Schedule 3.07(g)	Subsidiaries
Schedule 3.07(h)	Subscriptions
Schedule 3.07(i)	Material Subsidiaries
Schedule 3.08(a)	Litigation
Schedule 3.12	Taxes
Schedule 3.15	Environmental Matters
Schedule 3.17	Real Property
Schedule 3.20	Insurance
Schedule 6.02(a)	Liens
Schedule 6.04	Investments

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CREDIT AGREEMENT dated as of June 17, 2011 (as amended, amended and restated, supplemented or otherwise modified, this “Agreement”), is among SEMGROUP CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”), RBS, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”), RBS SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK AG NEW YORK BRANCH, THE BANK OF NOVA SCOTIA and BARCLAYS CAPITAL, as joint lead arrangers (the “Joint Lead Arrangers”), THE BANK OF NOVA SCOTIA and BNP PARIBAS, as Term Loan A Facility and Revolving Credit Facility co-syndication agents (the “Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents”), CITIBANK, N.A. and DEUTSCHE BANK AG NEW YORK BRANCH, as Term Loan B Facility co-syndication agents (the “Term Loan B Facility Co-Syndication Agents”), CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH and BARCLAYS BANK PLC, as Term Loan A Facility and Revolving Credit Facility co-documentation agents (the “Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents”) and THE BANK OF NOVA SCOTIA, BNP PARIBAS and BARCLAYS BANK PLC, as Term Loan B Facility co-documentation agents (the “Term Loan B Facility Co-Documentation Agents”).

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the Lenders extend, and the Lenders have agreed to extend, on the terms and conditions set forth in this Agreement and the other Loan Documents, certain credit facilities to the Borrower in an aggregate amount not to exceed U.S.$600.0 million, consisting of (a) U.S.$325.0 million aggregate principal amount of Revolving Facility Loans, a portion of which may be used for the issuance of Revolving Letters of Credit, to refinance the Existing Credit Facilities, to pay transaction fees and expenses and for working capital, capital expenditures and other lawful corporate purposes, (b) U.S.$75.0 million aggregate principal amount of Term Loan A Loans and (c) U.S.$200.0 million aggregate principal amount of Term Loan B Loans, in the case of (b) and (c), the proceeds of which shall be used to refinance the Existing Credit Facilities and to pay transaction fees and expenses;

WHEREAS, the Guarantors have agreed to guarantee the Obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of their respective assets, including a pledge (or equivalent security in the applicable jurisdiction) of all of the Equity Interests of each of their respective direct and indirect Subsidiaries (in each case, subject to exceptions and limitations as set forth herein).

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Account Control Agreement” shall mean, with respect to any Pledged Account, an account control agreement in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.

“Additional Real Property” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Adjusted Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fee Letter” shall mean that certain Administrative Agent Fee Letter dated June 17, 2011, by and between SemGroup Corporation and The Royal Bank of Scotland plc.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(d).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Default Period” shall mean, with respect to any Agent, any time when such Agent is a Defaulting Lender and is not performing its role as such Agent hereunder and under the other Loan Documents.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(d).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Security Principles” shall mean any grant of a Lien or provision of a guarantee by any Person that would:

(a) result in a Lien being granted over assets of such Person, the acquisition of which was financed as permitted by this Agreement, and the terms of which prohibit any assets acquired with such subsidy or payment being used as collateral;

(b) include any lease, license, contract or agreement to which such Person is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of a term, provision or condition of any such lease, license, contract or agreement (except to the extent such term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the U.S. Bankruptcy Code) or principles of equity); provided however that Agreed Security Principles shall not prohibit the grant of a Lien or a provision of a guarantee at such time as the contractual prohibition shall no longer be applicable and, to the extent severable, which Lien shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified above; provided further that the Agreed Security Principles shall not exclude any “proceeds” (as defined in the UCC) of any such lease, license, contract or agreement;

(c) result in the contravention of applicable law, unless such applicable law would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions); provided however that Agreed Security Principles shall not prohibit the grant of a Lien or a provision of a guarantee at such time as the legal prohibition shall no longer be applicable and to the extent severable (which Lien shall attach immediately to any portion not subject to the prohibitions specified above); or

(d) result in a breach of a material agreement existing on the Closing Date and binding on such Person, subject to the requirements set forth in the proviso of Section 5.10(h); provided that this clause (d) shall only apply to the granting of Liens and not to the provision of any guarantee.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.24(b).

“Aggregate Percentage Disposed” shall have the meaning assigned to such term in Section 6.05(c).

“Alternate Base Rate” shall mean (a) in respect of applicable Term Loan A Loans and Revolving Facility Loans, the greatest of (i) the rate of interest per annum determined by the Administrative Agent from time to time as its prime commercial lending rate for U.S. Dollar loans in the United States for such day (the “Prime Rate”), (ii) the Federal Funds Effective Rate plus 0.50% per annum, and (iii) the Adjusted Eurodollar Rate as of such date (or if such date is not a Business Day, the immediately preceding Business Day) for a one-month Interest Period plus 1.00% per annum and (b) in respect of applicable Term Loan B Loans, the greater of 2.25% and the rate as determined pursuant to clause (a) above. The Prime Rate is not necessarily the lowest rate that the Administrative Agent is charging to any corporate customer. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“All-In Yield” shall have the meaning assigned to such term in Section 2.20.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.24(b).

“Applicable Discount” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Applicable Margin” shall mean for any day (a) for any Incremental Loan, the applicable margin per annum set forth in the joinder agreement with respect thereto, (b) with respect to any Eurodollar Loan under the Term Loan B Facility, 4.50% and with respect to any ABR Loan under the Term Loan B Facility, 3.50%, and (c) with respect to any Eurodollar Loan under the Term Loan A Loans and the Revolving Facility Loans, 3.50% and with respect to any ABR Loan under the Term Loan A Loans and the Revolving Facility Loans, 2.50% from the Closing Date until the date the financial statements relating to the quarter ending September 30, 2011 are delivered pursuant to Section 5.04(b), and thereafter the applicable margin per annum set forth below under the caption “Revolving Facility Loans / Term Loan A Loans ABR Loan Spread” and “Revolving Facility Loan / Term Loan A Loans Eurodollar Loan Spread”, as applicable, based upon the Leverage Ratio as of the last date of the most recent fiscal quarter of the Borrower:

Leverage Ratio:	Revolving Facility Loans / Spread/Term Loan A Loans / ABR Loan Spread	Revolving Facility Loans / Term Loan A Loans Eurodollar Loan Spread
Category 1: Greater than 4.00 to 1.00	3.00%	4.00%
Category 2: Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	2.75%	3.75%
Category 3: Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	2.50%	3.50%
Category 4: Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	2.25%	3.25%
Category 5: Less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00	1.875%	2.875%
Category 6: Less than or equal to 2.00 to 1.00	1.50%	2.50%

For purposes of the foregoing, (1) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial information of the Borrower and its Subsidiaries delivered pursuant to Section 5.04(a) or (b) and for the period commencing on the Closing Date and until a change in the Leverage Ratio shall become effective as provided in the following clause (2), the Leverage Ratio shall be Category 3 and (2) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or the Required Lenders, at any time during which the Borrower fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the computation of the Leverage Ratio set forth in a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such certificate of a Financial Officer of the Borrower shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Leverage Ratio for such period, and any shortfall in the interest or fees theretofor paid by the Borrower for the relevant period pursuant to Section 2.12 and Section 2.13 as a result of the miscalculation of the Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.12 or Section 2.13, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full), in accordance with the terms of this Agreement); provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 7.01(h) or (i) has not occurred with respect to the Borrower, such shortfall shall be due and payable five (5) Business Days following the determination described above.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Acquisition” shall mean any acquisition of all or substantially all of the assets of, or all of the Equity Interests (other than directors’ qualifying shares) in a Person or division or line of business of a Person in respect of which the aggregate consideration exceeds U.S.$15.0 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Borrower or any Restricted Subsidiary of the Borrower to any Person other than the Borrower or a Restricted Subsidiary of the Borrower to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the gross proceeds (including noncash proceeds) from which exceed U.S.$15.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Auction” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Auction Amount” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Auction Notice” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Availability Period” shall mean (a) with respect to the Revolving Facility, the period from the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and the date of termination of the Revolving Facility Commitments and (b) with respect to the Term Loan A Facility and the Term Loan B Facility, 5:00 P.M. on the Closing Date.

“Available Amount” shall mean, on any date (the “Reference Date”), an amount equal at such time to the sum of, without duplication, (a) (x) 50% of Consolidated Net Income for all fiscal years of the Borrower completed after the Closing Date, plus (y) 100% of the equity contributions to and equity sales by the Borrower not otherwise applied as permitted pursuant to this Agreement plus (z) 100% of the Net Proceeds of any Unrestricted Investment to the extent such Net Proceeds are not otherwise applied as permitted pursuant to this Agreement minus (b) the aggregate amount of Investments made by the Loan Parties pursuant to Section 6.04(a) and distributions made by the Borrower pursuant to Section 6.06(d), in each case, after the Closing Date and on or prior to the Reference Date from the Available Amount as of such Reference Date.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender, at any time of determination, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“BCBS” shall have the meaning assigned to such term in the definition of “Change of Law.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).

“Borrowing” shall mean a group of Loans of a single Type under a single Facility made on a single date to the Borrower and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Borrowing comprised entirely of Eurodollar Loans, U.S.$500,000, and (b) in the case of a Borrowing comprised entirely of ABR Loans, U.S.$500,000.

“Borrowing Multiple” shall mean, (a) in the case of a Borrowing comprised entirely of Eurodollar Loans, U.S.$500,000, and (b) in the case of a Borrowing comprised entirely of ABR Loans, U.S.$100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York, and, where used in the context of Eurodollar Loans, is also a day on which dealings are carried on in the London interbank market.

“Calculation Date” shall mean with respect to each Foreign L/C, during the period that such Foreign L/C is outstanding (or the Revolving L/C Disbursement in respect thereof has not been reimbursed) (i) the last Business Day of a fiscal month of the Borrower, (ii) the date on which such Revolving Letter of Credit is issued or renewed by the Issuing Bank, (iii) the date on which any draft presented under such Revolving Letter of Credit is paid by the Issuing Bank, (iv) the third Business Day after the last day of each March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated (immediately prior to the payment of any Revolving L/C Participation Fees due on such date), (v) the date on which the Obligations are accelerated pursuant to Section 7.01, (vi) such other dates as the Borrower may reasonably request from time to time, and (vii) such other dates as the Issuing Bank or the Administrative Agent may select from time to time in their sole discretion.

“Calculation Period” shall mean, as of any date of determination, the period of four consecutive fiscal quarters ending on such date or, if such date is not the last day of a fiscal quarter, ending on the last day of the fiscal quarter of the Borrower most recently ended prior to such date.

“Canadian Dollars” or “C$” shall mean the lawful currency of Canada.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less, for each of clauses (a), (b), (c) and (e) below, to the extent included in the calculation of such Interest Expense, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) the amortization of any financing fees or breakage costs paid by, or on behalf of, the Borrower or any of its Restricted Subsidiaries, including such fees paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements, (d) cash interest income of the Borrower and its Restricted Subsidiaries for such period and (e) all non-recurring cash Interest Expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP; provided that Cash Interest Expense shall exclude, without duplication of any exclusion set forth in clause (a), (b), (c), (d) or (e) above, annual agency fees paid to the Administrative Agent and/or the Collateral Agent and one-time financing fees or breakage costs paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transfers of funds and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Agent, or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger, in its capacity as a party to such Cash Management Agreement.

A “Change in Control” shall be deemed to occur upon the occurrence of any of the following: (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof), shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated or (c) any change in control (or similar event, however denominated) with respect to the Borrower shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower or any Restricted Subsidiary is a party.

“Change in Law” shall mean (a) the adoption or implementation of any treaty, law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any

Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (ii) all requests, rules, guidelines or directives concerning capital adequacy in connection with the implementation of the proposals (referred to as Basel III) on capital and liquidity of the Basel Committee on Bank Supervision (the “BCBS”) issued in December 2009 and related publications and guidance (including the additions to and refinements of the proposals published by the BCBS in July 2010), shall be deemed to have been introduced or adopted, as applicable, after the date of this Agreement, regardless of the actual date such request, rule, guideline or directive actually goes into effect.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Term Loan A Loans, Term Loan B Loans or Revolving Facility Loans; and when used in reference to any Commitment, refers to whether such Commitment is a Term Loan A Commitment, a Term Loan B Commitment or a Revolving Facility Commitment.

“Closing Date” shall mean the date (which shall be a Business Day) on which the conditions set forth in Article IV shall have been satisfied or waived by the Administrative Agent and Required Lenders.

“Closing Date Real Property” shall mean any Material Real Property owned by the Borrower or any other Loan Party on the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall mean, collectively, the Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents and the Term Loan B Facility Co-Documentation Agents.

“Co-Syndication Agents” shall mean, collectively, Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents and the Term Loan B Facility Co-Syndication Agents.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Property.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit D, among the Borrower, each Guarantor and the Collateral Agent, and any other guarantee and collateral agreement that may be executed after the Closing Date in favor of, and in form and substance acceptable to, the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Collateral Agent shall have received from each Loan Party a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such Loan Party granting the Collateral Agent a first priority security interest in (subject only to Permitted Liens) substantially all of the assets (other than Excluded Assets) owned by the Loan Parties;

(b) on the Closing Date, the Collateral Agent shall be the beneficiary of a pledge of all the issued and outstanding Equity Interests of all Material Subsidiaries of the Borrower owned by each Loan Party (except, in each case, to the extent that a pledge of such Equity Interests is not permitted under Section 9.21) and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, or shall have otherwise received a security interest over such Equity Interests satisfactory to the Collateral Agent;

(c) in the case of any Person that becomes a Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(d)(i) with respect to any Equity Interests acquired by any Loan Party after the Closing Date (including, for the avoidance of doubt, all limited partnership interests of the Loan Parties in the MLP Entity), all such outstanding Equity Interests directly owned by a Loan Party or any Person that becomes a Subsidiary Loan Party after the Closing Date shall have been pledged in accordance with the Collateral Agreement to the extent permitted under Section 9.21 and (ii) with respect to any general partnership interests in the MLP Entity acquired by the General Partner after the Closing Date, all such outstanding general partnership interests shall have been pledged in accordance with the Pledge Agreement, and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, or shall have otherwise received a security interest over such Equity Interests satisfactory to the Collateral Agent;

(e)(i) all Indebtedness of the Borrower and each Subsidiary of the Borrower that is owing to any Loan Party shall have been pledged in accordance with the Collateral Agreement, (ii) all Indebtedness of the Borrower and each Subsidiary of the Borrower having an aggregate principal amount in excess of U.S.$5.0 million that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and (iii) the Collateral Agent shall have, in respect of all such Indebtedness of the Borrower and each Subsidiary of the Borrower having an aggregate principal amount in excess of U.S.$5.0 million (in each case, other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management or similar operations of the Borrower and its Subsidiaries), received originals of all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(f) all documents and instruments, required by law or reasonably requested by the Collateral Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens, including UCC financing statements, to the extent required by, and with the priority required by, the Security Documents or reasonably requested by the Collateral Agent, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder, subject in each case, for the avoidance of doubt, to the exceptions and qualifications to such Liens and/or obligations contained herein and in such Security Documents or supplements thereto;

(h) the Collateral Agent shall receive from the applicable Loan Parties within sixty (60) days following the Closing Date (which period may be extended by up to thirty (30) days in the sole discretion of the Administrative Agent), with respect to any Closing Date Real Property, and in the case of (x) Material Real Property acquired after the Closing Date or (y) Real Property that becomes Material Real Property after the Closing Date and is required to be subject to a Mortgage pursuant to Section 5.10(a) or Section 5.10(b) (clauses (x) and (y), collectively, the “Additional Real Property”), in each case prior to the date required pursuant to Section 5.10(b), the following documents and instruments that constitute Collateral:

(i) a Mortgage duly authorized and executed, in form for recording in the applicable recording office for such Mortgaged Property to be encumbered, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and other instruments shall be, upon recordation in the applicable recording office, effective to create and/or maintain a first priority Lien on such Mortgaged Property subject to no Liens other than Permitted Encumbrances and Prior Liens;

(ii) policies or certificates of insurance of the type required by Section 5.02 (to the extent customary and obtainable at commercially reasonable rates after the use of commercially reasonable efforts);

(iii) evidence of flood insurance to the extent required by Section 5.02(c), in form and substance reasonably satisfactory to Administrative Agent, it being understood that in any event the items required pursuant to this clause (iii) shall be required to be delivered prior to or on the day on which Mortgages are delivered pursuant to clause (i) above with respect to each Mortgaged Property; and

(iv) all such other items as shall be reasonably necessary in the opinion of counsel to the Lenders to create a valid and perfected first priority mortgage Lien on such Mortgaged Property, subject only to Permitted Encumbrances and Prior Liens. Without limiting the generality of the foregoing, the Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders, and each Issuing Bank, an opinion of local counsel for the Loan Parties in each state in which the Mortgaged Property is located, with respect to the enforceability and validity of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(i)

(i) with respect to any Pledged Account existing on the Closing Date, the Collateral Agent shall have received from each applicable Loan Party, depositary bank and counterparty to the applicable Commodity Contract or Swap Agreement a counterpart of an Account Control Agreement, duly executed and delivered on behalf of such Loan Party, depositary bank and counterparty within fifteen (15) Business Days after closing, which period may be extended by up to thirty (30) days in the sole discretion of the Administrative Agent, and

(ii) with respect to any Pledged Account into which cash or Permitted Investments are deposited pursuant to Section 6.02(l) after the Closing Date, such Pledged Account shall be subject to an Account Control Agreement in favor of the Collateral Agent; and

(j) with the exception of the Account Control Agreements to be delivered pursuant to clause (i) above and the requirements set forth in clause (h) above, with respect to each of the items identified in this definition of “Collateral and Guarantee Requirement” that are required to be delivered on a date after the Closing Date, the Administrative Agent may extend such date in its sole discretion by up to ninety (90) days.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” (i) shall be subject to exceptions and limitations set forth in the Security Documents and (ii) shall not contravene the Agreed Security Principles or Section 9.21, (b) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts or securities accounts, other than as provided in clause (i) above and in Section 5.10(g), (c) in no event shall bailee letters, landlord waivers or similar consents or waivers be required, (d) in no event shall any mortgages be required to be delivered with respect to any leased Real Property or leasehold interests of any Loan Party and (e) in no event shall the Collateral include any Excluded Assets.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitment Letter” shall mean that certain Commitment Letter dated June 7, 2011, by and among SemGroup Corporation, The Royal Bank of Scotland plc, RBS Securities Inc., Barclays Bank PLC, BNP Paribas, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank AG and The Bank of Nova Scotia.

“Commitments” shall mean (a) with respect to any Term Loan A Lender, such Lender’s Term Loan A Commitment, (b) with respect to any Term Loan B Lender, such Lender’s Term Loan B Commitment, (c) with respect to any Revolving Facility Lender such Lender’s Revolving Facility Commitment, and (d) with respect to any Issuing Bank, its Revolving L/C Commitment.

“Commodity” shall mean natural gas, natural gas liquids, crude oil, refined petroleum products (including heating oil, diesel, gasoline, kerosene, jet fuel and propane) and any other product or by-product of any of the foregoing, rights to transmit, transport, store or process any of the foregoing, or any other energy commodities that are of the type which are purchased, sold or otherwise traded in physical, futures, forward or over-the-counter markets.

“Commodity Account” shall have the meaning assigned to such term in Section 9-102 of the UCC.

“Commodity Contract” shall mean (a) a contract for the purchase, sale, transfer, exchange or repurchase of any Commodity, (b) contracts for making or taking delivery of Commodities that are traded on a market-recognized commodity exchange, which such contracts meet the specification and delivery requirements of futures contracts on such commodity exchange, (c) any forward commodity contracts, swaps, options, collars, caps or floor transactions, in each case based on Commodities and any combination of the foregoing or (d) a contract for the storage or transportation of any physical Commodity.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Consolidated Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money, Indebtedness in respect of the deferred purchase price of property or services and the principal component of all obligations, contingent or otherwise, of any Person as an account party in respect of letters of credit (other than letters of credit, bank guarantees or similar instruments in respect of which a back-to-back letter of credit has been issued under or as permitted by the Loan Documents under which no Loan Party is an account party), in each case, of the Borrower and its Restricted Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Debt” at any date shall mean Consolidated Debt of the Borrower and its Restricted Subsidiaries on such date minus cash and Permitted Investments of the Borrower and its Restricted Subsidiaries on such date, to the extent the same (w) is not being held as cash collateral (other than as collateral for the Facilities), (x) does not constitute escrowed funds for any purpose, (y) does not represent a minimum balance requirement and (z) is not subject to other restrictions on withdrawal.

“Consolidated Net Income” shall mean, for any period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis; provided, however, that

(a) any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses related thereto) or income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, mobilization expenses that are not reimbursed in an amount not to exceed U.S.$5.0 million and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of the Borrower or any of its Restricted Subsidiaries or any Investment, acquisition or disposition (outside of the ordinary course of business) or incurrence of Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges related to the Transactions), in each case, shall be excluded; provided that, with respect to each nonrecurring item excluded pursuant to this clause (a), the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such item and stating that such item is a nonrecurring item,

(b) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(c) any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower) shall be excluded,

(d) any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of indebtedness (including any net after-tax income or loss attributable to the repayment of the Existing Credit Facilities and obligations under Swap Agreements) shall be excluded,

(e) the Net Income for such period of any Person that is not a Restricted Subsidiary of the Borrower, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(f) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(g) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

(h) any non-cash expenses (including, without limitation, write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets), any non-cash gains or losses on interest rate and foreign currency derivatives and any foreign currency transaction gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations shall be excluded, and

(i) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock or unit appreciation or similar rights, stock or unit options, any restricted stock or unit plan or other rights to officers, directors, and employees of the Borrower or any of its Subsidiaries shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and its consolidated Restricted Subsidiaries, determined in accordance with GAAP, in each case as set forth on the consolidated balance sheet of the Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Current Extension Loans” shall have the meaning assigned to such term in Section 2.23(c).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to perform any of its funding obligations under this Agreement, including with respect to Loans unless such failure is the result of such Lender’s determination, as notified by such Lender to the Administrative Agent and the Borrower in writing, that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, and participations in Letters of Credit within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to such effect with respect to its funding obligations under this Agreement (and such notice or public statement has not been withdrawn), unless the subject of a good faith dispute or such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and such position is based on such Lender’s determination, as stated by such Lender in such writing or public statement, that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm to the Administrative Agent that it will comply with its funding obligations, unless the subject of a good faith dispute, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e) has, or has a direct or indirect parent company that has, become the subject of a proceeding under any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its direct or indirect parent company or the exercise of control over a Lender or its direct or indirect parent company by a Governmental Authority or an instrumentality thereof.

“Defaulting Revolving Facility Lender” shall mean a Defaulting Lender that is a Revolving Facility Lender.

“Deposit Account” shall have the meaning assigned to such term in Section 9-102 of the UCC.

“Discount Range” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Domestic L/C” shall mean a Revolving Letter of Credit denominated in U.S. Dollars.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower (in such capacity, the “Offeror”) in order to purchase Term Loans in accordance with the following procedures:

(A) Notice Procedures. In connection with an Auction, the Borrower will provide notification to the Administrative Agent (for distribution to the applicable Term Loan Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) whether the Term Loans subject to the auction are Term Loan A Loans or Term Loan B Loans, (ii) the maximum principal amount of Term Loans the Offeror is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than U.S.$5.0 million with minimum increments of U.S.$1.0 million in excess thereof, (iii) the discount to par, which shall be a range (the “Discount Range”) of prices per U.S.$1,000 (in increments of U.S.$5), at which the Offeror would be willing to purchase Term Loans in the Auction and (iv) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”).

(B) Reply Procedures. In connection with any Auction, each applicable Term Loan Lender may, in its sole discretion, participate in such Auction and each Term Loan Lender wishing to participate in such Auction shall, prior to the Expiration Time, provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price per U.S.$1,000 (in increments of U.S.$5) of Term Loans (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of Term Loans which must be in increments of U.S.$1.0 million that such Term Loan Lender is willing to offer for sale at its Reply Discount (the “Reply Amount”). A Term Loan Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Term Loan Lender’s entire remaining amount of such Term Loans. Term Loan Lenders may only submit one Return

Bid per Auction but each Return Bid may contain up to three bids only one of which can result in a Qualifying Bid (as defined below). In addition to the Return Bid, the participating Term Loan Lender must execute and deliver, to be held in escrow by the Administrative Agent, a form of assignment and acceptance (the “Form of Assignment and Acceptance”) in a form reasonably acceptable to the Administrative Agent. The Offeror will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Discount (as defined below).

(C) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Offeror, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which Offeror can complete the Auction at the Auction Amount (or such lesser amount of Term Loans for which the Offeror has received Qualifying Bids). Offeror shall purchase Term Loans (or the respective portions thereof) from each applicable Term Loan Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Offeror shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). If a Term Loan Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or greater than the Applicable Discount will be deemed the Qualifying Bid of such Term Loan Lender. Each participating Term Loan Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

“EBITDA” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined (but excluding any non-cash item to the extent it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash item that was paid in a prior period)): (i) provision for taxes based on income, profits, losses or capital of the Borrower and its Restricted Subsidiaries for such period (adjusted for the tax effect of all adjustments made to Consolidated Net Income), (ii) Interest Expense of the Borrower and its Restricted Subsidiaries for such period (net of interest income of the Borrower and such Restricted Subsidiaries for such period) and to the extent not reflected in Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other non-cash expenses (including, without limitation write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets and the impact of purchase accounting on the Borrower and its Restricted Subsidiaries for such period), (iv) any other non-cash charges, (v) equity earnings or losses in Affiliates unless funds have been disbursed to such Affiliates by the Borrower or any Restricted Subsidiary of the Borrower, (vi) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and under similar requirements for any other jurisdiction and costs relating to the Plans of Reorganization, (vii) extraordinary losses and unusual or non-recurring cash charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, and (viii) restructuring costs related to (A) acquisitions after the Closing Date permitted under the terms of the Loan Documents and (B) closure or consolidation of facilities; minus (b) to the extent such amounts increased such Consolidated Net Income for the respective period for which EBITDA is being determined, non-cash items increasing Consolidated Net Income of the Borrower and its Subsidiaries for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required). For the avoidance of doubt, and without duplication of any amounts reflected above, the calculation of EBITDA shall exclude Unrestricted Subsidiaries but shall include any distributions received by the Borrower or any other Loan Party from any Unrestricted Subsidiaries.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise similarly defined in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any actual or alleged violation of Environmental Law or any Release or threatened Release of, or exposure to, Hazardous Material.

“Environmental Event” shall have the meaning assigned to such term in Section 7.01(m).

“Environmental Law” shall mean, collectively, all federal, state, provincial, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary of the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower or a Subsidiary of the Borrower.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Term Loan or Eurodollar Revolving Loan.

“Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan:

(a) in respect of applicable Term Loan A Loans and Revolving Facility Loans,

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on Reuters or such other commercially available source as may be designated by the Administrative Agent from time to time (or any successor thereto) that displays the British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (or, in the case of clause (iii) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (iii)); or

(ii) if the rate referenced in the preceding subsection (i) is not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the offshore U.S. Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (or, in the case of clause (iii) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (iii)); and

(b) in respect of applicable Term Loan B Loans, the greater of 1.25% and the rate as determined pursuant to clause (a) above.

“Eurodollar Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for each Excess Cash Flow Period, (a) EBITDA for such Excess Cash Flow Period increased for net reductions to working capital and decreased for net increases to working capital of the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period (i.e., the decrease or increase, if any, in current assets minus current liabilities from the beginning to the end of such Excess Cash Flow Period excluding any non-cash adjustments) minus (b) the sum, without duplication, of (i) the amount of any taxes payable in cash by the Borrower and its Restricted Subsidiaries with respect to such Excess Cash Flow Period, (ii) Interest Expense for such Excess Cash Flow Period made in cash, (iii) capital expenditures made in cash during such Excess Cash Flow Period, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA, (iv) permanent repayments of Indebtedness made in cash by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of permitted acquisitions or investments (other than Permitted Investments) except to the extent financed with the proceeds of Indebtedness (other than borrowings under revolving credit facilities), equity issuances, casualty proceeds, condemnation proceeds, reinvestment amounts or other proceeds that would not be included in EBITDA, (vi) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period and (vii) other cash expenditures of the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period to the extent such expenditures have been added back to Consolidated Net Income or EBITDA, as applicable, pursuant to the definitions thereof. For the avoidance of doubt, Excess Cash Flow shall (w) subtract any permanent reductions in Indebtedness described in clauses (a), (b), (f) and (g) of the definition thereof, (x) exclude the Consolidated Net Income attributable to any Unrestricted Subsidiary and any Foreign Subsidiary except to the extent any distributions are received by a direct or indirect parent of such Unrestricted Subsidiary or Foreign Subsidiary domiciled in the United States, (y) subtract maintenance capital expenditures and up to U.S.$40.0 million per annum (or such lesser amount as the Borrower and its Restricted Subsidiaries spend, provided that unused amounts in an amount of up to U.S.$10 million may be carried over to the next succeeding calendar year and shall be allocated to be applied first in such year) of growth capital expenditures and acquisitions; and (z) include the Consolidated Net Income attributable to the MLP Entity only to the extent distributions are received from the MLP Entity by the Borrower or any other Loan Party.

“Excess Cash Flow Period” shall mean, in any year, the period commencing on April 1 of the previous year and ending on March 31 of such year.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean on any day, with respect to Canadian Dollars, the spot rate at which U.S. Dollars are offered on such day by the Issuing Bank in New York, New York (or such other location selected by the Issuing Bank) for Canadian Dollars.

“Excluded Assets” shall mean (a) Equity Interests in any Person (other than Loan Parties) to the extent not permitted by the terms of such Person’s organizational or joint venture documents, in each case subject to the requirements of Section 5.10(h), (b) voting Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any Foreign Subsidiary or any Domestic Subsidiary substantially all of which Subsidiary’s assets consist of the Equity Interests in “controlled foreign corporations” within the meaning of Section 957 of the Code, (c) Equity Interests or other assets that are held directly by a Foreign Subsidiary, (d) any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Section 1(c) or Section 1(d), respectively, of the Lanham Act has been filed, solely to the extent, if any, that, and solely during the period, if any, in which such a grant of a security interest therein would impair the validity or enforceability of any registration that issues from such “intent-to-use” application, (e) Equity Interests of each of SemEuro or any Unrestricted Subsidiary other than the General Partner and the limited partnership and general partnership interests issued by the MLP Entity and (f) motor vehicles.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Excluded Insurance Proceeds” shall mean the proceeds of the following insurance claims which the Borrower notifies the Administrative Agent are or are not to be applied: (i) in respect of business interruption claims to cover operating losses (including but not limited to loss of profits, operating expenses and other costs) of the Borrower in respect of which the relevant insurance claim was made; (ii) to meet a third party claim; or (iii) other insurance claims as approved by the Administrative Agent.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income, franchise and similar taxes, in each case imposed on (or measured by) net income, net profits or overall gross receipts (in lieu of net income) by the United States of America (or any State or other subdivision thereof) or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than any such connection arising solely from the Loan Documents and the transactions herein) or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) other than in the case of an assignee pursuant to a request by a Loan Party under Section 2.19(b), any federal withholding tax imposed by the United States under the law that is in effect at the time such Agent, Lender, Issuing Bank or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or Issuing Bank or other recipient (or, in the case of a Lender that becomes a Lender as a result of an assignment, its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.17(a) or Section 2.17(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 2.17(e), (e) any tax imposed by reason of FATCA (other than as a result of a Change in Law) and (f) any interest, additions to tax or penalties incurred with respect to any of the foregoing.

“Existing Credit Agreement” shall have the meaning assigned to such term in the definition of “Existing Credit Facilities.”

“Existing Credit Facilities” shall mean collectively, (i) the Credit Agreement dated as of November 30, 2009 by and among SemGroup Corporation, SemCrude, L.P., SemStream, L.P. SemCAMS ULC, SemCanada Crude Company and SemGas, L.P., as borrowers, and lenders and agents party thereto (the “Existing Credit Agreement”) and (ii) the Term Loan Credit Agreement dated as of November 30, 2009, by and among SemGroup Corporation, as Borrowers’ Agent and a borrower, and SemCrude, L.P., SemStream, L.P., SemCAMS ULC, SemCanada Crude Company and SemGas, L.P., as borrowers, and the several lenders from time to time parties thereto, and BNP Paribas, as Administrative Agent (as successor to Bank of America, N.A.) and as Collateral Agent.

“Existing Letters of Credit” shall mean all letters of credit listed on Schedule 2.05.

“Expiration Time” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Extended Maturity Date” shall have the meaning assigned to such term in Section 2.23(a).

“Extension” shall have the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.23(f).

“Extension Offer” shall have the meaning assigned to such term in Section 2.23(a).

“Facilities” shall mean the Term Loan A Facility, the Term Loan B Facility and the Revolving Facility.

“FATCA” means Section 1471 through 1474 of the Code, or any amended or successor version that is substantively comparable and is not materially more onerous than such Sections as of the date hereof, and any applicable Treasury regulations or published administrative guidance promulgated thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated June 7, 2011, by and among SemGroup Corporation, The Royal Bank of Scotland plc, RBS Securities Inc., Barclays Bank PLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank AG and The Bank of Nova Scotia.

“Fees” shall mean the Commitment Fees, the Revolving L/C Participation Fees, the Issuing Bank Fees, the Administrative Agent Fees and any other fees payable under the Fee Letter or the Administrative Agent Fee Letter.

“FERC” shall mean the Federal Energy Regulatory Commission, and any successor agency thereto.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Controller of such Person.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Sections 6.10 and 6.11.

“First Purchaser Lien” shall mean so-called “first purchaser” Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas, Mississippi, Wyoming or New Mexico, or any other comparable law of any such jurisdiction or any other applicable jurisdiction.

“Flood Insurance Laws” shall have the meaning assigned to such term in Section 5.02(c).

“Foreign L/C” shall mean a Revolving Letter of Credit denominated in Canadian Dollars.

“Foreign L/C Sublimit” shall mean the U.S. Dollar Equivalent of C$40 million.

“Foreign Lender” shall mean any Lender that is not a “United States person”, as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is either (i) incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia (other than an entity that is disregarded for U.S. federal tax purposes and is a direct Subsidiary of an entity organized in the United States of America, any State thereof or the District of Columbia) or (ii) any Subsidiary of a Foreign Subsidiary.

“Form of Assignment and Acceptance” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“GAAP” shall have the meaning assigned to such term in Section 1.02.

“General Partner” shall mean any Subsidiary of the Borrower that at any time during which any Obligations are outstanding under the Loan Documents owns any general partnership interests issued by the MLP Entity.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantor” shall mean each Original Guarantor and each Subsidiary Loan Party.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates or breakdown constituents, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case which listed, defined, regulated as, or which can give rise to liability as, hazardous or toxic (or words of similar intent and meaning) under, any Environmental Law.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.20.

“Incremental Commitments” shall have the meaning assigned to such term in Section 2.20.

“Incremental Lender” shall have the meaning assigned to such term in Section 2.20.

“Incremental Loans” shall have the meaning assigned to such term in Section 2.20.

“Incremental Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.20.

“Incremental Revolving Facility Lender” shall have the meaning assigned to such term in Section 2.20.

“Incremental Term Facility Commitments” shall have the meaning assigned to such term in Section 2.20.

“Incremental Term Lender” shall have the meaning assigned to such term in Section 2.20.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements (such payments in respect of any Swap Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Swap Agreement), (h) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by the Loan Documents) and (ii) in respect of banker’s acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean all Taxes which arise from the transactions contemplated in, or otherwise with respect to, this Agreement, other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated May 10, 2011, as modified or supplemented prior to the Closing Date.

“Initial Lenders” shall mean the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Insurance Proceeds” shall mean the proceeds of any insurance claim except for Excluded Insurance Proceeds received in connection with damage or loss of the Borrower’s or its Restricted Subsidiaries’ assets in excess of U.S.$7.5 million , after deducting costs and expenses incurred by the Borrower in relation to the relevant claim.

“Interest Coverage Ratio” shall mean the ratio, for the period of four fiscal quarters ended on, or if such date of determination is not the end of a fiscal quarter, most recently prior to the date on which such determination is to be made of (a) EBITDA to (b) Cash Interest Expense; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.04 or 6.05 has been obtained) or incurrence or repayment of Indebtedness in excess of U.S.$15 million in the aggregate (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences; provided that, with respect to each date of determination prior to June 30, 2012, the amounts calculated pursuant to Section 6.11 shall be calculated, with respect to Cash Interest Expense only, for the number of full consecutive fiscal quarters subsequent to the Closing Date and up to such date of determination and annualized by multiplying such amounts by 4, 2 or 4/3, as applicable.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, in substantially the form of Exhibit C.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (iv) redeemable preferred stock dividend expenses, and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Restricted Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an

Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter.

“Interest Period” shall mean, as to any Borrowing consisting of a Eurodollar Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or any other period that each of the Lenders with respect to the applicable Facility is willing and able to offer), as the Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided that, (a) if any Interest Period for a Eurodollar Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the date of the maturity of the applicable Facility. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean RBS and each of Barclays Bank PLC, BNP Paribas, Citibank, N.A., Deustche Bank AG, The Bank of Nova Scotia and other Lenders designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Revolving Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), provided that the aggregate available amount of all Revolving Letters of Credit issued by each of RBS, Barclays Bank PLC, BNP Paribas, Citibank, N.A., Deustche Bank AG and The Bank of Nova Scotia shall not exceed the Revolving L/C Sublimit (exclusive of any increase due to an Incremental Revolving Facility); provided further that RBS and Barclays Bank PLC shall only be required to issue standby letters of credit. An Issuing Bank may, in its discretion, arrange for one or more Revolving Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Revolving Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.24(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (and any foreign branch of such Lender), as well as any Person (other than a natural person) that becomes a “Lender” hereunder pursuant to Section 9.04 (and any foreign branch of such Person).

“Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness in excess of U.S.$15 million in the aggregate (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the EBITDA component of the Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, easements, rights of way, charge or security interest in or on such asset, (b) any option, trust or preferential arrangement having the practical effect of any of the items referred to in clause (a), (c) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (d) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary of the Borrower), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Revolving Letters of Credit, the Security Documents, any promissory note issued under Section 2.09(e), the Fee Letter and the Administrative Agent Fee Letter.

“Loan Document Obligations” shall mean all amounts owing to any of the Agents, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document, or pursuant to the terms of any Guarantee thereof, including, without limitation, with respect to any Loan or Revolving Letter of Credit, together with the due and punctual performance of all other obligations of the Borrower and the other Loan Parties under or pursuant to the terms of this Agreement and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Loan Parties” shall mean the Borrower and each Guarantor.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and any Incremental Loans, if applicable, as the context may require.

“Margin Differential” shall have the meaning specified in Section 2.20(a).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Limited Partnership” shall mean any Person that, prior to an initial public offering of such Person’s Equity Interests, is intended to be, or, subsequent to the initial public offering of such Person’s Equity Interests, is a publicly traded limited partnership that is properly treated as a partnership for U.S. federal income tax purposes by virtue of meeting the requirements of Section 7704(c)(1) of the Code.

“Material Adverse Effect” shall mean (i) a materially adverse effect on the business, results of operations, properties, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights or remedies available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Revolving Letters of Credit) of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding U.S.$15.0 million.

“Material Real Property” shall mean, on any date of determination, any Real Property owned in fee (whether acquired in a single transaction or in a series of related transactions) having a fair market value as reasonably estimated by the Borrower (including the fair market value of any improvements owned by any Loan Party and located thereon) on such date of determination exceeding U.S.$5.0 million.

“Material Subsidiary” shall mean each Restricted Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower which, on a consolidated basis for such Restricted Subsidiary and its Subsidiaries, (i) for the applicable Calculation Period accounted for more than 2.5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries or (ii) as of the last day of such Calculation Period, was the owner of more than 2.5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries; provided that at no time shall the total assets of all Restricted Subsidiaries of the Borrower that are not Material Subsidiaries exceed, for the applicable Calculation Period, 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Midstream Activities” shall mean with respect to any Person, collectively, the treatment, processing, gathering, dehydration, compression, blending, transportation, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of oil, natural gas, natural gas liquids or other liquid or gaseous hydrocarbons, including that used for fuel or consumed in the foregoing activities, or any products of any of the foregoing; provided that “Midstream Activities” shall in no event include the drilling, completion or servicing of oil or gas wells.

“Midstream Assets” shall mean, collectively, compressor stations, terminals, pipelines, processing facilities and storage tanks and, in each case, related personalty, now or hereafter owned by any Loan Party that are used in connection with the Midstream Activities.

“Midstream Assets Real Property Interests” shall have the meaning assigned to such term in Section 3.17(b).

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.23(d).

“MLP Entity” shall mean a Master Limited Partnership Controlled by the Borrower and such Master Limited Partnership’s subsidiaries.

“MLP Transfer” shall have the meaning assigned to such term in Section 6.05(c).

“MLP Transfer Requirements” shall mean the requirement that:

(a) if as of the date of any MLP Transfer the Aggregate Percentage Disposed is between 15% and 30%, (i) the Leverage Ratio for the most recently completed fiscal quarter of the Borrower ending on or prior to such date and the projected Leverage Ratio for the next three consecutive fiscal quarters of the Borrower (in each case, as determined on a Pro Forma Basis after giving effect to such applicable MLP Transfer and excluding Net Proceeds and any projected distributions from the MLP Entity attributable to such MLP Transfer, but after giving effect to any prepayment of the Loans with such Net Proceeds) shall be less than 2.25 to 1.00 and (ii) the total aggregate outstanding Loans plus the total aggregate available unused Commitments taken as a whole shall be less than 4.00x EBITDA for the most recently ended four quarter period for which financial statements have been delivered pursuant to this Agreement; or

(b) if as of the date of any MLP Transfer the Aggregate Percentage Disposed is greater than 30%, (i) the Borrower shall prepay the Term Loans in an amount such that the remaining aggregate outstanding principal amount of the Term Loans is not more than 50% of EBITDA for the most recently ended four quarter period for which financial statements have been delivered pursuant to this Agreement after giving pro forma effect to such MLP Transfer, (ii) the Leverage Ratio for the most recently completed fiscal quarter of the Borrower ending on or prior to such date and the projected Leverage Ratio for the next three consecutive fiscal quarters of the Borrower (in each case, as determined on a Pro Forma Basis in respect of such MLP Transfer and excluding Net Proceeds and any projected distributions from the MLP Entity attributable to such applicable MLP Transfer and after giving effect to the required prepayment of the Term Loans) shall be less than 2.00 to 1.00, (iii) the total aggregate outstanding Loans plus the total aggregate available unused Commitments taken as a whole shall be less than 4.00x EBITDA for the most recently ended four quarter period for which financial statements have been delivered pursuant to this Agreement after giving pro forma effect to such applicable MLP Transfer and (iv) the maximum Leverage Ratio in respect of any period thereafter for purposes of Section 6.10 hereof shall be 3.75 to 1.00.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Property” shall mean all Real Property required hereunder to be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered on the Closing Date pursuant to Section 4.02 and the Collateral and Guarantee Requirement or after the Closing Date pursuant to Section 5.10 and the Collateral and Guarantee Requirement, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Property, each in form and substance reasonably satisfactory to the Collateral Agent, including all such changes as may be required to account for local law matters.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or any Restricted Subsidiary of the Borrower (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) to any Person of any asset or assets of the Borrower or any such Subsidiary of the Borrower (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (h), (i), or (j)) net of (i) attorneys’ fees, accountants’ fees, advisors’ fees, consultants’ fees, investment banking fees, sales commissions, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto) and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction provided, that upon termination of any such reserve, Net Proceeds are increased by the amount of funds from such reserve that are released to the Borrower or its applicable Restricted Subsidiary, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, and (ii) Taxes paid or payable as a result thereof; provided that, if no Event of Default exists and the Borrower has delivered a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business or otherwise invest in the business of the Borrower and its Restricted Subsidiaries, or make investments pursuant to Section 6.04(j), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds, except to the extent (1) not so used within such 12-month period or (2) not contracted to be used within such 12-month period and not thereafter used within 90 days following such 12-month period ; provided, further, that (x) no proceeds realized in a single transaction or series of related transactions of less than U.S.$5.0 million shall constitute Net Proceeds and (y) aggregate proceeds of U.S.$10.0 million in each fiscal year shall not constitute Net Proceeds, and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any other Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including attorneys’ fees, accountants’ fees, advisors’ fees, consultants’ fees and investment banking fees), commissions (including commissions and discounts offered to underwriters), costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Affiliates shall be disregarded.

“NGA” shall have the meaning assigned to such term in Section 3.08(b).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Recourse Debt” shall mean Indebtedness (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders of such Indebtedness have been notified in writing that they will not have any recourse to the Equity Interests or other Property of the Borrower or its Restricted Subsidiaries.

“Obligations” shall mean all amounts owing to any of the Agents, any Issuing Bank, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document, or to any Cash Management Bank or Specified Swap Counterparty pursuant to the terms of any Secured Cash Management Agreement or Secured Swap Agreement, respectively, or pursuant to the terms of any Guarantee thereof, including, without limitation, with respect to any Loan, Revolving Letter of Credit,

Secured Cash Management Agreement or Secured Swap Agreement, together with the due and punctual performance of all other obligations of the Borrower and the other Loan Parties under or pursuant to the terms of this Agreement, the other Loan Documents, any Secured Cash Management Agreement and any Secured Swap Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offeror” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Original Guarantors” shall mean the guarantors set out in Schedule 1.01.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Annex I to the Collateral Agreement or any other form approved by the Collateral Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person, other than such acquisition of, or of the assets or Equity Interests of, any Loan Party, if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer, (b) such acquired Person, division or line of business of a Person is, or is engaged in, any business or business activity conducted by the Borrower and its Subsidiaries on the Closing Date, Midstream Activities and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and (c) immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; and (iii) (A) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries, and, if the total consideration in respect of such acquisition exceeds U.S.$10.0 million, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary of the Borrower shall not be liable for any Indebtedness (except for Excluded Indebtedness).

“Permitted Encumbrances” shall mean with respect to each Real Property, Midstream Asset and Midstream Asset Real Property Interest, those Liens and other encumbrances permitted by paragraphs (b), (c), (d), (e), (h), (i), (k), (m), (r), (t), (v), (w), (x), (y), (z), (aa), (bb), (ee) or (gg) of Section 6.02.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of U.S.$250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S.$500.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year.

“Permitted Lien” shall mean any Lien permitted to be incurred under Section 6.02.

“Permitted Refinancing Indebtedness” shall mean, (a) with respect to SemMexico, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) and (b) with respect to any other Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to Refinance the Indebtedness being Refinanced (or previous refnancings thereof constituting Permitted Refinancing Indebtedness); provided that, in the case of this clause (b), (i) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Permitted Refinancing

Indebtedness, with the covenants contained in Section 6.10 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries, (ii) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest, breakage costs and premium thereon and customary fees and expenses) (provided that this clause (ii) shall not be applicable in the case of any Indebtedness being Refinanced by SemLogistics), (iii) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (v) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced, and (vi) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Plan” shall mean with respect to any Person resident in the United States, any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and in respect of which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plans of Reorganization” shall mean, collectively, (i) the plan of arrangement and reorganization for SemCAMS, dated July 24, 2009, as amended, (ii) the plan of arrangement and reorganization for SemCanada Company dated July 24, 2009, as amended, (iii) the consolidated plan of distribution for SemCanada Energy Company, A.E. Sharp Ltd. and CEG Energy Options, Inc., dated July 24, 2009, as amended, in each case under the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36, and (iv) that certain Fourth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code (including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules thereto).

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledge Agreement” shall mean the Pledge Agreement, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit I, among the General Partner and the Collateral Agent.

“Pledged Accounts” shall mean any Commodity Accounts, Deposit Accounts or Securities Accounts of any Loan Party in which any cash or Permitted Investments have been deposited pursuant to Section 6.02(l).

“Pledged Collateral”, with respect to particular Collateral, shall have the meaning assigned to such term in the Collateral Agreement applicable to such Collateral.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prior Liens” shall mean those Liens and other encumbrances permitted by paragraphs (a), (c), (d), (e), (f), (i), (j), (n), (o), (p), (q), (r), (dd), (ee) or (gg) of Section 6.02; provided that with licenses permitted under paragraphs (q) or (ee) of Section 6.02 shall be deemed “Prior Liens” solely to the extent that such licenses are non-exclusive.

“Pro Forma Basis” shall mean, as to any Person, for any events as described in clauses (a) and (b) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(a) in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, unless the context otherwise requires, occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition or Asset Disposition is consummated); and

(b) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period, (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (z) with respect to distributions made pursuant to Section 6.06(d), pro forma effect shall be given to the decrease in cash and Permitted Investments resulting from such distributions.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that the Borrower delivers to the Administrative Agent (i) a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Projections” shall mean the projections of the Borrower and its Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries prior to the Closing Date.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“PUHCA” shall mean the Public Utility Holding Company Act of 2005 and regulations thereunder.

“Qualifying Bids” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Real Property” shall mean, collectively, all right, title and interest of the Borrower or any other Loan Party in and to any and all parcels of real property owned or leased by the Borrower or any other Loan Party together with all Improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reply Amount” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Reply Discount” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having (a) any Term Loan A Loans outstanding, (b) any Term Loan B Loans outstanding, (c) Revolving Facility Credit Exposure and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of all (i) Term Loan A Loans outstanding, (ii) Term Loan B Loans outstanding, (iii) Revolving Facility Credit Exposure, and (iv) the total Available Unused Commitments at such time. The Loans, Revolving Facility Credit Exposure and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Subsidiary” shall mean all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Return Bid” shall have the meaning assigned to such term in the definition of “Dutch Auction.”

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Eurodollar Loans and ABR Loans pursuant to Section 2.01(c) representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Revolving Facility Commitments on the Closing Date is U.S.$325.0 million. To the extent applicable, Revolving Facility Commitments shall include the Incremental Commitments of any Incremental Lender in respect of Revolving Facility Loans.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time and (b) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (b) such Revolving Facility Lender’s Revolving Facility Percentage of the Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans (including any applicable Incremental Lender).

“Revolving Facility Loan” shall mean a loan made to the Borrower by a Revolving Facility Lender pursuant to Section 2.01(c) or an Incremental Lender pursuant to Section 2.20. Each Revolving Facility Loan shall be a Eurodollar Loan or an ABR Loan.

“Revolving Facility Maturity Date” shall mean the earlier of (a) the fifth anniversary of the Closing Date and (b) the date on which the entire outstanding principal amount of the Revolving Facility Loans, with all unpaid interest, fees, charges and costs, shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Revolving Letters of Credit pursuant to Section 2.05, as such commitment may be (a) ratably reduced from time to time upon any reduction in the Revolving Facility Commitments to an amount less than the aggregate Revolving L/C Commitments pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (x) an agreement with the Borrower or (y) assignments by or to such Issuing Bank under Section 9.04. The amount of each Issuing Banks’ Revolving L/C Commitment as of the Closing Date is set forth in Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Issuing Bank shall have assumed its Revolving L/C Commitment, as applicable. The aggregate amount of the Revolving L/C Commitments of the Issuing Banks on the Closing Date is U.S.$250.0 million (the “Revolving L/C Sublimit”).

“Revolving L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by an Issuing Bank pursuant to a Revolving Letter of Credit upon or following the reinstatement of such Revolving Letter of Credit.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the U.S. Dollar Equivalent of the aggregate undrawn amount of all Revolving Letters of Credit outstanding at such time and (b) the U.S. Dollar Equivalent of the aggregate principal amount of all Revolving L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“Revolving L/C Participation Fees” shall have the meaning set forth in Section 2.12(b).

“Revolving L/C Reimbursement Obligation” shall mean the Borrower’s obligation to repay Revolving L/C Disbursements as provided in Sections 2.05(e) and (f).

“Revolving L/C Sublimit” shall have the meaning assigned to such term in the definition of “Revolving L/C Commitment”.

“Revolving Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“Risk Management Policy” shall mean that certain Comprehensive Risk Management Policy, Version 2, of the Borrower and its Subsidiaries dated May 31, 2011 (as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement).

“Risk Management Policy Amendments” shall have the meaning assigned to such term in Section 6.09(b).

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctions” shall have the meaning assigned to such term in Section 3.22.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall have the meaning ascribed to such term in the Collateral Agreement and collectively shall mean all such parties.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Swap Agreement” shall mean any Swap Agreement permitted under this Agreement that is entered into by and between the Borrower and any Specified Swap Counterparty.

“Securities Account” shall have the meaning assigned to such term in Section 8-501 of the UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Account Control Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement or Section 5.10.

“SemCAMS” shall mean SemCAMS ULC, a Nova Scotia unlimited company.

“SemCanada Company” shall mean SemCanada Crude Company, a Nova Scotia unlimited company.

“SemEuro” shall mean SemEuro Limited, a company organized under the laws of England and Wales.

“SemLogistics” shall mean SemLogistics Milford Haven Limited, a company organized under the laws of England and Wales.

“SemLogistics Facility” shall mean that certain Term and Revolving Facilities Agreement dated as of December 22, 2010 (as amended, restated, supplemented or otherwise modified from time to time) between, among others, SemLogistics, The Royal Bank of Scotland plc, Clydesdale Bank plc and Lloyds TSB Bank plc, as lead arrangers, the financial institutions party thereto, The Royal Bank of Scotland plc, as agent, security trustee and issuing bank.

“SemMexico” shall mean SemMexico Materials HC S. de R.L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable organized under the laws of the United Mexican States.

“SemStream AZ” shall mean SemStream Arizona Propane, L.L.C., a Delaware limited liability company.

“Specified Swap Counterparty” shall mean any Person that, at the time it enters into a Swap Agreement, is a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger, in its capacity as a party to such Swap Agreement and, in the case of a Specified Swap Counterparty that is a counterparty to a Secured Swap Agreement relating to commodities, has executed a Swap Collateral Sharing Acknowledgment with respect to any Secured Swap Agreement of such counterparty relating to commodities.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent, any Lender or any Issuing Bank (including any branch, Affiliate or other fronting office making or holding a Loan or issuing a Revolving Letter of Credit) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent, any Lender or any Issuing Bank under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Loan Party” shall mean each direct or indirect Wholly Owned Subsidiary of the Borrower that (a) (i) is a Domestic Subsidiary and (ii) is a Material Subsidiary, and is not an Unrestricted Subsidiary or a Subsidiary whose guarantee of the Obligations is prohibited under Section 9.21 or (b) at the option of the Borrower executes and delivers the Collateral Agreement and otherwise satisfies the Collateral and Guarantee Requirement.

“Supplemental Collateral Agent” shall have the meaning assigned to such term in Section 8.13(a).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Collateral Sharing Acknowledgment” shall mean an agreement entered into among the Borrower (or other applicable Loan Party), the Collateral Agent and a Specified Swap Counterparty specifying the maximum aggregate amount that such Specified Swap Counterparty is entitled to receive on a pari passu basis with the principal of the Loans pursuant to Section 9.23(d) with respect to its Secured Swap Agreements related to commodities (as such agreement may be modified from time to time in a writing executed by the applicable Loan Party and the relevant Specified Swap Counterparty and delivered to the Collateral Agent), provided that the aggregate amount that may be specified in all such Swap Collateral Sharing Acknowledgements executed by the Borrower or any such Loan Party, the Collateral Agent and all Specified Swap Counterparties shall not at any time exceed U.S.$75 million.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan” shall mean a Term Loan A Loan, a Term Loan B Loan or an Incremental Term Loan, as applicable.

“Term Loan A Commitments” shall mean, relative to any Term Loan A Lender, such Lender’s obligation to make Term Loan A Loans pursuant to Section 2.01(a), expressed as a Dollar amount representing the maximum aggregate permitted amount of such Lender’s Term Loan A Loans hereunder. The initial Dollar amount of each Lender’s Term Loan A Commitment is set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan A Commitment, as applicable. The aggregate amount of the Term Loan A Commitments of all Lenders as of the Closing Date is U.S.$75.0 million.

“Term Loan A Facility” shall mean the Term Loan A Commitments and the Term Loan A Loans made hereunder.

“Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Term Loan A Lender” shall mean a Lender with a Term Loan A Commitment or with outstanding Term Loan A Loans.

“Term Loan A Maturity Date” shall mean the earlier of (a) the fifth anniversary of the Closing Date and (b) the date on which the entire outstanding principal amount of the Term Loan A Loans, together with all unpaid interest, fees, charges and costs, shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan B Commitments” shall mean, relative to any Term Loan B Lender, such Lender’s obligation to make Term Loan B Loans pursuant to Section 2.01(b), expressed as a Dollar amount representing the maximum aggregate permitted amount of such Lender’s Term Loan B Loans hereunder. The initial Dollar amount of each Lender’s Term Loan B Commitment is set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan B Commitment, as applicable. The aggregate amount of the Term Loan B Commitments of all Lenders as of the Closing Date is U.S.$200.0 million.

“Term Loan B Facility” shall mean the Term Loan B Commitments and the Term Loan B Loans made hereunder.

“Term Loan B Facility Co-Documentation Agents” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Term Loan B Facility Co-Syndication Agents” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Term Loan B Lender” shall mean a Lender with a Term Loan B Commitment or with outstanding Term Loan B Loans.

“Term Loan B Maturity Date” shall mean the earlier of (a) the seventh anniversary of the Closing Date and (b) the date on which the entire outstanding principal amount of the Term Loan B Loans, together with all unpaid interest, fees, charges and costs, shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan A Loans” shall have the meaning assigned to such term in Section 2.01(a).

“Term Loan B Loans” shall have the meaning assigned to such term in Section 2.01(b).

“Term Loan Lender” shall mean a Term Loan A Lender or a Term Loan B Lender.

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Transactions” shall mean, collectively, the transactions to occur on, prior to or immediately after the Closing Date pursuant to the Loan Documents, including (a) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (b) the refinancing of the Existing Credit Facilities; and (c) the payment of all fees and expenses owing in connection with the foregoing.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurodollar Rate and the Alternate Base Rate.

“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“Unrestricted Investments” shall mean the net investment of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary.

“Unrestricted Subsidiary” shall mean (i) SemStream AZ, (ii) SemMexico and its subsidiaries, (iii) White Cliffs, (iv) upon its formation, its acquisition or its merger, consolidation or amalgamation into a Subsidiary of the Borrower or any of its Subsidiaries, the MLP Entity, (v) the General Partner (subject to the requirements of Section 5.10(f) and the Collateral and Guarantee Requirement and the restrictions set forth in Sections 6.01 and 6.02) and (vi) any direct or indirect Subsidiary of the Borrower:

(a) that has not received, is not intended to receive, and is not receiving any portion of the proceeds of any Loan except as permitted by Section 6.04 and on whose behalf no Revolving Letter of Credit has been or is intended to be issued,

(b) that is designated by the Borrower as an Unrestricted Subsidiary in a written notice provided to the Administrative Agent, which such notice includes a certification by a Responsible Officer that such proposed Unrestricted Subsidiary complies with all requirements set forth in this definition and provides appropriate evidence demonstrating such compliance,

(c) that has no Indebtedness other than Non-Recourse Debt,

(d) that, except as permitted by Section 6.07, is not party to any transaction with the Borrower or any Restricted Subsidiary,

(e) neither the Borrower nor any Restricted Subsidiary has or would have any direct or indirect obligation for any obligation or liability of such Unrestricted Subsidiary except for any guarantee permitted by each of Sections 6.01 and 6.04, and neither the Borrower nor any Restricted Subsidiary is required to maintain or preserve such Unrestricted Subsidiary’s financial condition or to cause such Person to achieve any specified levels of operating results,

(f) that either is subject to customary separateness covenants and/or corresponding provisions in its organizational documents, or is not engaged in any material business; provided, that no such Subsidiary shall be required to have, and such covenants shall not include, the obligation to appoint, any independent directors, and

(g) that has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary ceases to comply with the requirements set forth in this definition, it shall immediately thereupon be deemed to be a Restricted Subsidiary for all purposes of this Agreement and the other Loan Documents, including that any Indebtedness of such Subsidiary will be deemed to have been incurred by a Restricted Subsidiary of the Borrower as of such date. The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower in an amount equal to the outstanding Indebtedness of such Unrestricted Subsidiary on such date of designation and such designation will only be permitted if (i) such Indebtedness is Permitted Indebtedness pursuant to Section 6.01, and (ii) no Default or Event of Default would be in existence upon such designation. On the date of any such designation of an Unrestricted Subsidiary as a Restricted Subsidiary, to the extent that the Collateral and Guarantee Requirement requires such redesignated Subsidiary to take certain actions or enter into certain documents, such redesignated Subsidiary shall so comply.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Dollar Equivalent” shall mean at any time, (a) as to any amount denominated in U.S. Dollars, the amount thereof at such time, and (b) as to any amount denominated in Canadian Dollars, the equivalent amount in U.S. Dollars as determined on the basis of the Exchange Rate for the purchase of U.S. Dollars with Canadian Dollars as of the most recent Calculation Date.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“U.S.A. PATRIOT Act” shall have the meaning assigned to such term in Section 3.08(a).

“White Cliffs” shall mean White Cliffs Pipeline, L.L.C., a Delaware limited liability company.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in writing between the Administrative Agent and the Borrower. Any change after the Closing Date in the accounting for lease transactions under GAAP will be disregarded for purposes of calculating Capital Lease Obligations, computing the financial covenants and determining compliance with any other covenant under the Loan Documents.

ARTICLE II.

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Term Loan A Lender agrees to make term loans to the Borrower on the Closing Date (the “Term Loan A Loans”) in U.S. Dollars in an aggregate principal amount equal to such Term Loan A Lender’s respective Term Loan A Commitment. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be re-borrowed. Each Lender’s Term Loan A Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan A Commitment on such date. The Borrower may make only one borrowing under the Term Loan A Facility, which shall be on the Closing Date.

(b) Subject to the terms and conditions set forth herein, each Term Loan B Lender agrees to make term loans to the Borrower on the Closing Date (the “Term Loan B Loans”) in U.S. Dollars in an aggregate principal amount equal to such Term Loan B Lender’s respective Term Loan B Commitment. Any amount borrowed under this Section 2.01(b) and subsequently repaid or prepaid may not be re-borrowed. Each Lender’s Term Loan B Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan B Commitment on such date. The Borrower may make only one borrowing under the Term Loan B Facility, which shall be on the Closing Date.

(c) Subject to the terms and conditions set forth herein, each Revolving Facility Lender agrees to make revolving loans (the “Revolving Facility Loans”) in U.S. Dollars to the Borrower, in each case from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Facility Lender’s Revolving Facility Credit Exposure exceeding such Revolving Facility Lender’s Revolving Facility Commitment and (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

Section 2.02 Loans and Borrowings. (a) Each Loan to the Borrower shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing for any Class of Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitment or that is required to finance the reimbursement of a Revolving L/C Disbursement as contemplated by Section 2.05(e). At the time that each ABR Borrowing by the Borrower is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitment or that is required to finance the reimbursement of a Revolving L/C Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Interest Periods in respect of Borrowings outstanding under the all Facilities.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Borrowing consisting of Eurodollar Loans, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Borrowing consisting of ABR Loans, not later than 10:30 a.m., New York City time, the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly (but in any event on the same day) by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is a Term Borrowing (which Term Borrowing may only be made on the Closing Date or pursuant to the Incremental Commitments, if any) or a Revolving Facility Borrowing;

(b) the aggregate amount of the requested Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Borrowing consisting of a Eurodollar Loan, the initial Interest Period to be applicable thereto; and

(f) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [Reserved]

Section 2.05 Revolving Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Revolving Letters of Credit as Domestic L/Cs, which shall be denominated in U.S. Dollars, or Foreign L/Cs, which shall be denominated in Canadian Dollars, for its own account or on behalf of any other Loan Party or SemCAMS (provided that any Revolving Letters of Credit requested by the Borrower on behalf of SemCAMS shall not exceed at any time outstanding an aggregate face amount of U.S.$10 million) in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five (5) Business Days prior to the Revolving Facility Maturity Date; provided that, the U.S. Dollar Equivalent aggregate face amount of any Revolving Letters of Credit issued on the Closing Date or outstanding at any time shall not exceed the Revolving L/C Sublimit and the U.S. Dollar Equivalent aggregate face amount of any Foreign L/Cs issued on the Closing Date or outstanding at any time shall not exceed the Foreign L/C Sublimit, provided further that, the U.S. Dollar Equivalent aggregate face amount of any Revolving Letters of Credit outstanding at any time together with the aggregate principal amount of any Revolving Facility Loans outstanding at any time, shall not exceed U.S.$325.0 million (subject to any increase in accordance with Section 2.20 or decrease in accordance with Sections 2.08 and 2.11). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Revolving Letter of Credit, the terms and conditions of this Agreement shall control. Except as otherwise provided herein, at any time, the amount deemed outstanding under each Foreign L/C, and the amount of the Revolving L/C Reimbursement Obligation for any Revolving L/C Disbursement of an Issuing Bank in connection with such Foreign L/C, shall be the U.S. Dollar Equivalent of such Revolving L/C Disbursement, as determined on the most recent Calculation Date.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Revolving Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Revolving Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Domestic L/C or a Foreign L/C, or identifying the Revolving Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Revolving Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Revolving Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Revolving Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Revolving Letter of Credit. A Revolving Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Revolving Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (ii) the aggregate available amount of all Revolving Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Revolving L/C Commitment.

(c) Expiration Date. Each Revolving Letter of Credit shall expire at or prior to the close of business on the earlier of (A) unless the applicable Issuing Bank agrees to a later expiration date, the date one (1) year after the date of the issuance of such Revolving Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Facility Maturity Date; provided that any Revolving Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods, provided that no Default or Event of Default has occurred and is continuing (which, in no event, shall extend beyond the date referred to in clause (B) of this paragraph (c).

(d) Participations. By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Revolving Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the U.S. Dollar Equivalent aggregate amount available to be drawn under such Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in U.S. Dollars such Revolving Facility Lender’s Revolving Facility Percentage of the U.S. Dollar Equivalent (determined as of the date on which the applicable Revolving L/C Disbursement was made by such Issuing Bank) of each Revolving L/C Disbursement made by such Issuing Bank not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any Revolving L/C Disbursement in respect of a Revolving Letter of Credit, the Borrower shall reimburse such Revolving L/C Disbursement by paying to the Administrative Agent an amount equal to the U.S. Dollar Equivalent of such Revolving L/C Disbursement in U.S. Dollars, not later than 3:00 p.m., New York City time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such Revolving L/C Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Facility ABR Loan or a Revolving Facility Eurodollar Loan in an equivalent amount, and, in each case to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan or Borrowing, as applicable; provided that in the case of any Revolving Facility Loan that is a Eurodollar Loan, such request must be made three (3) Business Days prior to such refinancing in accordance with Section 2.03. If the Borrower fails to reimburse any Revolving L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable Revolving L/C Disbursement, the payment then due from the Borrower and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in U.S. Dollars its Revolving Facility Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in U.S. Dollars the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any Revolving L/C Disbursement (other than the funding of a Revolving Facility ABR Loan or a Revolving Facility Eurodollar Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Revolving L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse Revolving L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Revolving Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Revolving Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Revolving Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Revolving Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Revolving Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Revolving Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, indirect, special or punative damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the

Borrower that are determined by a court having jurisdiction to have been caused by (A) such Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Revolving Letter of Credit comply with the terms thereof or (B) such Issuing Bank’s refusal to issue a Revolving Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised reasonable care in each such determination and each refusal to issue a Revolving Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Revolving Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Revolving Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Revolving Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a Revolving L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such Revolving L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any Revolving L/C Disbursement, then, unless the Borrower shall reimburse such Revolving L/C Disbursement in full on the date such Revolving L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Revolving L/C Disbursement is made to but excluding the date that the Borrower reimburses such Revolving L/C Disbursement, at the rate per annum equal to the rate per annum then applicable to Revolving Facility ABR Loans; provided that, if such Revolving L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Revolving Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Revolving Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Revolving Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or 7.01(i), as provided in the following proviso or (ii) in the case of any other Event of Default, on the third Business Day following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent (or an account in the name of the Administrative Agent with another institution designated by the Administrative Agent), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in U.S. Dollars equal to the Revolving L/C Exposure in respect of the Borrower as of such date plus any accrued and unpaid interest thereon plus any additional amounts required from time to time in order that the amount on deposit is not less than the U.S. Dollar Equivalent of all Foreign L/Cs; provided that, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in U.S. Dollars, without demand or other notice of any kind. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the Borrower hereby grants to the Administrative Agent and its bailees for the benefit of the Administrative Agent, each Issuing Bank and the Lenders a security interest in such deposits (including all interest thereon and all proceeds thereof) and any deposit or securities accounts in which such deposits are held to secure the repayment of the Obligations under and in connection with the Revolving Letters of Credit and all other Obligations. The Administrative Agent shall control, including the exclusive right of withdrawal, such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (A) for so long as an Event of Default shall be continuing, the Administrative Agent and (B) at any other time, the Borrower, in each case, in term deposits constituting Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for the U.S. Dollar Equivalent of Revolving L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Revolving L/C Reimbursement Obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans to the Borrower has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount together with interest thereon (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate additional Lenders that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Reporting. Each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof, (ii) provide the Administrative Agent with a copy of the Revolving Letter of Credit, or the amendment, renewal or extension of the Revolving Letter of Credit, as applicable, on the Business Day on which such Issuing Bank issues, amends, renews or extends any Revolving Letter of Credit, (iii) on each Business Day on which such Issuing Bank makes any Revolving L/C Disbursement, advise the Administrative Agent of the date of such Revolving L/C Disbursement and the U.S. Dollar Equivalent of the amount of such Revolving L/C Disbursement and, in the case of a Revolving L/C Disbursement in respect of a Foreign L/C, the Canadian Dollar amount of such Revolving L/C Disbursement and (iv) on any other Business Day, furnish the Administrative Agent with such other information as the Administrative Agent shall reasonably request. If requested by any Revolving Facility Lender, the Administrative Agent shall provide copies to such Revolving Facility Lender of the documents referred to in clause (ii) of the preceding sentence.

(m) Existing Letters of Credit. The parties hereto acknowledge and agree that all Existing Letters of Credit are deemed to be issued under this Agreement by the applicable Issuing Bank at the request of the Borrower and shall constitute Revolving Letters of Credit hereunder for all purposes (including Section 2.05(d) and Section 2.05(e)), and no notice requesting issuance thereof shall be required hereunder. Each reference herein to the issuance of a Revolving Letter of Credit shall include any such deemed issuance. All fees accrued on the Existing Letters of Credit to but excluding the Closing Date shall be for the account of the applicable “Issuing Bank” and the “Lenders” (as those terms are used in the Existing Credit Agreement) as provided in the Existing Credit Agreement, and all fees accruing on the Existing Letters of Credit on and after the Closing Date shall be for the account of the applicable Issuing Bank thereof and the Lenders as provided herein. For the avoidance of doubt, no Issuing Bank that has issued Existing Letters of Credit pursuant to this Section 2.05(m) shall be required to renew or extend any such Existing Letters of Credit or issue any additional Revolving Letters of Credit until such time that such Issuing Bank’s Revolving L/C Exposure is no greater than its pro rata portion of the Revolving L/C Sublimit as among all Issuing Banks.

(n) Determination of Exchange Rate. On each Calculation Date, with respect to each outstanding Revolving L/C Reimbursement Obligation in respect of a Foreign L/C, the applicable Issuing Bank shall determine the Exchange Rate as of such Calculation Date and shall promptly notify the Administrative Agent and the Borrower thereof and of the U.S. Dollar Equivalent of all Revolving L/C Reimbursement Obligations outstanding on such Calculation Date in respect of Foreign L/Cs. The Exchange Rate so determined shall become effective on each Calculation Date and shall remain effective until the next succeeding Calculation Date.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it to the Borrower hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or, in the case of Incremental Loans, such other time as shall be agreed to by the Incremental Lenders), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account of the Borrower as is designated by the Borrower in the Borrowing Request; provided that Revolving Facility ABR Loans made to finance the reimbursement of a Revolving L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Class and Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to each Class and with respect to different portions of the affected Borrowing within each Class, in which case each such portion shall be allocated ratably among the Lenders of the applicable Class holding the Loans of the applicable Class comprising such Borrowing, and the Loans comprising each such portion of such Class shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but in any event on the same day) by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Class and Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to one of its Eurodollar Borrowings prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have converted such Borrowing to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders of a Class (unless such Event of Default is an Event of Default under Section 7.01(h) or (i), in which case no such request shall be required), so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing with respect to such Class may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Loan A Commitments and the Term Loan B Commitments shall terminate as provided in Sections 2.01(a) and (b), as applicable, and (ii) the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments shall be in an amount that is an integral multiple of U.S.$500,000 and not less than U.S.$2.0 million (or, if less, the remaining amount of the Revolving Facility Commitments), and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans by the Borrower in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the successful closing of a disposition or acquisition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Facility Commitments shall be permanent. Each reduction of the Revolving Facility Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Facility Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Term Loan A Lender the then unpaid principal amount of each Term Loan A Loans of such Lender to the Borrower on such dates and in such amounts as provided in Section 2.10(a), and (iii) to the Administrative Agent for the account of each Term Loan B Lender the then unpaid principal amount of each Term Loan B Loans of such Lender to the Borrower on such dates and in such amounts as provided in Section 2.10(b).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10 Repayment of Loans. (a) The principal amounts of the Term Loan A Loans shall be repaid in consecutive quarterly installments based on the percentage of the initial principal amount (plus any additional principal amount of Incremental Term Loans that are Term Loan A Loans) in an aggregate amount set forth below on the dates set forth below, commencing on September 30, 2011:

Installment Date	Term Loan A Loans Installments
September 30, 2011	1.25%
December 31, 2011	1.25%
March 31, 2012	1.25%
June 30, 2012	1.25%
September 30, 2012	1.75%
December 31, 2012	1.75%
March 31, 2013	1.75%
June 30, 2013	1.75%
September 30, 2013	2.50%
December 31, 2013	2.50%
March 31, 2014	2.50%
June 30, 2014	2.50%
September 30, 2014	3.75%
December 31, 2014	3.75%
March 31, 2015	3.75%
June 30, 2015	3.75%
September 30, 2015	7.50%
December 31, 2015	7.50%
March 31, 2016	7.50%
Term Loan A Maturity Date	Remainder

(b) The principal amounts of the Term Loan B Loans shall be repaid in consecutive quarterly installments on each March 31, June 30, September 30 and December 31 of each year commencing on September 30, 2011, in an aggregate amount on each such date equal to 0.25% of the aggregate initial principal amount (plus any additional principal amount of Incremental Term Loans that are Term Loan B Loans) of Term Loan B Loans outstanding on the Closing Date, with all remaining principal amounts of the Term Loan B Loans payable on the Term Loan B Maturity Date.

(c) Notwithstanding the foregoing, (i) such installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loan A Loans or the Term Loan B Loans, as the case may be, in accordance with Section 2.11; and (ii) the Term Loan A Loans and the Term Loan B Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan A Maturity Date and the Term Loan B Maturity Date, respectively.

(d) To the extent not previously paid, all Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date.

(e)(x) all Net Proceeds and Insurance Proceeds pursuant to Section 2.11(c)(i) and Excess Cash Flow pursuant to Section 2.11(e) shall be applied (i) first, ratably among the Term Loan A Lenders and the Term Loan B Lenders pro rata based on the outstanding amount of Loans under each such Facility to prepay Term Loans in direct order of maturity to all amortization payments in respect of the Term Loans due in the immediately succeeding 12-month period from the date of such prepayment, and if any such Net Proceeds remain after such payment, then on a pro rata basis to the remaining amortization payments in respect of the Term Loans and (ii) second, if any excess Net Proceeds remain after prepaying all Term Loans then outstanding, applied ratably among the Revolving Facility Lenders to prepay any Revolving Facility Loans then outstanding, (y) any optional prepayments of the Term Loans or the Revolving Facility Loans pursuant to Section 2.11(a) shall be applied ratably among the relevant Lenders under the Term Loans or the Revolving Facility Loans, as applicable, as directed by the Borrower and (z) any prepayment of the Term Loans pursuant to Section 2.11(c)(ii) shall be applied in accordance with subclause (i) of Section 2.10(e)(x) without giving effect to subclause (ii) thereof.

(f) Prior to any repayment of any Borrowing, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than (i) 12:00 pm New York City time, in the case of any ABR Loan, on the day of such repayment and (ii) 2:00 p.m., New York City time, in the case of any Eurodollar Loan, at least three (3) Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right (i) at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to the proviso in this Section 2.11(a) and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(f); provided, however, that in the event that all or any portion of the Term Loan B Loans are refinanced with another term loan facility with reduced interest rates or repriced at a lower interest rate, in each case, prior to the first anniversary of the Closing Date, the Borrower shall pay a premium in respect of the Term Loan B Loans refinanced or repriced in an amount equal to 1.00% of the principal amount prepaid or repriced and (ii) to repay the Loans pursuant to Section 9.04(e), which shall constitute an optional prepayment under this Section 2.11(a).

(b) If on any date, the Revolving Facility Credit Exposure exceeds the aggregate Revolving Facility Commitments of the Lenders on such date, the Borrower shall, as soon as practicable and in any event within two (2) Business Days of obtaining knowledge thereof, prepay the outstanding principal amount of any Revolving Facility Loans (and, to the extent after giving effect to such prepayment, the Revolving Facility Credit Exposure still exceeds the aggregate Revolving Facility Commitments of the Lenders, deposit cash collateral in an account with the Administrative Agent (or an account in the name of the Administrative Agent with another institution designated by the Administrative Agent) pursuant to Section 2.05(j)) such that the aggregate amount so prepaid by the Borrower and cash collateral so deposited in an account with the Administrative Agent (or an account in the name of the Administrative Agent with another institution designated by the Administrative Agent) pursuant to Section 2.05(j)) shall be sufficient to reduce such sum to an amount not to exceed the aggregate Revolving Facility Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Revolving Facility Loans prepaid. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Borrower and the Lenders.

(c) The Borrower shall (i) apply all Net Proceeds and all Insurance Proceeds received by it or its Restricted Subsidiaries upon (and in any event within three (3) Business Days of) receipt thereof to prepay the Term Borrowings and/or Revolving Facility Borrowings in accordance with Section 2.10(e) and (ii) prepay the Term Loans as set forth in subclause (i) of clause (b) of the definition of MLP Transfer Requirements upon the date (and in any event within three (3) Business Days) of the applicable MLP Transfer and in accordance with Section 2.10(e).

(d) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by the Borrower pursuant to paragraph (c) of this Section 2.11 at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

(e) Upon receipt of the financial statements to be delivered pursuant to Section 5.04(b) with respect to each quarter ending March 31, commencing with the quarter ending on March 31, 2012, the Borrower shall apply 50% of Excess Cash Flow for the Excess Cash Flow Period (or 25% of Excess Cash Flow if the Leverage Ratio for such Excess Cash Flow Period is less than 2.00:1.00 and 0%

of Excess Cash Flow if the Leverage Ratio for such Excess Cash Flow Period is less than 1.00:1.00x) to make a mandatory prepayment of the Term Loans (to be applied as set forth in Section 2.10(e)). On the date of delivery of financial statements for a quarter ending March 31, the Borrower shall deliver to the Administrative Agent a certificate pursuant to Section 5.04(c) that sets forth in reasonable detail the calculation of Excess Cash Flow for the Excess Cash Flow Period. For purposes of this clause (e), the principal amount of any optional prepayment of Loans made in connection with a Loan repayment pursuant to Section 9.04(e) shall be deemed to equal to the aggregate amount actually paid by the Offeror to repay such Loan and not the actual principal amount of the Loan so repaid.

(f) In the event of any termination of all of the Revolving Facility Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Facility Loans and terminate all its outstanding Revolving Letters of Credit and/or cash collateralize such Revolving Letters of Credit in accordance with Section 2.05(j). If as a result of any partial reduction of the Revolving Facility Commitments, the aggregate Revolving Facility Exposure would exceed the aggregate Revolving Facility Commitments of all Revolving Facility Lenders after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Facility Loans and/or cash collateralize Revolving Letters of Credit in an amount sufficient to eliminate such excess.

(g)(i) The amount of any Commitment under the Revolving Facility which remains undrawn on the expiry of the Availability Period will be automatically and immediately cancelled in full and (ii) the amount of any Commitment under the Term Loan A Facility or the Term Loan B Facility which remains undrawn at the close of business on the Closing Date will be automatically and immediately cancelled in full.

Section 2.12 Fees. (a) The Borrower agrees to pay to each Revolving Facility Lender, without duplication of any other amounts paid to such Lender (other than any Defaulting Lender), through the Administrative Agent, three (3) Business Days after the last day of March, June, September and December of each year, and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Revolving Facility Lender during the preceding quarter up until the last day of such quarter (or other period commencing with the Closing Date (or the last date on which such fee was paid) and ending with the last day of such quarter or the Revolving Facility Maturity Date or the date on which the last of the Commitments of such Revolving Facility Lender shall be terminated, as applicable) at the rate per annum equal to 0.50%.

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Revolving Facility Lender shall begin to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, three (3) Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (a “Revolving L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed Revolving L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date (or the last date on which such fee was paid) and ending with the last day of such quarter or the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated, as applicable) at the rate per annum equal to the Applicable Margin for Eurodollar Revolving Facility Borrowings effective for each day in such period.

(c) The Borrower from time to time agrees to pay to each Issuing Bank, for its own account, (x) on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Revolving Facility Lenders shall terminate as provided herein, a fronting fee in an amount equal to 0.25% per annum of the U.S. Dollar Equivalent of the daily average stated amount of such Revolving Letter of Credit, in respect of each Revolving Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Revolving Letter of Credit to and including the termination of such Revolving Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Revolving Letter of Credit or any Revolving L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All Revolving L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the administration fee set forth in the Administrative Agent Fee Letter at the times specified therein or such other administration fee as agreed between the Borrower and the Administrative Agent in writing (such fees, the “Administrative Agent Fees”) and to pay all other fees due and payable under the Fee Letter and the Administrative Agent Fee Letter.

(e) All Fees under this Section 2.12 shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Revolving Facility Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, no Fee (absent manifest error in the calculation thereof) shall be refundable under any circumstances.

Section 2.13 Interest. (a) The Borrower shall pay interest on the unpaid principal amount of each ABR Loan for each Class at the Alternate Base Rate plus the Applicable Margin.

(b) The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan for each Class at the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin for such Class.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans for the applicable Class as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Loan, and in the case of (i) Revolving Facility Loans on the Revolving Facility Maturity Date, (ii) in the case of Term Loan A Loans, the Term Loan A Maturity Date and (iii) in the case of Term Loan B Loans, the Term Loan B Maturity Date; provided that (x) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section, and (i) if based on the Alternate Base Rate (if based on the Prime Rate), a year of 365 days or 366 days, as the case may be; or (ii) otherwise, on the basis of a year of 360 days.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing or shall be made as a Borrowing bearing interest at such rate as the Required Lenders shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing.

Section 2.15 Increased Costs (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, FDIC insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any tax, costs, expenses or other condition affecting this Agreement or Loans made by such Lender or any Revolving Letter of Credit or participation therein (including a condition similar to the events described in clause (i) above in the form of a tax, cost or expense) (except in each case for Indemnified Taxes indemnified pursuant to Section 2.17 and Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Revolving Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) (except in each case for Indemnified Taxes indemnified pursuant to Section 2.17 and Excluded Taxes then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered in connection therewith.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by, or participations in Revolving Letters of Credit held by, such Lender, or the Revolving Letters of Credit issued by such Issuing Bank or as a consequence of the Commitments to make any of the foregoing, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered in connection therewith.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party, the Administrative Agent or any other Person acting on behalf of the Administrative Agent in regards to payments hereunder shall be required to deduct Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party, if required to deduct any such Taxes, shall make such deductions and (iii) such Loan Party, if required to deduct any such Taxes, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, without duplicating payments made pursuant to Section 2.17(a), each Loan Party shall pay any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than Indemnified Taxes or Other Taxes resulting from gross negligence or willful misconduct of the Administrative Agent, such Lender or such Issuing Bank) without duplication of any amounts indemnified under Section 2.17(a)) paid by the Administrative Agent or such Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under, or otherwise with respect to, any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that a certificate as to the amount of such payment or liability and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error of the Lender, the Issuing Bank or the Administrative Agent, as applicable.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender or Issuing Bank that is a Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8BEN (claiming the benefits of an applicable income tax treaty), W-8EXP, W-8IMY (together with any required attachments) or Form W-8ECI, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender (with any other required forms attached) claiming complete exemption from or a reduced rate of U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Each Lender or Issuing Bank that is not a Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue

Service Form W-9, properly completed and duly executed by such Lender or Issuing Bank, claiming complete exemption (or otherwise establishing an exemption) from U.S. backup withholding on all payments under this Agreement and the other Loan Documents. Such forms shall be delivered by each Lender or Issuing Bank, to the extent it may lawfully do so, on or before the date it becomes a party to this Agreement (or, in the case of any Participant required to provide such forms, on or before the date such Participant purchases the related participation). In addition, each Lender or Issuing Bank, to the extent it may lawfully do so, shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender or Issuing Bank. Each Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Without limiting the foregoing, any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax otherwise indemnified against by a Loan Party pursuant to this Section 2.17 with respect to payments under any Loan Document shall deliver to the Borrower or the relevant Governmental Authority (with a copy to the Administrative Agent), to the extent such Lender or Issuing Bank is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate; provided that in such Lender’s or Issuing Bank’s judgment such completion, execution or submission would not materially prejudice such Lender or Issuing Bank.

(f) If the Administrative Agent, Lender or Issuing Bank determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Lender or Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Lender or Issuing Bank in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, Lender or Issuing Bank, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, unless such penalties, interest or other charges were imposed as a result of gross negligence or willful misconduct of such Administrative Agent, Lender or Issuing Bank as determined by a court of competent jurisdiction in a final, non-appealable decision) to the Administrative Agent, Lender or Issuing Bank in the event such Administrative Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, Lender or Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g) If a payment hereunder may be subject to U.S. withholding Tax under FATCA, the relevant Lender, Issuing Bank or Administrative Agent shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Borrower or Administrative Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the previous sentence, “FATCA” shall include any amendments to FATCA after the date hereof.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of Revolving L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan or (ii) Revolving L/C Reimbursement Obligations shall in each case be made in U.S. Dollars. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed Revolving L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed Revolving L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Revolving L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in Revolving L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in Revolving L/C Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans or Revolving Facility Loans and participations in Revolving L/C Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans or Revolving Facility Loans and participations in Revolving L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Revolving L/C Disbursements to any assignee or participant, other than to the Borrower or any Loan Party (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then such Loan Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Loan Party shall have received the prior written consent of the Administrative Agent and, solely in the case of an assignment of Revolving Facility Commitments and/or Revolving Facility Loans, each Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Revolving L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Loan Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent and, solely in the case of an assignment of Revolving Facility Commitments and/or Revolving Facility Loans, each Issuing Bank, provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

Section 2.20 Incremental Facilities. (a) At any time following the completion of the syndication of each of the Facilities and indicated by the Joint Lead Arrangers to the Borrower, the Borrower may by written notice to the Administrative Agent elect to request an increase to the existing Commitments of any Class of Loans (each such increase, an “Incremental Revolving Facility Commitment”, an “Incremental Term Facility Commitment”, or generally, an “Incremental Commitment”, as applicable), in an aggregate principal amount, collectively, not to exceed U.S.$125 million and any Borrowing thereunder shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than U.S.$10.0 million and shall be in the form of Term Loan A Loans, Term Loan B Loans or Revolving Facility Loans or a combination of Term Loan A Loans and Revolving Facility Loans (collectively, the “Incremental Loans”). Such notice shall specify the date (an “Increased Amount Date”) on which the Borrower proposes that the Incremental Commitments shall be made available (and, in the case of Incremental Term Loan Commitments, the date the Incremental Term Loans shall be made available and whether such Term Loans shall be Term Loan A Loans or Term Loan B Loans), which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent. The Borrower shall notify the Administrative Agent in writing of the identity of each Lender or other financial institution (which in any event shall not be the Borrower or an Affiliate of the Borrower) reasonably acceptable to the Administrative Agent, and in the case of any Person committing to any Incremental Revolving Facility Commitment, reasonably acceptable to the Issuing Banks (each, an “Incremental Revolving Facility Lender”, an “Incremental Term Lender”, or generally, an “Incremental Lender”, as applicable) to whom the Incremental Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment. Such Incremental Commitments shall become effective as of such Increased Amount Date; and in the case of Incremental Term Facility Commitments, such new Loans in respect thereof (“Incremental Term Loans”) shall be made on such Increased Amount Date, provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Commitments and Incremental Term Loans; (ii) the representations and warranties contained in Article III and the other Loan Documents shall be true and correct in all material respects on and as of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date; (iii) the Incremental Loans shall rank pari passu in right of payment and of security with the Loans; (iv) such Incremental Commitments shall be evidenced by one or more joinder agreements executed and delivered to Administrative Agent by each

Incremental Lender, as applicable, and each shall be recorded in the register, each of which shall be reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 2.17(e); (v) the Borrower shall make any payments required pursuant to Section 2.16 in connection with the provisions of the Incremental Commitments; (vi) the Borrower and its Affiliates shall not be permitted to commit to or participate in any Incremental Commitments or any Incremental Loans; (vii) shall be treated substantially the same as the existing Loans (in each case, including with respect to mandatory and voluntary prepayments); (viii) if the all-in yield (as reasonably determined by the Administrative Agent and the Borrower to be equal to the sum of (A) the margin above the Eurodollar Rate on such Incremental Term Loans, (B) if such Incremental Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so but excluding any arrangement fees not paid to the Lenders thereof generally (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as “OID”), the amount of such OID (based on an assumed four year weighted average life)) and (C) any minimum Alternate Base Rate or Adjusted Eurodollar Rate applicable to such Incremental Term Loans) (the “All-In Yield”) for any Incremental Loan exceeds the then applicable All-In Yield for the Term Loan A Loans, Term Loan B Loans or Revolving Facility Loans, as applicable, by more than 50 basis points (the excess of (A) such All-In Yield for the Incremental Loans over (B) the All-In Yield for the Term Loan A Loans, Term Loan B Loans or Revolving Facility Loans, as applicable, plus 50 basis points being the relevant “Margin Differential”), then each Applicable Margin for the Term Loan A Loans, Term Loan B Loans or Revolving Facility Loans, as applicable, for each adversely affected existing Facility shall automatically be increased by the Margin Differential effective upon the making of the Incremental Loan; and (ix) and except as otherwise provided in this clause (a), the terms and conditions applicable to Incremental Term Loans shall not be materially different from those of the Term Loan A Loans, Term Loan B Loans or Revolving Facility Loans, as applicable; provided that (A) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Term Loan A Maturity Date, the Term Loan B Maturity Date or the Revolving Facility Maturity Date, as applicable, may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term Loan A Maturity Date, the Term Loan B Maturity Date or the Revolving Facility Maturity Date, as applicable, and (B) the Incremental Term Loans may be priced differently than the existing applicable Loans. Each of the parties hereto hereby agrees that, upon the effectiveness of any joinder agreements in connection with any Incremental Commitments as described in the preceding sentence, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments and the Incremental Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments without the consent of any Lender.

(b) On any Increased Amount Date on which Incremental Revolving Facility Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Facility Lenders shall assign to each of the Incremental Revolving Facility Lenders, and each of the Incremental Revolving Facility Lenders shall purchase from each of the existing Revolving Facility Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Revolving Letters of Credit outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Revolving Letters of Credit being held by existing Revolving Facility Lenders and Incremental Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such Incremental Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each Incremental Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each Incremental Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

(c) In the event that any Incremental Commitment is in the form of a Revolving Facility Commitment, a portion of such Incremental Revolving Facility Commitment may be made available for the issuance of Revolving Letters of Credit in an amount not exceeding the proportional amount of the Revolving L/C Sublimit to the aggregate amount of the Revolving Facility Commitments as of such date.

(d) The Incremental Loans shall be used solely for working capital, capital expenditures and other lawful purposes (including the payment of transaction fees and expenses and, in the case of an Incremental Revolving Facility Commitment, for the issuance of Revolving Letters of Credit).

(e) All Incremental Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

(f) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of an Increased Amount Date and, in respect thereof, the Incremental Commitments and the Incremental Lenders.

(g) As a condition precedent to the Borrower’s incurrence of additional Indebtedness pursuant to this Section 2.20, (i) the Borrower shall, and shall cause each Loan Party to, enter into, and deliver to the Administrative Agent and the Collateral Agent, reaffirmations of the guarantees and the security interests and Liens granted by the Loan Parties under the Security Documents in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent and (ii) with respect to any Mortgaged Property, the Borrower shall, and shall cause each Loan Party to, enter into, and deliver to the Administrative Agent and the Collateral Agent, upon the reasonable request of the Administrative Agent and/or the Collateral Agent (x) mortgage modifications or new Mortgages with respect to any Mortgaged Property in each case in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent and (y) all other items reasonably requested by the Collateral Agent that are reasonably necessary to maintain the continuing perfection or priority of the Lien of the Mortgages as security for such Obligations.

Section 2.21 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Borrowings of such Lender to ABR Borrowings on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Facility Commitments of such Defaulting Lender pursuant to Section 2.12(a);

(b) the aggregate principal amount of Loans, Revolving L/C Exposures and Available Unused Commitment of such Defaulting Lender, if applicable, shall not be included in determining whether all Lenders, Required Lenders or affected Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.08); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender, (ii) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (iii) any amendment that reduces the principal amount of, or rate of interest on, or extends the final maturity date of, any Loan made by such Defaulting Lender, shall require the consent of such Defaulting Lender and (iv) notwithstanding anything in this Agreement to the contrary, any amendment to this Section 2.22(b) shall require the consent of all Lenders, including such Defaulting Lender;

(c) if any Revolving L/C Exposure, if applicable, exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Revolving L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages but only to the extent (x) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Facility Commitment and (y) the conditions set forth in Section 4.01 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected as a result of the application of subclause (x) or (y) of clause (i) above, the Borrower shall within five (5) Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Revolving L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such Revolving L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving L/C Exposure pursuant to Section 2.22(c)(ii), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12 with respect to such Defaulting Lender’s Revolving L/C Exposure during the period such Defaulting Lender’s Revolving L/C Exposure is cash collateralized;

(iv) if the Revolving L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.22(c)(i), then the fees payable to the Revolving Facility Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Facility Percentage; and

(v) if any Defaulting Lender’s Revolving L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.22(c)(i) or (ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Facility Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving L/C Commitment that was utilized by such Revolving L/C Exposure) and all Revolving L/C Participation Fees payable under Section 2.12(b) with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to the applicable Issuing Banks until such Revolving L/C exposure is cash collateralized and / or reallocated;

(d) so long as any Revolving Facility Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Revolving Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Facility Commitments of the non-Defaulting Revolving Facility Lenders or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any such newly issued or increased Revolving Letter of Credit shall be allocated among non-Defaulting Revolving Facility Lenders in a manner consistent with Section 2.22(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Revolving Facility Lender shall be applied at such time or times as may be determined by the Administrative Agent as follows: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank, (iii) third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Facility Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iv) fourth, if so determined by the Administrative Agent or requested by an Issuing Bank, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Revolving Letter of Credit, (v) fifth, to the payment of any amounts owing to the Lenders or an Issuing Bank as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement and (vii) seventh, to such Defaulting Lender or as otherwise directed in a final, non-appealable judgment of a court of competent jurisdiction, provided, with respect to this clause (vii), that if such payment is (x) a prepayment of the principal amount of any Loans in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 2.11 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Revolving Facility Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Revolving Facility Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Revolving Facility Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Revolving Facility Lender irrevocably consents hereto.

(f) In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Revolving Facility Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Facility Commitment and on such date such Lender shall purchase at par such of the Loans of the other Revolving Facility Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Facility Loans in accordance with its Revolving Facility Percentage.

(g) Notwithstanding the provisions of Section 2.08(b), the Borrower may permanently terminate all or a portion of the unfunded Commitment of any Defaulting Lender without a corresponding pro rata reduction in the Commitment of any other Lender.

Section 2.23 Extensions of Loans.

(a) The Borrower may from time to time, pursuant to the provisions of this Section 2.23, agree with one or more Lenders holding Loans of any Class to extend the maturity date, and in connection with such extension, otherwise modify the economic terms of any such Class or any portion thereof (including, without limitation, by increasing the interest rate or fees payable and/or modifying the amortization schedule in respect of such Loans of such Class or any portion thereof (each such modification an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.23, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than thirty 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. After giving effect to any Extension, the Loans so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder.

(b) Each extension shall be subject to the following: (i) no Default or Event of Default shall exist at the time any Extension Offer is delivered to the Lenders or at the time of such Extension; (ii) except as to interest rates, fees, scheduled amortization, final maturity date and Incremental Loans under Section 2.20 (which shall, subject to clause (iii) below, be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Lender extended pursuant to any Extension shall have the same terms as the Class of Loans subject to the related Extension Offer; (iii) the final maturity date of any Loans of a Class to be extended pursuant to an Extension shall be at least six (6) months later than the final maturity date of such Class and the weighted average life to maturity of any Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of such Class; (iv) if the aggregate principal amount of Loans of a Class in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans of such Class offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Loans of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer; (v) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent; (vi) any applicable Minimum Extension Condition (as defined below) shall be satisfied; and (vii) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.01 shall be satisfied (with all references in such Section to a Credit Event being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Borrower.

(c) If at the time any Extension of Loans (as so extended, “Current Extension Loans”) becomes effective, any other Class remains outstanding, then, if the All-In Yield for any Current Extension Loan exceeds the then applicable All-In Yield for the Term Loan A Loans, Term Loan B Loans or Revolving Facility Loans, as applicable, by more than 50 basis points then each Applicable Margin for the Term Loan A Loans, Term Loan B Loans or Revolving Facility Loans, as applicable, for each adversely affected existing Facility shall automatically be increased by the Margin Differential effective upon the date of the Extensions.

(d) The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than U.S.$25.0 million, unless another amount is agreed to by the Administrative Agent) be so extended. For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.18 and Section 9.08 will not apply to Extensions of Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.23, including to any payment of interest or fees in respect of any Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(e) No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 2.19.

(f) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order establish new Classes of Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.23. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.23 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extensions, the appropriate Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage (or any other Security Document that the Administrative Agent or the Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(g) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.23.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders with respect to itself and each of its Restricted Subsidiaries to the extent applicable, that:

Section 3.01 Organization; Powers. The Borrower and each of its Restricted Subsidiaries (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by the Borrower and each of its Restricted Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all necessary corporate, limited liability company or partnership action required to be obtained by the Borrower and such Restricted Subsidiaries, (b) will not (i) violate (A) any provision of law, statute, rule or regulation, in each case to the extent applicable to the Borrower and such Restricted Subsidiaries, (B) the certificate of incorporation (or analogous document) or by-laws (or analogous document) of the Borrower or any such Restricted Subsidiary, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applying to the Borrower or any Restricted Subsidiary or (D) any provision of any material contract or agreement to which the Borrower or any such Restricted Subsidiary is a party or by which any of them or any of their respective property is or may be bound, except where such violation would not reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any material contract or agreement, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this clause (b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) will not result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Restricted Subsidiary, other than the Permitted Liens.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04 Governmental Approvals. No action, permit, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) recordation of the Mortgages, (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and (iii) such actions, consents, approvals, registrations or filings, the failure to be obtained or made which would not reasonably be expected to have a Material Adverse Effect.

Section 3.05 Financial Statements. There has heretofore been furnished to the Lenders the following (and the following representations and warranties are made with respect thereto):

(a) The audited consolidated balance sheets as of December 31, 2009 and December 31, 2010 and the related audited consolidated statements of operations and comprehensive income or loss, changes in owners’ equity and cash flows of the Borrower for the years ended December 31, 2009 and December 31, 2010, were prepared in accordance with GAAP applied not only during such periods but also as compared to the periods covered by the financial statements of the Borrower referred to in paragraph (b) of this Section 3.05 (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Borrower as of the dates thereof and its consolidated results of operations and cash flows for the period then ended.

(b) The unaudited interim consolidated balance sheet as of March 31, 2011, and the related statements of operations, owners’ equity and cash flows of the Borrower for each completed fiscal quarter since the date of the most recent audited financial statements and ending forty five (45) days prior to the Closing Date were prepared in accordance with GAAP consistently applied not only during such periods but also as compared to the periods covered by the financial statements of the Borrower referred to in paragraph (a) of this Section 3.05 (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Borrower as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments).

Section 3.06 No Material Adverse Effect. Since December 31, 2010, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases. (a) The Borrower and its Restricted Subsidiaries have good and valid record fee simple title to all owned Real Property, subject solely to Permitted Liens and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower and its Restricted Subsidiaries have maintained, in all material respects and in accordance with normal industry practice, all of the machinery, equipment, vehicles, facilities and other tangible personal property now owned or leased by the Borrower and its Restricted Subsidiaries that is necessary to conduct their business as it is now conducted.

(b) The Borrower and its Restricted Subsidiaries have valid leasehold interests (subject to Permitted Encumbrances) in all leased Real Property set forth on Schedule 3.17, except as would not reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries have complied with all obligations under all leases of Real Property to which it is a party, except for obligations for which the failure to comply would not have a Material Adverse Effect, and, except as set forth on Schedule 3.07(b), all such leases of Real Property are in full force and effect, except leases of Real Property in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries enjoy peaceful and undisturbed possession under all such leases of Real Property, other than leases of Real Property in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the representations or warranties in this Section 3.07(b) apply to leases of Real Property covering any Midstream Assets.

(c) [Reserved]

(d) The Borrower and its Restricted Subsidiaries own or possess, or have the right to use or could obtain ownership or possession of or a right to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names and copyrights necessary for the present conduct of their business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) As of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Property or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(e).

(f) Neither the Borrower nor any of its Restricted Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(g) Schedule 3.07(g) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary, indicating the ownership thereof.

(h) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any of its Restricted Subsidiaries, except as set forth on Schedule 3.07(h) or in the Plans of Reorganization.

(i) Schedule 3.07(i) sets forth as of the Closing Date a complete and accurate list of all of the Material Subsidiaries of the Borrower.

Section 3.08 Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor, to the knowledge of any of the Loan Parties after due inquiry, any of its Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”).

(b) (i) None of the Borrower, any Restricted Subsidiary or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation, or any restriction of record or agreement affecting any Mortgaged Property or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) each of the Borrower and each Restricted Subsidiary holds all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither the Borrower nor any Restricted Subsidiary (A) is subject to regulation “as a natural-gas company” under the Natural Gas Act (“NGA”); or (B) is subject to regulation as a “public utility,” a “gas utility,” a “gas company” or other similar term under the laws of any state and (iv) none of the Lenders, the Agents and the Joint Lead Arrangers, solely by virtue of the execution, delivery and performance of this Agreement or the other Loan Documents, or consummation of the Transactions contemplated hereby and thereby, shall be or become: (A) a “public-utility company,” a “holding company,” an “affiliate” of a “holding company,” an “associate company” of a “holding company,” or a “subsidiary company” of a “holding company,” as each such term is defined in PUHCA, or otherwise subject to regulation under PUHCA; (B) a “natural-gas company” or subject to regulation under the NGA; or (C) subject to regulation under the laws of any state with respect to public utilities.

Section 3.09 Federal Reserve Regulations. (a) Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.10 Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11 Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans solely for the issuance of letters of credit, to refinance the Existing Credit Facilities, to pay transaction fees and expenses and for working capital, capital expenditures and other lawful corporate purposes. The Borrower will use the proceeds of the Term Loans solely to refinance the Existing Credit Facilities and to pay transaction fees and expenses.

Section 3.12 Tax Returns. Except as set forth on Schedule 3.12, each of the Borrower and its Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is complete and accurate in all respects and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it and all other Taxes or assessments, except in each case referred to in clauses (i) or (ii) above, (1) if the failure to comply would not cause a Material Adverse Effect or (2) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

Section 3.13 No Material Misstatements. (a) All written information (other than the Projections, estimates, information of a general economic nature) (the “Information”) concerning the Borrower and its Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date, and did not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon estimates and assumptions believed by the Borrower to be reasonable as of the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.14 Employee Benefit Plans. (a) Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder) except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the Borrower, and each Subsidiary of the Borrower and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Any foreign pension schemes sponsored or maintained by the Borrower and each of its Subsidiaries, if any, are maintained in accordance with the requirements of applicable foreign law, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

Section 3.15 Environmental Matters. Except as set forth on Schedule 3.15 or for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written Environmental Claim has been received or penalty incurred by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of any of the Loan Parties, threatened against the Borrower or any of its Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) the Borrower and each of its Subsidiaries have obtained, and maintains in full force and effect, all permits, registrations and licenses to the extent necessary for the conduct of its businesses and operations as currently conducted, including for the construction of all pipelines and facilities, to comply with all applicable Environmental Laws and is, and has been, in material compliance with the terms and conditions of such permits, registrations and licenses, and with all applicable Environmental Laws, (iii) neither the Borrower nor any of its Subsidiaries is conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release or threatened Release of Hazardous Materials, (iv) there has been no Release or threatened Release of Hazardous Materials at any property currently or, to the knowledge of any of the Loan Parties, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any material liability of the Borrower or any of its Subsidiaries under any Environmental Laws or material Environmental Claim against the Borrower or any of its Subsidiaries, and no Hazardous Material generated, owned or controlled by the Borrower or any of its Subsidiaries has been transported for disposal to or Released at any location in a manner that would reasonably be expected to give rise to any material liability of the Borrower or any of its Subsidiaries under any Environmental Laws or material Environmental Claim against the Borrower or any of its Subsidiaries and (v) neither the Borrower nor any of its Subsidiaries has entered into any agreement or contract to assume, guarantee or indemnify a third party for any Environmental Claims. The Borrower and each of its Subsidiaries have made available to the Administrative Agent prior to the date hereof all material environmental audits, assessment reports and other material environmental documents in its possession or control with respect to the operations of, or any Real Property owned, operated or leased by, the Borrower and its Subsidiaries, other than such audits, assessment reports and other environmental documents not containing information that would reasonably be expected to result in any material Environmental Claims or liability to the Borrower and its Subsidiaries, taken as a whole. For purposes of Section 7.01(a), each of the representations and warranties contained in parts (i) and (iv) of this Section 3.15 that are qualified by the knowledge of the Borrower and its Subsidiaries shall be deemed not to be so qualified.

Section 3.16 Mortgages. The Mortgages executed and delivered pursuant to clause (h) of the Collateral and Guarantee Requirement and Section 5.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances.

Section 3.17 Real Property. (a) Schedule 3.17 lists completely and correctly all Closing Date Real Property and the address or location thereof, including the state in which such property is located.

(b) Subject to Permitted Encumbrances, the Midstream Assets are covered by fee deeds, rights of way, easements, leases, servitudes, permits, licenses, or other instruments or interests in real property (collectively, the “Midstream Assets Real Property Interests”) in favor of the applicable Loan Parties, recorded or filed, as applicable and if and to the extent required in accordance with applicable law to be so recorded or filed, in the real property records where the real property covered thereby is located or with the office of the applicable Railroad Commission or the applicable Department of Transportation, except where the failure of the Midstream Assets to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Subject to Permitted Encumbrances and except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, the Midstream Assets Real Property Interests granted to the Borrower or any other Loan Party that cover any Midstream Assets establish a continuous parcel for such Midstream Assets such that the applicable Loan Parties are able to construct, operate, and maintain the Midstream Assets in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.

(c) [Reserved]

(d) To the knowledge of any of the Loan Parties, there is no (i) breach or event of default on the part of the Borrower or any other Loan Party with respect to any Midstream Assets Real Property Interests granted to the Borrower or any other Loan Party that covers any of the Midstream Assets, (ii) breach or event of default on the part of any other party to any Midstream Assets Real Property Interests granted to the Borrower or any other Loan Party that covers any of the Midstream Assets, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of the Borrower or any other Loan Party with respect to any Midstream Assets Real Property Interests granted to the Borrower or any other Loan Party that covers any of the Midstream Assets or on the part of any other party thereto, in the case of clauses (i), (ii) and (iii) above, except for any breaches, defaults or events, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. The Midstream Assets Real Property Interests granted to the Borrower or any other Loan Party that cover any of the Midstream Assets (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the applicable Loan Party party thereto in accordance with their terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws effecting creditors’ rights generally and subject, as to enforceability to the effect of general principles of equity) and all rental and other payments due thereunder, if any, by the applicable Loan Parties have been duly paid in accordance with the terms of the Midstream Assets Real Property Interests except to the extent that a failure of the Midstream Assets Real Property Interests to be in full force and effect in all material respects or a failure by the applicable Loan Parties to have duly paid all payments due thereunder, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) The Midstream Assets are located within the confines of the Midstream Assets Real Property Interests granted to the Borrower or any other Loan Party and do not encroach upon any adjoining property, except to the extent (i) the failure to be so located or (ii) the existence of any such encroachment would not reasonably be expected to have a Material Adverse Effect.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, the material personal property used in the Loan Parties’ Midstream Activities is in good repair, working order, and condition, normal wear and tear excepted.

(g) Other than Mortgaged Property with respect to which the requirements of clause (h)(iii) of the definition of Collateral and Guarantee Requirement have been satisfied, no portion of any Mortgaged Property is located in a special flood hazard area as designated by any Governmental Authority.

Section 3.18 Solvency. (a) As of the Closing Date, immediately after giving effect to the Transactions (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 3.19 Labor Matters. There are no strikes pending or threatened against the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Borrower or any of its Restricted Subsidiaries or for which any claim may be made against the Borrower or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP.

Section 3.20 Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower and its Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of it and its Restricted Subsidiaries is in all material respects adequate.

Section 3.21 Status as Senior Debt; Perfection of Security Interests. The Obligations shall rank pari passu with any other senior Indebtedness or securities of the Borrower and shall constitute senior indebtedness of the Borrower and the Restricted Subsidiaries under and as defined in any documentation documenting any junior indebtedness of the Borrower or the Restricted Subsidiaries. Each Collateral Agreement delivered pursuant to Section 4.02 and 5.10 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when stock certificates, or other certificates evidencing ownership, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Lien created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations of such Loan Party, in each case prior and superior in right to any other Person, subject, in the case of Collateral other than Pledged Collateral, to Permitted Liens, and in the case of Pledged Collateral, to Liens arising (and that have priority) by operation of law. In the case of the Pledged Accounts described in the Collateral Agreement, when an Account Control Agreement has been entered into with respect to any Pledged Account, the security interest created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Party party thereto in the portion of the “Collateral” described therein that consists of Pledged Accounts, prior and superior in right to any other Person, subject only to the prior Lien and control of the applicable Commodity Contract or Swap Agreement counterparty.

Section 3.22 Anti-Terrorism Laws.

(a) Neither the Borrower nor any of its Restricted Subsidiaries or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, any director, officer, employee, agent, affiliate or representative of the Borrower or any of its Restricted Subsidiaries, is a Person that is, or is owned or controlled by a Person that is:

(i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor

(ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, Sudan, Libya, Syria, North Korea, and Burma/Myanmar).

(b) The Borrower and its Restricted Subsidiaries will not, directly or indirectly, knowingly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(ii) in any other manner that will result in a violation of Sanctions by any Person, including without limitation any Loan Party.

(c) Neither the Borrower nor any of its Restricted Subsidiaries has, in the past five (5) years, knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

ARTICLE IV.

CONDITIONS TO CREDIT EVENTS

The obligations of (a) the Lenders to make Loans or (b) any Issuing Bank to issue, amend, extend or renew any Revolving Letter of Credit hereunder (each of (a) and (b), a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01 All Credit Events. On the date of each Credit Event:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Revolving Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Revolving Letter of Credit as required by Section 2.05(b) (in the case of any Revolving Letter of Credit).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Credit Event, as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event (other than an amendment, extension or renewal of a Revolving Letter of Credit without any increase in the stated amount of such Revolving Letter of Credit in the case of clause (b) above) shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02 First Credit Event. On the Closing Date:

(a) This Agreement and each other Loan Document shall be in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent, each Joint Lead Arranger and each Lender and shall have been duly executed by the parties thereto and the Administrative Agent (or its counsel) shall have received from each party thereto either (a) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission, or electronic transmission of a PDF copy, of a signed signature page of this Agreement and each other Loan Document) that such party has signed a counterpart of this Agreement and each other Loan Document.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Closing Date, favorable written opinions of (i) Gibson, Dunn & Crutcher LLP, special New York counsel for the Loan Parties, and (ii) Conner & Winters, LLP, special Oklahoma counsel for the Loan Parties, in each case, (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and each Loan Party hereby instructs its counsel to deliver such opinions.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the following:

(i) a copy of the certificate or articles of incorporation or certificate of formation or other relevant constitutional documents, including all amendments thereto, of each Loan Party, each certified as of a recent date by the secretary of state (or other similar official) of the state of such Person’s organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from the secretary of state (or other similar official) of the state of such Party’s organization;

(ii) a certificate of a Responsible Officer of each Loan Party, to be dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement or limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, if applicable, the borrowings hereunder and the granting of the Liens contemplated to be granted by each Loan Party under the Security Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect,

(C) that the certificate or articles of incorporation, or certificate of formation, as applicable, of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such Person, threatening the existence of such Loan Party;

(iii) a certificate of another Responsible Officer of each Loan Party as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above (which certificate may be included in the certificate delivered pursuant to clause (ii) above); and

(iv) Such other customary corporate documents with respect to any Loan Party as the Administrative Agent may reasonably request.

(d) (i) A certificate signed by a Responsible Officer of each Loan Party certifying that as of the Closing Date and after giving effect to the Loans requested to be made on such date the representations and warranties made by such Loan Party are true and correct in all material respects except for representations and warranties that expressly refer to an earlier date which are true and correct in all material respects as of such earlier date and (ii) a certificate of the Borrower signed by a Responsible Officer of the Borrower certifying that as of the Closing Date and after giving effect to the Loans requested to be made on such date and the application of the proceeds therefrom, (A) no Default or Event of Default has occurred and is continuing or will have occurred and be continuing and (B) as to the matters set forth in clause (h) below.

(e) The Collateral and Guarantee Requirement with respect to items to be completed as of the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, including the results of tax and judgment lien searches and a search of the UCC (or equivalent under other similar law) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released;

(f) After giving effect to the Transactions, and the other transactions contemplated hereby, the Borrower and its Restricted Subsidiaries shall have no outstanding Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Indebtedness permitted pursuant to Section 6.01.

(g) The Lenders shall have received a solvency certificate substantially in the form of Exhibit E and signed by the chief financial officer or another Responsible Officer of the Borrower confirming the solvency of the Borrower and of the Borrower and its Subsidiaries on a consolidated basis, in each case, after giving effect to the Transactions.

(h) There shall not have been, since December 31, 2010, any event or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(i) The Agents shall have received all fees payable thereto or to any Lender or to the Joint Lead Arrangers on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced on or before two Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of Latham & Watkins, LLP and local counsel in any jurisdiction that the Administrative Agent deems relevant in respect of the transactions contemplated under this Agreement) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document. All such amounts will be paid with proceeds of the Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(j) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Credit Facilities have been or concurrently with the Closing Date are being terminated, all Liens securing obligations under the Existing Credit Facilities have been or concurrently with the Closing Date are being released and all amounts outstanding thereunder have been (or will be with the proceeds of the Loans on Closing Date) paid in full (such evidence to include a payoff letter and release of security interests from each agent, trustee or other representative of any Existing Credit Facilities, which payoff letter and release shall be in form and substance reasonably satisfactory to the Administrative Agent).

(k) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the matters set forth in clauses (e), (f) and (h) of this Section 4.02.

(l) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain or prevent the Transactions and copies of all such approvals shall have been delivered to the Lenders.

(m) At least five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received from the Borrower a financial model which includes the income statements, balance sheets and cash flow statements for each business segment and business unit consolidating to the Borrower and its Subsidiaries, to the Restricted Subsidiaries and to the Unrestricted Subsidiaries, in each case, containing projections of revenue, expenses and cash flows over a period ending no earlier than the Term Loan B Maturity Date, which shall be in form and substance satisfactory to the Lenders. The model shall also include the calculation of EBITDA, Excess Cash Flow, the Interest Coverage Ratio and the Leverage Ratio through the projection period.

(n) The Administrative Agent shall have received as of the Closing Date (i) audited annual consolidated financial statements of the Borrower for the last two (2) fiscal years ending at least ninety (90) days prior to the Closing Date, (ii) for fiscal periods after the end of the last such year, unaudited consolidated quarterly financial statements of the Borrower for each fiscal quarter ending at least forty five (45) days prior to the Closing Date and (iii) consolidating balance sheets of the Borrower and related statements of operations for the year ended December 31, 2010 and the quarter ended March 31, 2011. The Administrative Agent shall have received correct and complete copies of the pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the Closing Date, prepared after giving effect to the transactions contemplated hereby and by the other Loan Documents to occur on the Closing Date.

(o) Each Lender shall have received at least five (5) Business Days prior to the Closing Date all documentation and other written information requested by the Administrative Agent and required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(p) (i) Except with respect to Mortgaged Property, the Collateral Agent shall have been granted on the Closing Date, for the benefit of the Secured Parties, first priority perfected Liens on the Collateral (subject only to Permitted Liens). The Pledged Collateral shall have been duly and validly pledged under the Collateral Agreement to the Collateral Agent, for the benefit of the Secured Parties, and certificates representing the Pledged Collateral, accompanied by instruments of transfer indorsed in blank, shall be in the actual possession of the Collateral Agent.

(ii) The Collateral Agent shall have received (A) appropriately completed UCC financing statements (Form UCC l), naming the applicable Loan Parties as debtors and the Collateral Agent as secured party, in form appropriate for filing as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral, (B) appropriately completed copies of all other recordings and filings of, or with respect to, the Security Documents as may be necessary to perfect the security interests purported to be created by the Security Documents to the extent that the corresponding Collateral and Guarantee Requirement is required to be complied with on the Closing Date, and (C) evidence that all other actions necessary to perfect the security interests purported to be created by the Security Documents have been taken or will be taken on the Closing Date to the extent that the corresponding Collateral and Guarantee Requirement is required to be complied with on the Closing Date.

(q) Insurance complying with Section 5.02 shall be in full force and effect and the Administrative Agent shall have received a certificate from the applicable Loan Parties’ insurance broker(s), dated on or around the Closing Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Section 5.02, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid (or with such other content as is reasonably acceptable to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent.

(r) The Administrative Agent shall have received a final rating of the Loans from each of Moody’s and S&P.

(s) The Administrative Agent shall have received a copy of the Risk Management Policy.

ARTICLE V.

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Revolving Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Restricted Subsidiaries to:

Section 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of any such Restricted Subsidiary if the assets of such Restricted Subsidiary to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided that the Guarantors may not be liquidated into Subsidiaries that are not Loan Parties.

(b) Do or cause to be done all things necessary to (i) in the Borrower’s reasonable judgment, obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Property) and judgments, writs, injunctions, decrees, permits, licenses and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amount and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in same or similar locations.

(b) Cause all such property and casualty insurance policies with respect to the Mortgaged Property and personal property located in the United States to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or other Loan Party under such policies directly to the Collateral Agent; cause all such policies to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof or (ii) for any other reason upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; and deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) To the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Laws (as defined below), (i) (x) concurrently with the delivery of the mortgage in favor of the Collateral Agent in connection therewith, and (y) at any other time if necessary for compliance with applicable Flood Insurance Laws, provide the Collateral Agent with a standard flood hazard determination form for such Mortgaged Property and (ii) if any improvement comprising part of such Mortgaged Property are located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time (the “Flood Insurance Laws”). In addition, to the extent the Borrower or any of the other Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Mortgaged Property, the Collateral Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws.

(d) With respect to each Mortgaged Property located in the United States, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Agents, the Lenders, the Issuing Banks or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (x) the Borrower and its Restricted Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (y) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Lenders under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower or any of its Restricted Subsidiaries or the protection of their properties.

Section 5.03 Taxes; Payment of Obligations. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim to the extent that (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Restricted Subsidiary of the Borrower, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (ii) the aggregate amount of such Taxes, assessments, charges, levies or claims does not exceed U.S.$2.5 million. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the affected Restricted Subsidiary of the Borrower or if the failure to pay, discharge or otherwise satisfy such obligation could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders); provided that any documents or reports filed with the SEC and required to be delivered under this Section 5.04 shall be deemed to have been delivered to the Administrative Agent:

(a) within one hundred (100) days after the end of each fiscal year, a consolidated and consolidating balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated and consolidating results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, accompanied by an opinion of independent accountants of recognized national standing reasonably acceptable to the Administrative Agent (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated and consolidating balance sheet and related consolidated statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated and consolidating results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by the Financial Officer or other Responsible Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c)(x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of the Financial Officer or other Responsible Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth a computation of the Financial Performance Covenants in detail reasonably satisfactory to the Administrative Agent and (y) concurrently with any delivery of financial statements under (a) above, a certificate of its independent accounting firm stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default under Section 6.10 or 6.11 (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d) [Reserved]

(e)(i) upon the consummation of any Permitted Business Acquisition, the acquisition of any Restricted Subsidiary or any Person becoming a Restricted Subsidiary, in each case if the aggregate consideration for such transaction exceeds U.S.$15.0 million, or the reasonable request of the Administrative Agent (but not, in the case of such request, more often than annually), an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to Section 4.02(e), this paragraph (e) or Section 5.10(e) and (ii) concurrently with the delivery of financial statements under Section 5.04(a), a certificate executed by a Responsible Officer of the Borrower certifying compliance with Section 5.02(c) and providing evidence of such compliance, including without limitation copies of any flood hazard determination forms required to be delivered pursuant to Section 5.02(c);

(f) promptly, a copy of all reports reasonably deemed by the Borrower, in consultation with the Administrative Agent, to be material and adverse to the Borrower submitted to the board of directors (or any committee thereof) of the Borrower or any of its Restricted Subsidiaries in connection with any interim or special audit made by independent accountants of the books of the Borrower or any of its Restricted Subsidiaries;

(g) promptly, from time to time, such other material information regarding the operations, business affairs and financial condition of the Borrower or any of its Restricted Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(h) [Reserved]

(i) no later than thirty (30) days following the first day of each fiscal year of the Borrower, a budget for such fiscal year in form customarily prepared by the Borrower and satisfactory to the Administrative Agent; and

(j) within seven (7) Business Days after the end of each calendar month, a report certified by the Borrower (i) detailing the position and marked-to-market value of all Commodity Contracts and Swap Agreements and showing compliance with the Risk Management Policy, in the form of Exhibit J, and (ii) detailing the position and marked-to-market value of all Secured Swap Agreements, in the form of Exhibit K, in each case, as of the last day of such month.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Borrower or any Restricted Subsidiary obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or any of its Restricted Subsidiaries, including the incurrence of any contingent liabilities or occurrence of any Environmental Events, that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Maintaining Midstream Assets. (a) Maintain all financial records in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of its Restricted Subsidiaries at reasonable, mutually agreed times during normal business hours, upon at least three (3) Business Days prior notice to the Borrower or, if an Event of Default has occurred and is continuing, upon reasonable prior notice to the Borrower, and as often as reasonably requested but in no event more than once per fiscal quarter so long as no Event of Default is continuing, and to make extracts from and copies of such financial records (subject to compliance with relevant copyright laws), and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Restricted Subsidiaries with the officers thereof, or the general partner, managing member or sole member thereof (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided that, during any calendar year, absent the occurrence and continuation of an Event of Default, only one (1) visit by the Administrative Agent for reasonable expenses of a reasonable number of people shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower, provided that the exercise of rights under this Section shall not unreasonably interfere with the business of the Borrower or any of its Restricted Subsidiaries.

(b)(i) Maintain or cause the maintenance of the interests and rights with respect to the Midstream Assets Real Property Interests for the Midstream Assets except to the extent individually or in the aggregate the failure to maintain such interests and rights would not reasonably be expected to have a Material Adverse Effect, (ii) subject to the Permitted Encumbrances and except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, maintain the Midstream Assets within the confines of the Midstream Assets Real Property Interests granted to the applicable Loan Party with respect thereto without material encroachment upon any adjoining property, (iii) maintain such rights of ingress and egress necessary to permit the Loan Parties to inspect, operate, repair, and maintain the Midstream Assets, except to the extent that failure to maintain such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and provided that the Borrower or any other Loan Party may hire third parties to perform these functions, and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii) and (iii) of this Section 5.07(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except with respect to any failure to maintain any material agreements, licenses, permits and other rights required herein, to make any such payments, or to prevent any such default, that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans and the issuance of Revolving Letters of Credit solely for the purposes described in Section 3.11.

Section 5.09 Compliance with Environmental Laws. Comply, cause all of the Borrower’s Restricted Subsidiaries to comply and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations, licenses and permits required pursuant to Environmental Law for its business, operations and properties; and perform any investigation, remedial action or cleanup required pursuant to the Release of any Hazardous Materials as required pursuant to Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or when Borrower’s Restricted Subsidiaries (i) have a good faith basis to object to performing such investigation, remedial action or cleanup of the Release of any Hazardous Materials; (ii) have taken appropriate actions (administrative or judicial) to challenge such obligation to perform; and (iii) the failure to perform during the pendency of such challenge will not reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries or land title registries, as applicable), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the applicable Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)(i) Grant and cause each of the Loan Parties to grant to the Collateral Agent security interests and Mortgages in such Material Real Property acquired after the Closing Date and satisfy the requirements of clause (h) of the definition of Collateral and Guarantee Requirement with respect to such Material Real Property within ninety (90) days after the date such Material Real Property is acquired and (ii) within ninety (90) days after the end of each fiscal year of the Borrower, grant and cause each of the Loan Parties to grant to the Collateral Agent security interests and Mortgages in any Material Real Property of the Borrower or any other Loan Party that, as of the end of such fiscal year, constituted Material Real Property (and that is not already Mortgaged Property) and otherwise satisfy the requirements of clause (h) of the definition of Collateral and Guarantee Requirement with respect to such Material Real Property.

(c) Provide to the Administrative Agent, if reasonably requested, title information (including without limitation, deeds, easements, rights-of-way agreements, permits and similar agreements) in form and substance reasonably satisfactory to the Administrative Agent evidencing the applicable Loan Party’s interests in the Material Real Property.

(d) If any additional direct or indirect Subsidiary of a Borrower becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary) after the Closing Date within five Business (5) after the date such Subsidiary becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary), notify the Administrative Agent and the Lenders thereof and, within sixty (60) Business Days after the date such Subsidiary becomes a Subsidiary Loan Party (or ninety (90) days with respect to requirements under clause (h) of the definition of Collateral and Guarantee Requirement) (including as a result of becoming a Material Subsidiary), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary Loan Party and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(e) In the case of any Loan Party, (i) furnish to the Collateral Agent prompt written notice of any change (A) in such Loan Party’s corporate or organization name, (B) in such Loan Party’s identity or organizational structure or (C) in such Loan Party’s organizational identification number; provided that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f) Cause the General Partner to enter into the Pledge Agreement concurrently with the acquisition by the General Partner of any general partnership interests in the MLP Entity.

(g) Cause the Borrower or any other applicable Loan Party to enter into an Account Control Agreement in favor of the Collateral Agent with respect to any Pledged Account into which any cash or Permitted Investments are deposited pursuant to Section 6.02(l) after the Closing Date concurrently with any such deposit, it being understood and acknowledged that the relevant Commodity Contract or Swap Agreement counterparty shall have a first priority Lien and control with respect to such account to secure obligations of the applicable Loan Party under such Commodity Contract or Swap Agreement to the extent permitted by Section 6.02(l).

(h) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to any assets or Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as doing so would violate the Agreed Security Principles or Section 9.21; provided that, upon the reasonable request of the Collateral Agent, the Borrower shall, and shall cause any of its applicable Material Subsidiaries to, use commercially reasonable efforts to have waived or eliminated any contractual obligation that causes an exclusion under clause (d) of the Agreed Security Principles, other than those set forth in a joint venture agreement to which the Borrower or any Subsidiary is a party, it being agreed that commercially reasonable efforts shall not require the payment of any consideration or making any contractual concession to any Person to procure such waiver or consent.

(i) The General Partner of the MLP Entity shall at all times be a wholly owned direct subsidiary of one or more Loan Parties and each Loan Party that owns any Equity Interests of the General Partner shall pledge all of its Equity Interests in the General Partner to the Collateral Agent pursuant to the Security Documents.

Section 5.11 Fiscal Year

Cause its fiscal year to end on December 31.

Section 5.12 Interest Rate Protection. No later than sixty (60) days following the Closing Date and at all times during a period of three years after the Closing Date the Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Swap Agreements in form and substance reasonably satisfactory to the Administrative Agent and with a Specified Swap Counterparty, in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness expected to be outstanding under the Term Loan A Facility and the Term Loan B Facility for the period ending three years following the Closing Date, consistent with the financial model delivered pursuant to Section 4.02(m), is subject to such Swap Agreements for such three-year period.

Section 5.13 “Know Your Customer” Checks.

(a) If: (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender obliges the Administrative Agent or any Lender (or, in the case of clause (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, any documentation or other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender or any Lender (for itself or, in the case of the event described in paragraph (iii) above on behalf of prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, a prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” checks or other similar checks under all applicable laws and regulations.

(b) Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to transactions contemplated in the Loan Documents.

(c) The Borrower shall, by not less than five Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes Guarantor pursuant to paragraph (b) of the Collateral and Guarantee Requirement.

(d) Following the giving of any notice pursuant to paragraph (c) above, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, to the Administrative Agent or such Lender (to the extent that such documentation or other evidence is not already available to the Administrative Agent or such Lender) any documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) to carry out and be satisfied with the results of all applicable “know your customer” checks or other checks under all applicable laws and regulations relating to the accession of such additional Loan Party.

Section 5.14 Risk Management Policy.

(a) To maintain in full force and effect the Risk Management Policy and to comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, therewith, provided that the Borrower shall have three (3) days to cure any non-compliance with the terms of this Section 5.14(a), which period may be extended by an additional two (2) days in the sole discretion of the Administrative Agent if the Borrower so requests in writing; provided further that the Borrower must notify the Administrative Agent of any material violation of the terms of the Risk Management Policy promptly, but in any event no later than one (1) Business Day after obtaining knowledge of the occurrence of such violation.

(b) In connection with any Risk Management Policy Amendments, to provide the Administrative Agent (and the Lenders in the case of any Risk Management Policy Amendments that require Required Lender consent as set forth in clause (ii) of Section 6.09(b)) prior to the implementation of such Risk Management Policy Amendments a written report explaining the intended effects of the relevant Risk Management Policy Amendments on the operations of the Borrower and its Subsidiaries.

(c) To provide to the Administrative Agent promptly, but in any event within five (5) Business Days after the effectiveness thereof, copies of any Risk Management Policy Amendments.

ARTICLE VI.

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Revolving Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries (or the General Partner in respect of Sections 6.01 and 6.02) to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness existing on the Closing Date under the SemLogistics Facility and (i) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness and (ii) any incremental Indebtedness thereunder (or under any Permitted Refinancing Indebtedness with respect thereto), provided that, in each case, such Indebtedness is recourse only to SemLogistics and its Subsidiaries (provided that SemEuro may provide a pledge of its ownership interests in SemLogistics) and following the occurrence of such Indebtedness, the Borrower is in compliance with the Financial Performance Covenants.

(c) Indebtedness of the Borrower and its Restricted Subsidiaries pursuant to Swap Agreements required under Section 5.12 or permitted by Section 6.12;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary of the Borrower, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(e) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Subsidiary of the Borrower to the extent permitted by Section 6.04, provided that Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds, labor bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within five (5) Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days from the due date thereof;

(h)(i) Indebtedness of a Restricted Subsidiary acquired after the Closing Date or a Person merged into, amalgamated or consolidated with the Borrower or any Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger, amalgamation or consolidation and is not created in contemplation of such event and where such acquisition, merger, amalgamation or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger, amalgamation or consolidation, such assumption or such incurrence, as applicable, would not exceed U.S.$20.0 million;

(i) Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition, lease or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof would not exceed U.S.$20.0 million;

(j) Mortgage financings and purchase money Indebtedness incurred by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition, lease or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof would not exceed U.S.$20.0 million;

(k) Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

(l) other Indebtedness, in an aggregate principal amount at any time outstanding pursuant to this Section 6.01(l) not in excess of U.S.$20.0 million;

(m) Guarantees (i) by any Loan Party of any Indebtedness of the Borrower or any other Loan Party expressly permitted to be incurred under this Agreement and (ii) by the Borrower or any Restricted Subsidiary of Indebtedness of any Subsidiary that is not a Loan Party to the extent permitted by Section 6.04;

(n) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness supported by a Revolving Letter of Credit, in a principal amount not in excess of the stated amount of such Revolving Letter of Credit;

(p) commercial premium finance agreements in customary form entered into with insurers or their Affiliates solely to finance premiums of insurance required under Section 5.02;

(q)(i) Indebtedness incurred and/or assumed in connection with Section 6.04(j); provided that the aggregate amount of such Indebtedness outstanding pursuant to this Section 6.01(q) shall not exceed U.S.$25.0 million and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(r) other unsecured Indebtedness of the Borrower in an aggregate principal amount at any time outstanding pursuant to this Section 6.01(r) not in excess of U.S.$200.0 million, which Indebtedness has no scheduled principal payment until at least six months after the Term Loan B Maturity Date; provided that (A) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis; and

(s) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (r) above.

The General Partner shall not incur, create, assume or permit to exist any Indebtedness whatsoever (other than Indebtedness that may be attributed to it at law solely due to its acting as general partner of the MLP Entity).

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including of any Restricted Subsidiaries) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a) Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(b)) and shall not subsequently apply to any other property or assets of the Borrower or any of its Restricted Subsidiaries;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h), provided that (i) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, such Lien is permitted in accordance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)(i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(g) pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety, construction and appeal bonds, costs of litigation where required by law, performance and return of money bonds, warranty bonds, bids, leases, government contracts, trade contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, by-laws and other ordinances of Governmental Authorities, easements, servitudes, trackage rights, leases (other than Capital Lease Obligations), licenses, permits, special assessments, development agreements, deferred services agreements, restrictive covenants, owners’ association encumbrances, rights-of-way, restrictions on use of real property and other similar encumbrances that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or would not result in a Material Adverse Effect;

(i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any of its Restricted Subsidiaries (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(j) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by the Borrower or any Restricted Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than to accessions to such equipment or other property or improvements);

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens on cash and Permitted Investments deposited as collateral by a Loan Party under any Commodity Contract or Swap Agreement with the counterparty (or counterparties) thereto, provided that any such cash or Permitted Investments so deposited are deposited into a Pledged Account that is subject to an Account Control Agreement (it being understood that the Lien and control of the Collateral Agent in respect of such account shall be subject to the prior Lien and control in favor of such counterparty);

(m) any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary, as tenant, in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or securities intermediaries not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to security intermediaries’ or banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(q) licenses of intellectual property granted in the ordinary course of business;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, machinery or other equipment;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(u) Liens securing insurance premium financing arrangements permitted by Section 6.01(p), provided that such Lien is limited to the applicable insurance contracts;

(v) Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Borrower or any Restricted Subsidiary;

(w) Liens in connection with subdivision agreements site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of Real Property;

(x) Liens in favor of any tenant, occupant or licensee under any lease, occupancy agreement or license with the Borrower or any Restricted Subsidiary, provided that any such lease, occupancy agreement or license entered into after the Closing Date does not include any rights of first refusal or options to purchase;

(y) Liens restricting or prohibiting access to or from lands abutting controlled access highways or covenants affecting the use to which lands may be put;

(z) Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of the Borrower or any Restricted Subsidiary under any Environmental Law to which any assets of such Person are subject;

(aa) Liens consisting of minor irregularities in title, boundaries, or other minor survey defects, easements, leases, restrictions, servitudes, licenses, permits, encroachments, reservations, exceptions, zoning restrictions, rights-of-way, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the Borrower or the Restricted Subsidiaries, including rights of eminent domain (including those for streets, roads, bridges, pipes, pipelines, natural gas gathering systems, processing facilities, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights) that exist as of the Closing Date or at the time the affected property is acquired, or are granted by the Borrower or any Restricted Subsidiary in the ordinary course of business and other similar charges or encumbrances which do not secure the payment of Indebtedness and otherwise do not materially interfere with the occupation, use and enjoyment by the Borrower or any Restricted Subsidiary of any Mortgaged Property in the normal course of business or materially impair the value of the Mortgaged Properties in the aggregate;

(bb) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided, that any such Lien referred to in this clause (bb) does not materially impair (i) the use of the property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary, or (ii) the value of such Property subject thereto;

(cc) Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness or other obligations of such Foreign Subsidiary (or of another Foreign Subsidiary) and which Indebtedness or other obligations are permitted to be incurred under this Agreement;

(dd) Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of its Subsidiaries securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(ee) licenses granted in the ordinary course of business and leases of property of the Loan Parties that are not material to the business and operations of the Loan Parties;

(ff) Liens under Secured Swap Agreements either required by Section 5.12 or permitted under Section 6.12;

(gg) First Purchaser Liens;

(hh) Liens on the Equity Interests of any Unrestricted Subsidiary (other than Liens on the Borrower’s or any Subsidiary’s Equity Interests in the MLP Entity other than as required under the Loan Documents) which secure Indebtedness of such Unrestricted Subsidiary; and

(ii) Liens not otherwise permitted under this Section 6.02 securing obligations in an aggregate amount not to exceed U.S.$15.0 million; provided that to the extent such Liens permitted under this clause (ii) secure Indebtedness incurred in connection with a Permitted Business Acquisition pursuant to Section 6.01(q), such Liens shall only be permitted to encumber the assets acquired pursuant to such Permitted Business Acquisition and shall not be permitted to encumber any other assets of the Borrower, any Material Subsidiary or any Subsidiary Loan Party.

Notwithstanding the foregoing, (i) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the Collateral Agent and Liens arising by operation of law, (ii) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral that are prior and superior in right to Liens in favor of the Collateral Agent other than Liens that have priority by operation of law, (iii) no Liens shall be permitted to exist, directly or indirectly, on Collateral (other than (x) Mortgaged Property which is covered by clause (iv) of this provision and (y) Pledged Collateral) that are prior and superior in right to any Liens in favor of the Collateral Agent other than Prior Liens and (iv) no Liens shall be permitted to exist, directly or indirectly, on the Mortgaged Property, other than Liens in favor of the Collateral Agent and Permitted Encumbrances. For the avoidance of doubt, the General Partner shall not incur, create, assume or permit to exist any Liens on any of its property or assets, including its general partnership interests in the MLP Entity, except for Liens created under the Loan Documents in favor of the Collateral Agent and Liens arising by operation of law.

Section 6.03 Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining Present Value of such lease would not exceed U.S.$20.0 million and the Remaining Present Value of all such leases on such date would not exceed U.S.$30 million.

Section 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person that is not a Restricted Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Restricted Subsidiaries, which cash management operations shall not extend to any other Person) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest (each, an “Investment”), in any other Person, except:

(a) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Loan Parties in Subsidiaries that are not Loan Parties, in partnerships, joint ventures or any other Person in a similar business to the Loan Parties in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed an amount equal to the sum of, without duplication, U.S.$20.0 million plus the Available Amount plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (a);

(b) Permitted Investments and Investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by the Borrower or any of its Restricted Subsidiaries of noncash consideration for the sale of assets permitted under Section 6.05;

(d)(i) loans and advances to employees of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business not to exceed U.S.$2.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees of the Borrower, any of its Restricted Subsidiaries in the ordinary course of business;

(e) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f) Swap Agreements required pursuant to Section 5.12 or permitted pursuant to Section 6.12;

(g) Investments existing on the Closing Date and set forth on Schedule 6.04;

(h) Investments resulting from pledges and deposits referred to in Section 6.02(f) and (g);

(i) so long as immediately before and after giving effect to such Investment no Default or Event of Default has occurred and is continuing, other Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed U.S.$25.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (i));

(j) Investments constituting Permitted Business Acquisitions, so long as any Person acquired in connection with such Permitted Business Acquisitions and each of such Person’s Subsidiaries becomes a Subsidiary Loan Party to the extent required by Section 5.10;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(l) Investments of a Restricted Subsidiary of the Borrower acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into the Borrower or merged or amalgamated into or consolidated with a Restricted Subsidiary of the Borrower in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(m) Guarantees by the Borrower or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(n) Investments received in connection with the formation of the MLP Entity and any contributions, leases, sales or other disposition of assets to the MLP Entity; provided that the Net Proceeds of such Investments are applied in accordance with Section 2.11(c)(i), and the remainder of such Investment is subject to the Lien under the Security Documents; provided further that both immediately prior to and after the formation of the MLP Entity and any contribution, leases, sales or other disposition of assets to the MLP Entity, the Borrower is in pro forma compliance with the Financial Performance Covenants and no Default or Event of Default has occurred and is continuing;

(o) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Loan Parties in Unrestricted Subsidiaries (other than as provided in clause (n) above) in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed an amount equal to the sum of, without duplication, U.S.$25.0 million plus any return of capital actually received by the Borrower or any Restricted Subsidiary in respect of investments previously made by them pursuant to this clause (o); and

(p)(i) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) by Loan Parties in other Loan Parties and (ii) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans excluding intercompany loans by any Restricted Subsidiary that is not a Loan Party to any Loan Party unless the obligations or such Loan Party in respect thereof are subject to subordination arrangements in favor of the Lenders on customary terms reasonably acceptable to the Administrative Agent, and Guarantees of Indebtedness otherwise expressly permitted hereunder) by Restricted Subsidiaries that are not Loan Parties in other Restricted Subsidiaries or in the Borrower.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Restricted Subsidiary or preferred equity interests of the Borrower or any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or a line of business of a Person, except that this Section shall not prohibit:

(a)(i) the purchase and sale of inventory, supplies, materials and equipment and the purchase and sale of rights or licenses or leases of intellectual property, in each case in the ordinary course of business by the Borrower or any of its Material Subsidiaries, (ii) the sale of any other asset in the ordinary course of business by the Borrower or any of its Material Subsidiaries, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any of its Material Subsidiaries or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger, consolidation or amalgamation of any Restricted Subsidiary of the Borrower into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) the merger, consolidation or amalgamation of any Restricted Subsidiary of the Borrower into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party and, in the case of each of clauses (i) and (ii), no Person other than the Borrower or a Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Restricted Subsidiary of the Borrower that is not a Loan Party into or with any other Restricted Subsidiary of the Borrower that is not a Loan Party, (iv) the liquidation, winding up, or dissolution or change in form of entity of any Restricted Subsidiary of the Borrower if the Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) the change in form of entity of the Borrower if the Borrower determines in good faith that such change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (vi) the merger, consolidation or amalgamation of any Loan Party into or with any other Loan Party; provided that in the case of any such merger, consolidation or amalgamation of the Borrower into or with another Loan Party, the Borrower shall be the surviving entity;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary of the Borrower (upon voluntary liquidation or otherwise); provided that, subject to compliance with the MLP Transfer Requirements and the other conditions set forth below in this clause (c), the Borrower or any Restricted Subsidiary may sell, transfer or otherwise dispose of assets to the MLP Entity (any such sale, transfer, lease or disposal, an “MLP Transfer”) in an amount not to exceed (i) for any MLP Transfer occurring on the date of the formation or in connection with the initial capitalization of the MLP Entity, 33.3% of Consolidated Total Assets as of the date of any such MLP Transfer and (ii) for all MLP Transfers from the Closing Date until the Term Loan B Maturity Date, 40% of the sum of (x) Consolidated Total Assets immediately prior to any such MLP Transfer plus (y) the book value of any assets previously subject to an MLP Transfer (such amount, the “Aggregate Percentage Disposed”); provided that (x) the Borrower or such Restricted Subsidiary receives consideration at least equal to the fair market value of the assets subject to the MLP Transfer and such value is confirmed by the independent directors of the boards of directors of each of the Borrower and the MLP Entity and in a written opinion as to fairness to the Borrower or such Restricted Subsidiary of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized industry standing and delivered to the Administrative Agent (for distribution to the Lenders) and not less than 100% of such Net Proceeds are applied to the prepayment of the Loans in accordance with Section 2.11(c)(i) and (y) immediately prior to and after giving effect to any such MLP Transfer, the Borrower is in pro forma compliance with the Financial Performance Covenants and no Default or Event of Default shall have occurred and be continuing; provided further that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary of the Borrower that is not a Loan Party shall be made in compliance with Section 6.07; provided further that, other than with respect to MLP Transfers, the aggregate gross proceeds of any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance upon this paragraph (c) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (g) below shall not exceed, in any fiscal year of the Borrower, 5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) shall not exceed, in any fiscal year of the Borrower, U.S.$20.0 million; provided further that the Net Proceeds thereof are applied in accordance with Section 2.11(c)(i); and provided further that after giving effect thereto, no Default or Event of Default shall have occurred;

(h) any merger or consolidation in connection with a Permitted Business Acquisition, provided that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation and (ii) involving a Restricted Subsidiary, the surviving or resulting entity shall be a Loan Party;

(i) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business; and

(j) abandonment, cancellation or disposition of any intellectual property of the Borrower in the ordinary course of business.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) the Borrower may, so long as no Event of Default shall have occurred and be continuing or would result therefrom, sell, grant or otherwise issue Equity Interests to members of management of the Borrower or any of the Subsidiaries of the Borrower that are Loan Parties pursuant to stock option, stock ownership, stock incentive or similar plans, (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof) unless such disposition is for fair market value; provided that any transfer to the MLP Entity shall be for not less than the fair market value, as confirmed by the independent directors of the boards of directors of each of the Borrower and the MLP Entity and in a written opinion issued by an accounting, appraisal or investment banking firm of recognized industry standing and delivered to the Administrative Agent (for distribution to the Lenders), (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d), or (j) of this Section 6.05 unless such disposition is for at least 80% cash consideration and (iv) no sale, transfer or other disposition of assets in excess of U.S.$5.0 million shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 80% cash consideration; provided that for purposes of clauses (iii) and (iv), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary of the Borrower that is not a Loan Party (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash.

Section 6.06 Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

(a) any Restricted Subsidiary of the Borrower may declare and pay dividends to, repurchase its Equity Interests from, or make other distributions to, the Borrower or any Restricted Subsidiary (or, in the case of Restricted Subsidiaries that are not Wholly Owned Subsidiaries of the

Borrower, to the Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests);

(b) the Borrower and each of its Restricted Subsidiaries may repurchase, redeem or otherwise acquire or retire to finance any such repurchase, redemption or other acquisition or retirement for value any Equity Interests of the Borrower or any of its Restricted Subsidiaries held by any current or former officer, director, consultant, or employee of the Borrower or any Subsidiary of the Borrower pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement or any Plan and the Borrower and Restricted Subsidiaries may declare and pay dividends to the Borrower or any other Restricted Subsidiary of the Borrower the proceeds of which are used for such purposes, provided that the aggregate amount of such purchases or redemptions in cash under this paragraph (b) shall not exceed in any fiscal year U.S.$5 million (plus the amount of net proceeds (x) received by the Borrower during such calendar year from sales of Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any of its Affiliates in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such calendar year) which, if not used in any year, may be carried forward to any subsequent calendar year;

(c) noncash repurchases, redemptions or exchanges of Equity Interests deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options;

(d) provided no Default or Event of Default then exists or would result therefrom, the Borrower may declare and pay dividends or make other distributions, in an amount not to exceed in any year, without duplication, U.S.$10.0 million plus the Available Amount as of the end of the immediately preceding fiscal quarter; provided that any such dividends or distributions may be made only after giving effect to the payments required to be made pursuant to Section 2.11(e) and on or within five (5) Business Days after such payments are made;

(e) any Restricted Subsidiary may declare and pay dividends or make other distributions in order to comply with the terms of the Plan of Reorganization and the Canadian Plan of Reorganization; and

(f) provided no Default under Section 7.01(c) or Event of Default then exists or would result therefrom, repurchases, redemptions or exchanges of Equity Interests of directors, consultants, officers or employees of the Borrower or any of its Affiliates on or after any vesting date of such Equity Interest to satisfy all or a portion of the tax obligations corresponding to vested Equity Interests.

Section 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is upon terms no less favorable, taken as a whole, to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (a) shall not apply to the indemnification of directors (or persons holding similar positions for non-corporate entities) of the Borrower and its Restricted Subsidiaries in accordance with customary practice.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the board of directors of any Restricted Subsidiary,

(ii) transactions among the Borrower and the other Loan Parties and transactions among the Restricted Subsidiaries that are not Loan Parties otherwise permitted by this Agreement,

(iii) any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower or any of its Affiliates in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business,

(iv) any employment agreement or employee benefit plan entered into by the Borrower or any of its Affiliates in the ordinary course of business or consistent with past practice and payments pursuant thereto,

(v) transactions otherwise permitted under Section 6.05 and Investments permitted by Section 6.04; provided that this clause (v) shall not apply to any Investment, whether direct or indirect, in either (x) Persons that were not Subsidiaries immediately prior to such Investment or (y) Persons that are not Subsidiaries immediately after such Investment,

(vi) transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(vii) payments by the Borrower or any of its Restricted Subsidiaries to any Affiliate in respect of compensation, expense reimbursement, or benefits to or for the benefit of current or former employees, independent contractors or directors of the Borrower or any of its Subsidiaries;

(viii) the sale, transfers or other dispositions of assets by a Loan Party to the MLP Entity contemplated herein, provided that such transactions are upon terms no less favorable to the relevant Loan Party than would be obtained in a comparable arm’s-length transaction with a Person that is not the MLP Entity and are confirmed as such by the independent directors of the boards of directors of each of the Borrower and the MLP Entity and in a written opinion as to fairness to the relevant Loan Party of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized industry standing and delivered to the Administrative Agent (for distribution to the Lenders), provided further that any such transactions shall be limited as provided in Sections 6.05(c) and 6.05(g), and any consideration received shall be applied as set forth in Section 2.11(c)(i); and

(ix) leases entered into by any Loan Party, as lessor and an Unrestricted Subsidiary, as lessee, with respect to a pipeline or similar asset operated by such Unrestricted Subsidiary, provided that the Remaining Present Value of any such leases shall not exceed U.S.$5 million in the aggregate.

Section 6.08 Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date, Midstream Activities and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and other business or activities that are immaterial to the Loan Parties, taken as a whole.

Section 6.09 Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; etc. (a) Amend or modify or grant any waiver or release under or terminate in any manner the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of the Borrower or any Restricted Subsidiary), in each case, if such amendment, modification, waiver, release or termination could reasonably be expected to result in a Material Adverse Effect or affect the assignability of any such contract or agreement in a manner that would have an adverse effect on the rights of the Secured Parties in the Collateral (including in such agreement as Collateral);

(b) Terminate, amend, restate, modify or supplement the Risk Management Policy as in effect on the Closing Date or grant or permit any waivers thereof (“Risk Management Policy Amendments”), (i) with respect to any such Risk Management Policy Amendments that require the approval of the Board of Directors of the Borrower, without the approval of the Board of Directors of the Borrower and (ii) with respect to any such Risk Management Policy Amendments (x) that require the approval of the Board of Directors of the Borrower, (y) are related to Exhibit 3 of the Risk Management Policy or the “Corporate Limits” column of Exhibit 4 of the Risk Management Policy or (z) that are determined by the Borrower to be material and adverse to the Lenders, without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed, provided that the Borrower shall promptly provide such information and materials related to any Risk Management Policy Amendments as may be reasonably requested by the Required Lenders to make such a determination;

(c) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any subordinated Material Indebtedness of the Borrower or any Loan Party or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such subordinated Material Indebtedness of the Borrower or any Loan Party, except for (to the extent permitted by the subordination provisions thereof) (i) payments of regularly scheduled interest and (ii) (A) prepayments made with the proceeds of any Permitted Refinancing Indebtedness in respect thereof or (B) prepayments with the proceeds of any non-cash interest bearing Equity Interests issued for such purpose that are not redeemable prior to the date that is six months following the Term Loan B Maturity Date and that have terms and covenants no more restrictive than the subordinated Indebtedness being so refinanced;

(d) Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any other Loan Party by a Restricted Subsidiary or (ii) the granting of Liens by the Borrower or a Restricted Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness or other such contractual encumbrance existing on the Closing Date that does not expand the scope of any such encumbrance or restriction, in any material respect, as determined in good faith by the Borrower

(C) any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or minority investments entered into as permitted by this Agreement;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale of any asset pending the consummation of such sale; or

(J) in the case of any Person that becomes a Restricted Subsidiary after the Closing Date (or merges into or consolidates with the Borrower or any Restricted Subsidiary), any agreement in effect at the time such Person so becomes a Restricted Subsidiary (or is merged into or consolidated into the Borrower or a Restricted Subsidiary), so long as such agreement was not entered into in contemplation of such Person becoming such a Restricted Subsidiary;

(K) in the case of any assets acquired after the Closing Date, any agreement in effect at the time of such acquisition which pertains to such assets and only such assets and is assumed in connection with such acquisition, so long as such agreement was not entered into in contemplation of such acquisition;

(L) restrictions contained in the documentation for any Indebtedness incurred pursuant to section 6.01(r); provided that such restrictions are customary for the relevant type of debt issuance and are not more burdensome in any material respect than such restrictions contained in this Agreement;

(M) any agreement or instrument constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition; and

(N) any agreement or instrument constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business.

Section 6.10 Leverage Ratio. Beginning at the end of the first full fiscal quarter ending after the Closing Date, for any Test Period, permit the Leverage Ratio on the last day of any fiscal quarter, to be in excess of 4.50:1.00 or, on the last day of any fiscal quarter ending on or after the date of any MLP Transfer for which the provisions of clause (b) of the definition of MLP Transfer Requirements are applicable, as set forth in subclause (iv) of such clause (b).

Section 6.11 Interest Coverage Ratio. Beginning at the end of the first full fiscal quarter after the Closing Date, for any Test Period, permit the Interest Coverage Ratio on the last day of any fiscal quarter to be less than 2.50:1.00.

Section 6.12 Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary (including those entered into pursuant to Section 5.12), which in the case of each of clauses (a) and (b) are entered into for bona fide risk mitigation purposes and are not speculative in nature; provided that at the time any such Swap Agreement is entered into, no Default under Section 7.01(c) or Event of Default shall have occurred and be continuing or would result therefrom. It is agreed that Swap Agreements entered into in compliance with the Risk Management Policy shall be deemed to meet the applicable requirements of the immediately preceding sentence (other than the proviso thereto).

Section 6.13 Accounting Changes. The Borrower shall not change its fiscal year or make any other significant change in accounting treatment and reporting practices except as required or permitted by applicable law.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any Revolving L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)(i) default shall be made in the payment of any interest on any Loan or on any Revolving L/C Disbursement when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days or (ii) default shall be made in the payment of any Fee or any other amount (other than an amount referred to in (b) above or in clause (i) of this paragraph (c)) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of ten (10) days;

(d) default shall be made in the due observance or performance by the Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a), 5.08, 5.10(d), 5.10(i), 5.14 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement of such Person contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)(i) any event or condition occurs the effect of which is to accelerate the maturity of any Material Indebtedness or require such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Borrower or any of its Restricted Subsidiaries shall fail to pay the principal of any Material Indebtedness at any maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Material Subsidiaries, or of a substantial part of the property or assets of the Borrower or any its Material Subsidiaries, taken as a whole, under Title 11 of the United States Code, as now constituted or hereafter amended or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Material Subsidiaries, taken as a whole, or (iii) the winding-up or liquidation of the Borrower or any of its Restricted Subsidiaries (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Material Subsidiaries, taken as a whole, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any of its Restricted Subsidiaries to pay one or more final judgments aggregating in excess of U.S.$15.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(k) one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l)(i) any material Loan Document shall for any reason be asserted in writing by the Borrower or any other Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any material security interest purported to be created by any Security Document and to extend to Collateral that material to the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreements or to file UCC continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) the Guarantees by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any other Loan Party or any other Person not to be in effect or not to be legal, valid and binding obligations; or

(m)(A) any Environmental Claim against the Borrower or any of its Restricted Subsidiaries, (B) any Liability of the Borrower or any of its Restricted Subsidiaries for any Release or threatened Release of Hazardous Materials or (C) any Liability of the Borrower or any of its Restricted Subsidiaries for any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any real property currently or formerly owned, leased or operated by any predecessor of the Borrower or any of its Restricted Subsidiaries, or any property at which the Borrower or any of its Restricted Subsidiaries has sent Hazardous Materials for treatment, storage or disposal, (each, an “Environmental Event”) shall have occurred that, when taken together with all other Environmental Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII.

THE AGENTS

Section 8.01 Appointment and Authority. (a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints RBS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) RBS shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Specified Swap Counterparty and a potential Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender or Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 8.12) as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents as if set forth in full herein with respect thereto.

(c) Each of The Bank of Nova Scotia and BNP Paribas are hereby appointed to act as Co-Syndication Agent for the Revolving Facility and the Term Loan A Facility. Each of Citibank, N.A. and Deutsche Bank AG New York Branch are hereby appointed to act as a Co-Syndication Agents for the Term Loan B Facility.

(d) Each of Citibank, N.A., Deutsche Bank AG New York Branch and Barclays Bank PLC are hereby appointed to act as a Co-Documentation Agent for the Revolving Facility and the Term Loan A Facility. Each of The Bank of Nova Scotia, BNP Paribas and Barclays Bank PLC are hereby appointed to act as a Co-Documentation Agent for the Term Loan B Facility.

(e) The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Co-Documentation Agents and the Co-Syndication Agents and any appointees thereof, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.02 Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include a Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d) shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct;

(e) shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; and

(f) shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by the Borrower, a Lender or an Issuing Bank.

Section 8.04 Reliance by Agents. Any Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Any Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or issuance of a Revolving Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, any Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or issuance of a Revolving Letter of Credit, as applicable. Any Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. Any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Any Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 8.06 Resignation of the Agents. Any Agent may at any time give ten (10) days written notice of its resignation to the Lenders, Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States and having a combined capital surplus of at least U.S.$1.0 billion. Provided no Default or Event of Default has occurred and is continuing, such appointment shall be with the consent of the Borrower, which consent shall not to be unreasonably withheld or delayed. The Required Lenders shall have the right to remove the Administrative Agent for cause. During an Agent Default Period, the Borrower and the Required Lenders may remove the relevant Agent subject to the execution and delivery by the Borrower and the Required Lenders of removal and liability release agreements reasonably satisfactory to the relevant Agent, which removal shall be effective upon the acceptance of appointment by a successor as such Agent. Upon any proposed removal of an Agent during an Agent Default Period, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States and having a combined capital surplus of at least U.S.$1.0 billion, or an Affiliate of any such financial institution with an office in the United States. In the case of the resignation of an Agent, if no such successor shall have been so appointed by the Required Lenders and the Borrower and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security, as bailee, until such time as a successor Collateral Agent is appointed), (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or Issuing Bank directly, until such time as the Required Lenders and the Borrower appoint a successor Administrative Agent as provided for above in this Section and (c) the Borrower and the Lenders agree that in no event shall the retiring Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article (including Section 8.12) and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 8.07 Non-Reliance on the Agents, Other Lenders and Other Issuing Banks. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the Co-Syndication Agents or the Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or an Issuing Bank hereunder. No Joint Lead Arranger, Co-Syndication Agent or Co-Documentation Agent shall have or be deemed to have any fiduciary relationship with any Lender.

Section 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12, 8.12, and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12, 8.12, and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

Section 8.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Specified Swap Counterparty) and each of the Issuing Banks irrevocably authorizes the Administrative Agent and the Collateral Agent to release guarantees, Liens and security interests created by the Loan Documents in accordance with the provisions of Section 9.18. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing such Agent’s authority provided for in the previous sentence.

Section 8.11 Secured Cash Management Agreements and Secured Swap Agreements. No Cash Management Bank or Specified Swap Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions hereof or of the Security Documents shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Swap Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Specified Swap Counterparty, as the case may be.

Section 8.12 Indemnification (a) Each Lender and Issuing Bank agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on the aggregate of its Commitments and the respective principal amount of its applicable outstanding Loans hereunder (or if all such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans) or portion of outstanding Revolving L/C Disbursements owed to it, as applicable) of any reasonable expenses incurred for the benefit of the Lenders and the Issuing Banks by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders and the Issuing Banks, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender or Issuing Bank shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

(b) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (b).

Section 8.13 Appointment of Supplemental Collateral Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations or other institutions to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 9.05 that refer to the Administrative Agent, the Collateral Agent or the Agents shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent, the Collateral Agent or the Agents shall be deemed to be references to the Administrative Agent, the Collateral Agent or the Agents and/or such Supplemental Collateral Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 8.14 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender or Issuing Bank by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender or Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.15 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Security Documents for the benefit of all the Lenders and the Issuing Banks or Secured Parties, as applicable; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender or Issuing Bank from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.18(c)), or (c) any Lender or Issuing Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the

Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the Security Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.18(c), any Lender or Issuing Bank may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to SemGroup Corporation at Robert N. Fitzgerald, Chief Financial Officer, SemGroup Corporation, Two Warren Place, 6120 South Yale Avenue, Suite 700, Tulsa, Oklahoma, 74136-4216, fax: (918) 524-8687, e-mail: bfitzgerald@semgroupcorp.com; with a copy to: Candice L. Cheeseman, General Counsel and Secretary, SemGroup Corporation, Two Warren Place, 6120 South Yale Avenue, Suite 700, Tulsa Oklahoma, 74136-4216, fax: (918) 524-8687, e-mail: ccheeseman@semgroupcorp.com.

(ii) if to the Administrative Agent, to The Royal Bank of Scotland plc at 600 Washington Blvd., Stamford, Connecticut 06901, Attention: John Ferrante; fax: (203) 873-5300, e-mail: gbmnaagency@rbs.com;

(iii) if to the Collateral Agent, to The Royal Bank of Scotland plc at 600 Washington Blvd., Stamford, Connecticut 06901, Attention: John Ferrante; fax: (203) 873-5300, e-mail: gbmnaagency@rbs.com; and

(iv) if to an Issuing Bank or any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means prior to 5:00 p.m. (New York time) on such date, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Revolving Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or Revolving L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Revolving Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Revolving Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Revolving Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Revolving Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Lenders, the Agents, each Issuing Bank and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank, and the Lenders, and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee (provided that any liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.15 or 2.17 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment) or (y) in the case of assignments made by any of the Joint Lead Arrangers, to the extent that such assignments by the Joint Lead Arrangers are made in the primary syndication to assignees to whom Borrower has consented for the relevant facility prior to the Closing Date; provided further that consent of the Borrower shall be deemed to be given if the Borrower does not approve or reject such assignment within seven (7) Business Days of receipt by the Borrower of notice of such proposed assignment;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Person that is a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment; and

(C) in the case of any assignment of any Revolving Facility Commitment to any Lender that was not previously a Revolving Facility Lender or an Affiliate of a Revolving Facility Lender, each Issuing Bank, the Borrower and the Administrative Agent provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing.

(ii) Assignments shall be subject to the following additional conditions:

(A)(x) With respect to the Revolving Facility and the Term Loan A Facility, the amount of the Commitment and/or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$5.0 million and increments of U.S.$1.0 million in excess thereof and (y) with respect to the Term Loan B Facility, the amount of the Commitment and/or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$1.0 million and increments of U.S.$500,000 in excess thereof, in each case, unless the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of a given Facility under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any other administrative information that the Administrative Agent may reasonably request;

(E) no such assignment shall be made to the Borrower or any other Loan Party or any of their respective Affiliates, except as provided in clause (e) of this Section 9.04, or a Defaulting Lender;

(F) notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person; and

(G) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, 2.16, 2.17 and 9.05, provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Revolving L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) The parties to each assignment shall execute and deliver to the Administrative Agent a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder), any written consent to such assignment required by paragraph (b) of this Section, and the processing and recordation fee referred to above (unless waived as set forth above), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Revolving L/C Disbursements owing to it); provided that (A) such Lender may not sell participations to the Borrower or any Affiliate of the Borrower, (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (D) the Borrower, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) such Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register (the “Participant Register”) on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans (or other rights or obligations) held by it, which entries shall be conclusive absent manifest error; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is required by a Governmental Authority. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i) through (vii) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.15, 2.16 and 2.17 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld or delayed) and the Borrower may withhold its consent if a Participant would be entitled to require greater payment than the applicable Lender under such Sections. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

(e) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to the Borrower, but only if (i) such assignment is made pursuant to a Dutch Auction open to all Lenders on a pro rata basis, (ii) no Default or Event of Default has occurred or is continuing or would result therefrom and (iii) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower. For the avoidance of doubt, the pro rata provisions and ratable sharing provisions applicable to the Lenders and set forth in Article II hereof shall not apply to assignments described under this clause (e).

Section 9.05 Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers and their respective Affiliates in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents, the Joint Lead Arrangers and their respective Affiliates in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable and documented fees, disbursements and charges of Latham & Watkins, LLP and for no more than one counsel in any relevant jurisdiction) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents, the Joint Lead Arrangers and their respective Affiliates or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Revolving Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, special New York counsel for the Agents and the Joint Lead Arrangers, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel; provided, that, absent any conflict of interest, the Agents, the Joint Lead Arrangers and the Lenders shall not be entitled to indemnification for the reasonable and documented fees, charges or disbursements of more than one counsel in each jurisdiction; provided however that in the event of a conflict of interest, the affected Agent, Joint Lead Arranger or Lender, as applicable, shall be entitled to indemnification for the reasonable and documented fees, charges or disbursements of one additional counsel.

(b) The Borrower agrees to indemnify the Agents, the Joint Lead Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments and suits of any kind and all related costs, expenses or disbursements, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of the Commitment Letter, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or the use of any Revolving Letter of Credit or

(iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Borrower, its Subsidiaries, its equity holders, its creditors, any Indemnitee or any third party initiated or is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment in a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (treating, for this purpose only, any Agent, any Joint Lead Arranger, any Issuing Bank, any Lender and any of their respective Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Event or Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or by any predecessor of the Borrower or any of its Subsidiaries, or any property at which the Borrower or any of its Subsidiaries has sent Hazardous Materials for treatment, storage or disposal, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or would have arisen as against the Indemnitee regardless of this Agreement or any other Loan Document or any Borrowings hereunder. In no event shall any Indemnitee be liable to any Loan Party for any consequential, indirect, special or punitive damages. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined in a final, non-appealable judgment of a court of competent jurisdiction. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of the Commitment Letter, this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank, any Joint Lead Arranger or any Lender. All amounts due under this Section 9.05 shall be payable within fifteen (15) days of written demand therefor accompanied by reasonable backup documentation with respect to any reimbursement, indemnification or other amount requested.

(c) This Section 9.05 shall not apply to Taxes which are indemnified pursuant to Section 2.17.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Loan Party or any other Subsidiary that is not a Foreign Subsidiary, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment. (a) No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any Revolving L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i), or otherwise;

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or Revolving L/C Participation Fees or other fees payable to any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase in the Commitments of any Lender);

(iii) extend any date on which any scheduled amortization payment in respect of any Term Loan or payment of interest on any Loan, Revolving L/C Disbursement or any Fees is due or reduce the amount of any scheduled amortization payment due with respect to any Term Loan on the date due, without the prior written consent of each Lender adversely affected thereby;

(iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v) extend the stated expiration date of any Revolving Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly affected thereby;

(vi) amend or modify the provisions of this Section, Section 2.22(b) or Section 2.22(c) or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders; additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vii) release all or substantially all the Collateral or release all or substantially all of the value of the Guarantees of the Guarantors without the prior written consent of each Lender and Issuing Bank; and

(viii) amend, modify or waive this Agreement or any Security Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Secured Swap Agreements or the definition of “Specified Swap Counterparty,” “Swap Agreement,” “Secured Swap Agreements,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Specified Swap Counterparty with Obligations then outstanding without the written consent of any such Specified Swap Counterparty, provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or an Issuing Bank hereunder or under the other Loan Documents without the prior written consent of such Administrative Agent, Collateral Agent or Issuing Bank, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower (i) to add one or more additional credit facilities to this Agreement pursuant to Section 2.20 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such

Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

(f) Notwithstanding the foregoing, (i) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Commitments on the terms and conditions provided for in Section 2.20 and (ii) any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender if such amendment, modification, supplement or waiver is executed and delivered in order to cure an ambiguity, omission, mistake or defect in such Loan Document; provided that in connection with this clause (ii), in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders or the Required Lenders, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders, the affected Lenders or all Lenders in connection with any such amendment, modification, supplement or waiver.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter and the Administrative Agent Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. (a) Each of the Borrower, the Agents, the Issuing Banks and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement (other than Section 8.09) shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the Borrower, the Agents, the Issuing Banks and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Borrower or the other Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (z) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Borrower or any of its Subsidiaries or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender or Issuing Bank (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16), (vi) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (vii) to any credit insurance provider relating to the Borrower and its Obligations (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16). If a Lender, an Issuing Bank or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena to the extent reasonably practicable unless prohibited from doing so, it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order and such Lender, Issuing Bank or Agent will cooperate with the Borrower (or the applicable Subsidiary or Affiliate) in seeking such protective order.

Section 9.17 Communications.

(a) Delivery. (i) Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m. (New York time) on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Co-Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers or any Lender or Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC” to the extent the Borrower determines that such Borrower Materials contain material non-public information with respect to the Borrower or its Affiliates or their respective securities for purposes of United States Federal and state securities laws.

(c) Designee. Each Lender acknowledges that circumstances may arise that require it to refer to information that might contain material non-public information. Accordingly, each Lender agrees that it will nominate at least one designee to receive such information (including material non-public information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of material non-public information may be sent by electronic transmission.

(d) Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of its or their affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents, the Liens on such assets and the guarantee obligations of any Subsidiary conveyed, sold, leased, assigned, transferred or otherwise disposed, in each case, shall automatically be released without any further action by the Loan Party, any Agent, any Joint Lead Arranger or any Lender, and each of the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to evidence the release of any Liens created by any Loan Document in respect of such Equity Interests or assets that are the subject of such disposition and to release any guarantees of the Obligations. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of. Except with respect to any indemnity or other provision set forth in any Security Document which is expressly stated to survive termination thereof, the Security Documents, the guarantees made therein, the Security Interest (as defined therein) and all other security interests granted thereby shall automatically terminate, and each Loan Party shall automatically be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall be automatically released, when all the Obligations are paid in full in cash and Commitments are terminated (other than (A) contingent indemnification obligations, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Swap Agreements and (C) obligations and liabilities under Revolving Letters of Credit as to which arrangements satisfactory to the Issuing Banks shall have been made). At such time, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower at the Borrower’s expense to evidence and effectuate such termination and release of the guarantees, Liens and security interests created by the Loan Documents. The foregoing shall not alter in any way the obligation of the Borrower or any other Loan Party to apply, or subject to the Lien under a Security Document, the Net Proceeds received from any such conveyance, sale, lease, assignment, transfer or disposal, as set forth in this Agreement

Section 9.19 U.S.A. PATRIOT Act and Similar Legislation. Each Lender and Issuing Bank hereby notifies each Loan Party that pursuant to the requirements of the U.S.A. PATRIOT Act and similar legislation, as applicable, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with such legislation. Each Loan Party agrees to furnish such information promptly upon request of a Lender. Each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.20 Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s principal office on the Business Day preceding that on which final judgment is given.

Section 9.21 Pledge and Guarantee Restrictions. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):

(a) (i) no more than 65% of the issued and outstanding voting Equity Interests of (x) any Foreign Subsidiary of the Borrower or (y) any Subsidiary of the Borrower, substantially all of which Subsidiary’s assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code, shall be pledged or similarly hypothecated to guarantee, secure or support any Obligation of any Loan Party; and

(ii) no Foreign Subsidiary shall guarantee or support any Obligation of the Borrower; and

(iii) any guarantee provided by any Domestic Subsidiary of the Borrower, substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code shall be without recourse to the 35% of the issued and outstanding voting Equity Interests held by such Domestic Subsidiary in Foreign Subsidiaries which, pursuant to clause (a)(i) above, are not required to be pledged by such Domestic Subsidiary; and

(b) no Subsidiary shall guarantee or support any Obligation of any Loan Party if and to the extent that such guarantee or support would contravene the Agreed Security Principles.

The parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 9.21 shall be void ab initio, but only to the extent of such contravention.

Section 9.22 No Fiduciary Duty. Each Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and the other Loan Parties. The Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Loan Parties, their equity holders or their Affiliates. The Borrower hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, equity holders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (iv) the Borrower and each other Loan Party has consulted its own legal and financial advisors to the extent it has deemed appropriate and (v) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.23 Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received by the Administrative Agent from the Collateral Agent pursuant to any Security Document or and any other amounts received by the Administrative Agent on account of the Loan Document Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Loan Document Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Joint Lead Arrangers, the Administrative Agent and the Collateral Agent) payable to the Joint Lead Arrangers, the Co-Syndication Agents, the Co-Documentation Agents, the Administrative Agent and the Collateral Agent in their respective capacities as such;

(b) Second, to payment of that portion of the Loan Document Obligations constituting fees, indemnities and other amounts (other than principal, interest and Revolving L/C Participation Fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Loan Document Obligations constituting accrued and unpaid Revolving L/C Participation Fees and interest on the Loans, Revolving L/C Exposure and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to payment of that portion of the Loan Document Obligations constituting unpaid principal of the Loans and Revolving L/C Reimbursement Obligations, payments for early termination (and any other unpaid amount then due and owing under any Secured Swap Agreement) owed to a Person that is a Specified Swap Counterparty at the time such Person entered into such Secured Swap Agreement and amounts owed pursuant to any Secured Cash Management Agreement to a Cash Management Bank, ratably among the Lenders, the Issuing Banks, Specified Swap Counterparties and Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that, with respect to Secured Swap Agreements relating to commodities, Specified Swap Counterparties shall in no event be entitled to receive any amount under this Section 9.23(d) in excess of U.S.$75.0 million in the aggregate or, with respect to Secured Swap Agreements relating to commodities of any particular Specified Swap Counterparty, in excess of the maximum amount then designated in the Swap Collateral Sharing Acknowledgement to which it is a party; provided, further, that any Specified Swap Counterparty that has received any other collateral to support the Loan Document Obligations under such Secured Swap Agreements relating to commodities shall first exhaust such collateral prior to seeking payment pursuant to this clause Fourth;

(e) Fifth, to payment of any other unpaid amount then due and owing under any Secured Swap Agreements relating to commodities ratably among the Specified Swap Counterparties that are counterparties thereto;

(f) Sixth, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize that portion of Revolving L/C Exposure comprised of the U.S. Dollar Equivalent of the aggregate undrawn amount of Revolving Letters of Credit; and

(g) Last, the balance, if any, after all of the Loan Document Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.05(j), amounts used to cash collateralize the aggregate undrawn amount of Revolving Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Revolving Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Revolving Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 9.24 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder or under any Foreign L/C in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the date on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder or under any Foreign L/C (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder or under such Foreign L/C (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.24 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder and under any Revolving Letter of Credit.

Section 9.25 Certain Matters relating to the Plans of Reorganization. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (a) any and all payments, distributions, the existence or creation of any Liens or Indebtedness, the creation and/or maintenance of any Liens, the conversion of all or a portion of Indebtedness into equity and the issuance of securities by any Loan Party, and other transfers of money and other property and creation of contractual and monetary obligations (including, without limitation, any of the foregoing by the Borrower or any of its Subsidiaries to any specified creditor) made or created or permitted to exist pursuant to the express provisions of the Plans of Reorganization (whether prior to, on or after the Closing Date), (b) any transfer of property pursuant to an order of the Bankruptcy Court or the Alberta Court approving a motion filed on or before the Closing Date, whether such order is entered before or after the Closing Date, and (c) any transfer of property after the Closing Date that generates proceeds to be distributed to creditors pursuant to the Plans of Reorganization are, in each case, expressly permitted without restriction of any kind, and any such sales or other transfers of money, and other property that are earmarked in the Plans of Reorganization for distribution, directly or indirectly, to specified creditors shall not constitute a sale of assets prohibited by Section 6.05 of this Agreement and shall not otherwise result in a mandatory prepayment hereunder, and upon any transfer or sale to any such specified creditor, such property shall be free and clear of any Liens created under any of the Security Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEMGROUP CORPORATION,
as Borrower

By:	/s/ Norman J. Szydlowski
Name: Norman J. Szydlowski
Title: President and Chief Executive Officer

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent and Collateral Agent

By:	/s/ Eric E. Stoerr
Name: Eric E. Stoerr
Title: Managing Director

THE ROYAL BANK OF SCOTLAND PLC,
as Lender

By:	/s/ Eric E. Stoerr
Name: Eric E. Stoerr
Title: Managing Director

CITIBANK, N.A.,
as Lender

By:	/s/ John F. Miller
Name: John F. Miller
Title: Attorney-in-Fact

BNP PARIBAS,
as Lender

By:	/s/ Matt Turner
Name: Matt Turner
Title: Vice President

By:	/s/ Andrew Ostrov
Name: Andrew Ostrov
Title: Director

BARCLAYS BANK PLC,
as Lender

By:	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

NATIXIS,
as Lender

By:	/s/ Louis P. Laville, III
Name: Louis P. Laville, III
Title: Managing Director

By:	/s/ Daniel Payer
Name: Daniel Payer
Title: Managing Director

BOKF, NA D/B/A BANK OF OKLAHOMA,
as Lender

By:	/s/ Linda J. Bridges
Name: Linda J. Bridges
Title: Commercial Lending Officer

DEUTSCHE BANK AG NEW YORK BRANCH,
as Lender

By:	/s/ Chris Chapman
Name: Chris Chapman
Title: Director

By:	/s/ Juan J. Mejia
Name: Juan J. Mejia
Title: Director

THE BANK OF NOVA SCOTIA,
as Lender

By:	/s/ Marc Graham
Name: Marc Graham
Title: Director

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert names of Assignee(s)] (the “Assignee[s]”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Revolving Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee[s]:

        [and is an Affiliate/Approved Fund of [Identify Lender]]

3. Administrative Agent: The Royal Bank of Scotland plc.

4. Credit Agreement: The Credit Agreement dated as of June 17, 2011, among SEMGROUP CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK AG NEW YORK BRANCH, THE BANK OF NOVA SCOTIA AND BARCLAYS CAPITAL, as Joint Lead Arrangers, THE BANK OF NOVA SCOTIA AND BNP PARIBAS, as Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents, CITIBANK, N.A. AND DEUTSCHE BANK AG NEW YORK BRANCH, as Term Loan B Facility Co-Syndication Agents, CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH AND BARCLAYS BANK PLC, as Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents, and THE BANK OF NOVA SCOTIA, BNP PARIBAS AND BARCLAYS BANK PLC, as Term Loan B Facility Co-Documentation Agents.

5. Assigned Interest1:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans*
[Revolving Facility Loan]				%
[Term Loan A Loan]				%
[Term Loan B Loan]				%
[Incremental Loan]				%

Effective Date:             ,     , 20    . [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Add additional table for each Assignee.
*	Calculate to 9 decimal places and show as a percentage of aggregate Loans of all Lenders in respect of the applicable Facility.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE][2]

By:
Name:
Title:

Consented[3] to and accepted:

THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent

By:
Name:
Title:

[Consented[4] to:]

[Issuing Lender]

By:
Name:
Title:

[Consented[5] to:]

SEMGROUP CORPORATION

By:
Name:
Title:

[2]	Add additional signature blocks if there is more than one Assignee.
[3]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
[4]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
[5]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each] Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance; provided, however, that it shall be promptly followed by an original. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

FORM OF

BORROWING REQUEST

The Royal Bank of Scotland plc

as Administrative Agent [and Issuing Bank]

for the Lenders referred to below

600 Washington Blvd.

Stamford, Connecticut 06901

Attention: John Ferrante

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June 17, 2011, among SEMGROUP CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as Administrative Agent (in such capacity, the “Administrative Agent”), RBS, as Collateral Agent, RBS SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK AG NEW YORK BRANCH, THE BANK OF NOVA SCOTIA AND BARCLAYS CAPITAL, as Joint Lead Arrangers, THE BANK OF NOVA SCOTIA AND BNP PARIBAS, as Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents, CITIBANK, N.A. AND DEUTSCHE BANK AG NEW YORK BRANCH, as Term Loan B Facility Co-Syndication Agents, CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH AND BARCLAYS BANK PLC, as Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents, and THE BANK OF NOVA SCOTIA, BNP PARIBAS AND BARCLAYS BANK PLC, as Term Loan B Facility Co-Documentation Agents.

This notice constitutes a Borrowing Request of the Borrower and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

For a Revolving Facility Borrowing or issuance of Revolving Letter of Credit,

(A) Borrower [and Name of Account Party]1:

(B) Aggregate or Face Amount of Borrowing: US$/C$

(C) Date of Borrowing (which shall be a Business Day):

(D) Type of Borrowing (ABR, Eurodollar, or Revolving Letter of Credit):

[1]	If Borrower requests that a letter of credit be issued on behalf of another Loan Party.

(E) Interest Period (if a Eurodollar Borrowing):2

(F) [Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent] [Beneficiary (if a Revolving Letter of Credit)3]:

(G) Expiry date (if a Revolving Letter of Credit)4:

For a Borrowing of Term Loan A Loans,

(A) Aggregate Amount of Borrowing: US$

(B) Date of Borrowing (which shall be a Business Day):

(C) Type of Borrowing (ABR or Eurodollar):

(D) Interest Period (if a Eurodollar Borrowing):5

(E) Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent:

For a Borrowing of Term Loan B Loans,

(A) Aggregate Amount of Borrowing: US$

(B) Date of Borrowing (which shall be a Business Day):

(C) Type of Borrowing (ABR or Eurodollar):

(D) Interest Period (if a Eurodollar Borrowing):6

(E) Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent:

[2]	Which must comply with the definition of “Interest Period” and end not later than the Revolving Facility Maturity Date.
[3]	Please specify name and address.
[4]

This date must be (A) unless the applicable Issuing Bank agrees to a later expiration date, the date one year after the date of issuance (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Revolving Facility Maturity Date.

[5]	Which must comply with the definition of “Interest Period”.
[6]	Which must comply with the definition of “Interest Period”.

For a Borrowing of Incremental Loans,

(A) Facility of Incremental Loan (Revolving Facility, Term Loan A Facility or Term Loan B Facility):

(B) Identity of Lender reasonably acceptable to the Administrative Agent[, and the Issuing Banks]7:

(C) Aggregate Amount of Borrowing: US$

(D) Increased Amount Date (which shall be a Business Day):8

(E) Type of Borrowing (ABR or Eurodollar):

(F) Interest Period (if a Eurodollar Borrowing): 9

(G) Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent:

[7]	In the case that the Incremental Loan is a Incremental Revolving Facility Loan.
[8]	This date not to be less than five (5) Business Days after the date on which this notice is delivered to the Administrative Agent.
[9]	Which must comply with the definition of “Interest Period”.

We hereby certify that, on and as of the date hereof, no default or Event of Default has occurred or is continuing and the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects, with the same effect as though made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Very truly yours,

SEMGROUP CORPORATION

By:
Name:
Title:

EXHIBIT C

FORM OF

INTEREST ELECTION REQUEST

The Royal Bank of Scotland plc

as Administrative Agent [and Issuing Bank]

for the Lenders referred to below

600 Washington Blvd.

Stamford, Connecticut 06901

Attention: John Ferrante

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June 17, 2011, among SEMGROUP CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as Administrative Agent (in such capacity, the “Administrative Agent”), RBS, as Collateral Agent, RBS SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK AG NEW YORK BRANCH, THE BANK OF NOVA SCOTIA AND BARCLAYS CAPITAL, as Joint Lead Arrangers, THE BANK OF NOVA SCOTIA AND BNP PARIBAS, as Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents, CITIBANK, N.A. AND DEUTSCHE BANK AG NEW YORK BRANCH, as Term Loan B Facility Co-Syndication Agents, CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH AND BARCLAYS BANK PLC, as Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents, and THE BANK OF NOVA SCOTIA, BNP PARIBAS AND BARCLAYS BANK PLC, as Term Loan B Facility Co-Documentation Agents.

This notice constitutes an Interest Election Request by the Borrower and the Borrower hereby requests a [conversion] [continuation] of [IDENTIFY BORROWING] pursuant to Section 2.07 of the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such conversion or continuation:

For a Revolving Facility Borrowing,

(A) Amount of initial Borrowing being converted1: US$

(B) Effective Date (which shall be a Business Day):

(C) Type of Borrowing (ABR or Eurodollar)2:

[1]	For conversions only. Please complete a separate form for each portion of the initial Borrowing being converted.
[2]	For conversions only.

(D) Interest Period (if a Eurodollar Borrowing):3

For a Borrowing of Term Loan A Loans,

(E) Amount of initial Borrowing being converted4: US$

(F) Effective Date (which shall be a Business Day):

(G) Type of Borrowing (ABR or Eurodollar)5:

(H) Interest Period (if a Eurodollar Borrowing):6

For a Borrowing of Term Loan B Loans,

(A) Amount of initial Borrowing being converted7: US$

(B) Effective Date (which shall be a Business Day):

(C) Type of Borrowing (ABR or Eurodollar)8:

(D) Interest Period (if a Eurodollar Borrowing):9

(continued…)

[3]

For conversions and continuations of Eurodollar Borrowings. If the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Interest Period shall be deemed to be of one month’s duration.

[4]	For conversions only. Please complete a separate form for each portion of the initial Borrowing being converted.
[5]	For conversions only.
[6]

For conversions and continuations of Eurodollar Borrowings. If the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Interest Period shall be deemed to be of one month’s duration.

[7]	For conversions only. Please complete a separate form for each portion of the initial Borrowing being converted.
[8]	For conversions only.
[9]

For conversions and continuations of Eurodollar Borrowings. If the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Interest Period shall be deemed to be of one month’s duration.

For a Borrowing of Incremental Loans,

(A) Amount of initial Borrowing being converted10: US$

(B) Effective Date (which shall be a Business Day):

(C) Type of Borrowing (ABR or Eurodollar)11:

(D) Interest Period (if a Eurodollar Borrowing):12

Very truly yours,

SEMGROUP CORPORATION

By:
Name:
Title:

[10]	For conversions only. Please complete a separate form for each portion of the initial Borrowing being converted.
[11]	For conversions only.
[12]

For conversions and continuations of Eurodollar Borrowings. If the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Interest Period shall be deemed to be of one month’s duration.

EXHIBIT D

FORM OF

COLLATERAL AGREEMENT

[SEPARATELY ATTACHED]

D-1

EXHIBIT E

FORM OF

SOLVENCY CERTIFICATE

I, the undersigned, the [Chief Financial Officer] [title of other Responsible Officer] of the Borrower (as defined below), DO HEREBY CERTIFY on behalf of the Borrower that:

1. This Certificate is furnished pursuant to Section 4.02(g) of the Credit Agreement (as in effect on the date of this Certificate), dated as of June 17, 2011, among SEMGROUP CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK AG NEW YORK BRANCH, THE BANK OF NOVA SCOTIA AND BARCLAYS CAPITAL, as Joint Lead Arrangers, THE BANK OF NOVA SCOTIA AND BNP PARIBAS, as Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents, CITIBANK, N.A. AND DEUTSCHE BANK AG NEW YORK BRANCH, as Term Loan B Facility Co-Syndication Agents, CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH AND BARCLAYS BANK PLC, as Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents, and THE BANK OF NOVA SCOTIA, BNP PARIBAS AND BARCLAYS BANK PLC, as Term Loan B Facility Co-Documentation Agents.

2. Immediately after giving effect to the Transactions, (a) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

[Signature Page Follows]

E-1

IN WITNESS WHEREOF, I have hereunto set my hand this     day of         , 201[_].

SEMGROUP CORPORATION, as Borrower

By:
Name:
Title:

E-2

EXHIBIT F-1

FORM OF REVOLVING NOTE

$	Dated: , 2011

FOR VALUE RECEIVED, the undersigned, SEMGROUP CORPORATION (the “Borrower”), HEREBY PROMISES TO PAY to [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the principal amount of the Revolving Facility Loans (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of June 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK AG NEW YORK BRANCH, THE BANK OF NOVA SCOTIA AND BARCLAYS CAPITAL, as Joint Lead Arrangers, THE BANK OF NOVA SCOTIA AND BNP PARIBAS, as Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents, CITIBANK, N.A. AND DEUTSCHE BANK AG NEW YORK BRANCH, as Term Loan B Facility Co-Syndication Agents, CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH AND BARCLAYS BANK PLC, as Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents, and THE BANK OF NOVA SCOTIA, BNP PARIBAS AND BARCLAYS BANK PLC, as Term Loan B Facility Co-Documentation Agents.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of each Revolving Facility Loan advanced to the Borrower from the date of such Revolving Facility Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in U.S. dollars to RBS, as Administrative Agent, at 600 Washington Blvd., Stamford, Connecticut 06901, Attention: John Ferrante, fax: (203) 873-5300, e-mail: gbmnaagency@rbs.com, in immediately available funds. Each Revolving Facility Loan advanced to the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in Section 2.09(e) of the Credit Agreement and is entitled to the benefits of the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of loans (the “Revolving Facility Loans”) by the Revolving Facility Lenders to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding U.S.$325,000,000, the indebtedness of the Borrower resulting from each such Revolving Facility Loan being, on request of a Revolving Facility Lender, evidenced by such promissory notes, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

F-1-1

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01(a) of the Credit Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Promissory Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Promissory Note or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents in any New York State or federal court sitting in New York County. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

F-1-2

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SEMGROUP CORPORATION, as Borrower

By:
Name:
Title:

F-1-3

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loans	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT F-2

FORM OF TERM LOAN A NOTE

$	Dated: , 2011

FOR VALUE RECEIVED, the undersigned, SEMGROUP CORPORATION (the “Borrower”), HEREBY PROMISES TO PAY to [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the principal amount of the Term Loan A Loans (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of June 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK AG NEW YORK BRANCH, THE BANK OF NOVA SCOTIA AND BARCLAYS CAPITAL, as Joint Lead Arrangers, THE BANK OF NOVA SCOTIA AND BNP PARIBAS, as Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents, CITIBANK, N.A. AND DEUTSCHE BANK AG NEW YORK BRANCH, as Term Loan B Facility Co-Syndication Agents, CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH AND BARCLAYS BANK PLC, as Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents, and THE BANK OF NOVA SCOTIA, BNP PARIBAS AND BARCLAYS BANK PLC, as Term Loan B Facility Co-Documentation Agents.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of the Term Loan A Loan advanced to the Borrower from the date of such Term Loan A Loan, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in U.S. dollars to RBS, as Administrative Agent, at 600 Washington Blvd., Stamford, Connecticut 06901, Attention: John Ferrante, fax: (203) 873-5300, e-mail: gbmnaagency@rbs.com, in immediately available funds. The Term Loan A Loan advanced to the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in Section 2.09(e) of the Credit Agreement and is entitled to the benefits of the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of loans (the “Term Loan A Loans”) by the Term Loan A Lenders to or for the benefit of the Borrower in an aggregate amount not to exceed at any time outstanding U.S.$75,000,000, the indebtedness of the Borrower resulting from such Term Loan A Loans being, on request of a Term Loan A Lender, evidenced by such promissory notes, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

F-2-1

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01(a) of the Credit Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Promissory Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Promissory Note or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents in any New York State or federal court sitting in New York County. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

F-2-2

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SEMGROUP CORPORATION, as Borrower

By:
Name:
Title:

F-2-3

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT F-3

FORM OF TERM LOAN B NOTE

$	Dated: , 2011

FOR VALUE RECEIVED, the undersigned, SEMGROUP CORPORATION (the “Borrower”), HEREBY PROMISES TO PAY to [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the principal amount of the Term Loan B Loans (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of June 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK AG NEW YORK BRANCH, THE BANK OF NOVA SCOTIA AND BARCLAYS CAPITAL, as Joint Lead Arrangers, THE BANK OF NOVA SCOTIA AND BNP PARIBAS, as Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents, CITIBANK, N.A. AND DEUTSCHE BANK AG NEW YORK BRANCH, as Term Loan B Facility Co-Syndication Agents, CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH AND BARCLAYS BANK PLC, as Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents, and THE BANK OF NOVA SCOTIA, BNP PARIBAS AND BARCLAYS BANK PLC, as Term Loan B Facility Co-Documentation Agents.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of the Term Loan B Loan advanced to the Borrower from the date of such Term Loan B Loan, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in U.S. dollars to RBS, as Administrative Agent, at 600 Washington Blvd., Stamford, Connecticut 06901, Attention: John Ferrante, fax: (203) 873-5300, e-mail: gbmnaagency@rbs.com, in immediately available funds. The Term Loan B Loan advanced to the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in Section 2.09(e) of the Credit Agreement and is entitled to the benefits of the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of loans (the “Term Loan B Loans”) by the Term Loan B Lenders to or for the benefit of the Borrower in an aggregate amount not to exceed at any time outstanding U.S.$200,000,000, the indebtedness of the Borrower resulting from such Term Loan B Loans being, on request of a Term Loan B Lender, evidenced by such promissory notes, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

F-3-1

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01(a) of the Credit Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Promissory Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Promissory Note or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents in any New York State or federal court sitting in New York County. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

F-3-2

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SEMGROUP CORPORATION, as Borrower

By:
Name:
Title:

F-3-3

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE1

Reference is made to the Credit Agreement dated as of June 17, 2011, among SEMGROUP CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party thereto from time to time, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as Administrative Agent, RBS, as Collateral Agent, RBS SECURITIES INC., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK AG NEW YORK BRANCH, THE BANK OF NOVA SCOTIA AND BARCLAYS CAPITAL, as Joint Lead Arrangers, THE BANK OF NOVA SCOTIA AND BNP PARIBAS, as Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents, CITIBANK, N.A. AND DEUTSCHE BANK AG NEW YORK BRANCH, as Term Loan B Facility Co-Syndication Agents, CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH AND BARCLAYS BANK PLC, as Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents, and THE BANK OF NOVA SCOTIA, BNP PARIBAS AND BARCLAYS BANK PLC, as Term Loan B Facility Co-Documentation Agents.

[Insert name of institution] (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 2.17(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

A. The Non-U.S. Lender is the beneficial owner of the Loan (as well as any Notes evidencing such Loan) in respect of which it is providing this certificate;

B. The Non-U.S. Lender is not a “bank” that entered into the Credit Agreement in the “ordinary course of its trade or business” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

C. The Non-U.S. Lender is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

[1]	If the undersigned is an intermediary, a foreign partnership or other flow-through entity, the following adjustment shall be made:

1.	The following representations shall be provided as applied to the partners or members claiming the portfolio interest exemption:

•	Paragraph A;

•	Paragraph C;

•	Paragraph D;

•	Paragraph E.

2.	The following representation shall be provided as applied to the undersigned as well as the partners or members owners claiming the portfolio interest exemption:

•	Paragraph B.

3.	The undersigned shall provide an Internal Revenue Service Form W-8IMY (with underlying W-8BENs, W-9s or other applicable forms from each of its partners or members).

4.	Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flow-through entities.

D. The Non-U.S. Lender is not a “controlled foreign corporation” receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code; and

E. The interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in any of the three calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:             , 20

EXHIBIT H

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Administrative Questionnaire

I. Borrower Name:	SEMGROUP CORPORATION

II. Legal Name of Lender for Signature Page:

III. Name of Lender for any eventual tombstone:

IV. Legal Address:

V. Contact Information:

	Credit Contact	Operations Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

Email: Address:

VI. Lender’s Wire Payment Instructions:

Pay to:
(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

Please return this form, by fax, to the attention of Administrative Agent, fax [    ], no later than 5:00 p.m. New York City time, on [            ], 2011.

Administrative Questionnaire

Borrower Name:	SEMGROUP CORPORATION

VII. Organizational Structure:

Branch, organized under which laws, etc.

Lender’s Tax ID:

Tax withholding Form Attached

[        ]    Form W-9

[        ]    Form W-8BEN/W-8EXP/W-8IMY/W-8ECI (with any required attachments)

[        ]    W/Hold         % Effective

VIII. Payment Instructions:

Servicing Site:

Pay To:

IX. Name of Authorized Officer:

Name:

Signature:

Date:

Administrative Questionnaire

X. Institutional Investor Sub-Allocations

Institution Legal: Name:

Fund Manager:

Sub-Allocations:

Exact Legal Name (for documentation purposes)	Sub- Allocation (Indicate US$)	Direct Signer to Credit Agreement (Yes / No)	Purchase by Assignment (Yes / No)	Date of Post- Closing Assignment
1.

2.

3.

4.

5.

6.

7.

Total

Special Instructions

EXHIBIT I

FORM OF

PLEDGE AGREEMENT

PLEDGE AGREEMENT

dated and effective as of

[                    ]

between

[                    ],

as the Pledgor,

and

THE ROYAL BANK OF SCOTLAND PLC

as the Collateral Agent

TABLE OF CONTENTS

Page

ARTICLE 1

DEFINITIONS

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Section 7.24	Jurisdiction; Consent to Service of Process	22
Section 7.25	Rights of Collateral Agent	22
Section 7.26	Consent and Acknowledgement	22
Section 7.27	Third Party Beneficiaries	22
Section 7.28	Waiver of Transfer Restrictions	22
Section 7.29	Credit Agreement Provisions	22

Schedules
Schedule 2.1	Description of Pledged Equity Interests

Exhibits
Exhibit A	Form of Irrevocable Proxy
Exhibit B	Form of Assignment of General Partnership Interests

This PLEDGE AGREEMENT, dated as of [                    ], (this “Agreement”), is entered into between [GENERAL PARTNER1], a [TYPE AND JURISDICTION OF ENTITY] (the “Pledgor”), and THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as collateral agent for the Secured Parties referred to below (together with its successors, designees and assigns, in such capacity, the “Collateral Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1.1 or Section 1.3 below.

W I T N E S S E T H :

WHEREAS, SemGroup Corporation (the “Borrower”) has entered into that certain Credit Agreement dated as of June 17, 2011 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (the “Lenders”), RBS, as Administrative Agent and Collateral Agent, RBS Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank AG New York Branch, The Bank of Nova Scotia and Barclays Capital Inc., as Joint Lead Arrangers, The Bank of Nova Scotia and BNP Paribas, as Term Loan A Facility and Revolving Credit Facility Co-Syndication Agents, Citibank, N.A. and Deutsche Bank AG New York Branch, as Term Loan B Facility Co-Syndication Agents, Citibank, N.A., Deutsche Bank AG New York Branch and Barclays Bank PLC, as Term Loan A Facility and Revolving Credit Facility Co-Documentation Agents, and The Bank of Nova Scotia, BNP Paribas and Barclays Bank PLC, as Term Loan B Facility Co-Documentation Agents.

WHEREAS, the Borrower has entered into that certain Guarantee and Collateral Agreement, dated as of June 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), with each Subsidiary Guarantor listed on the signature pages thereof under the caption “Subsidiary Guarantors” and each that shall, at any time after the date thereof, become a Subsidiary Guarantor pursuant to Section 7.15 thereof, and the Collateral Agent;

WHEREAS, as of the date hereof, the Borrower has formed [                    ], a Master Limited Partnership organized under the laws of [                    ] (together, with such Master Limited Partnership Entity’s subsidiaries, the “MLP Entity”);

WHEREAS, as of the date hereof, the Pledgor is a general partner in the MLP Entity and owns 100% of the GP Equity Interests of the MLP Entity;

WHEREAS, the Pledgor has agreed to secure all of the Secured Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on all of the GP Equity Interests in the MLP Entity owned by the Pledgor;

WHEREAS, the Pledgor will derive substantial direct and indirect benefit from the execution and delivery of the Credit Agreement and the other Secured Obligation Documents;

WHEREAS, the Borrower has covenanted to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the applicable Loan Parties; and

WHEREAS, it is a requirement of the Collateral and Guarantee Requirement that the Pledgor shall have executed this Agreement upon acquisition of any GP Equity Interests of the MLP Entity after the Closing Date.

[1]	As defined in the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, and to induce the Lenders to make the Loans (as defined in the Credit Agreement) and other extensions of credit contemplated thereby, the Issuing Banks to issue Revolving Letters of Credit, the counterparties to the Secured Swap Agreements to enter into the Secured Swap Agreements and the counterparties to the Secured Cash Management Agreements to enter into the Secured Cash Management Agreements, in each case on and subject to the terms and conditions set forth in the Credit Agreement, such Secured Swap Agreements and such Secured Cash Management Agreements, as applicable, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. In addition to the terms defined in the Credit Agreement, the following terms used herein shall have the following meanings:

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Collateral” shall have the meaning assigned to such term in Section 2.1.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Event of Default” shall have the meaning assigned to such term in Section 6.1.

“GP Equity Interest” shall mean all general partnership interests in the MLP Entity.

“Knowledge” shall mean, with respect to the Pledgor, the actual knowledge of any fact, circumstance, or condition by each individual at the Pledgor with oversight and direct supervisory responsibility for the matter in question, in each case, after reasonably prudent investigation and inquiry.

“Lenders” shall have the meaning assigned to such term in the recitals hereto.

“MLP Entity” shall have the meaning assigned to such term in the recitals hereto.

“Organic Documents” shall mean, with respect to any Person, as applicable, its certificate of incorporation, bylaws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any such Person’s partnership interests, limited liability company interests or authorized shares of capital stock.

“Pledged Equity Interests” shall have the meaning assigned to such term in Section 2.1.

“Pledgor” shall have the meaning assigned to such term in the preamble hereto.

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“Secured Obligation Documents” shall mean (a) the Loan Documents, (b) each Revolving Letter of Credit, (c) each Swap Agreement and (d) each Cash Management Agreement.

Section 1.2 Rules of Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, the rules of interpretation set forth in Section 1.02 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

Section 1.3 Uniform Commercial Code Definitions. All capitalized terms used herein and defined in the UCC shall have the respective meanings given to those terms in the UCC, except where otherwise defined in the Credit Agreement, the Collateral Agreement or this Agreement.

ARTICLE 2

PLEDGE AND GRANT OF SECURITY INTERESTS

Section 2.1 Granting Clause. As security for the indefeasible payment or performance, as the case may be, in full of the Secured Obligations, each Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers and transfers to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a continuing security interest in all of such Pledgor’s right, title and interest in, to and under and whether direct or indirect, whether legal, beneficial, or economic, whether fixed or contingent and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) the GP Equity Interests in the MLP Entity set forth in Schedule 2.1 and any other Equity Interests in the MLP Entity now or hereafter owned or acquired by the Pledgor, in each case together with all certificates (if any) evidencing the same (collectively, the “Pledged Equity Interests”);

(b) all of the Pledgor’s capital or ownership interest, including capital accounts, in the MLP Entity, and all accounts, deposits or credits of any kind with the MLP Entity;

(c) all of the Pledgor’s voting rights in or rights to control or direct the affairs of the MLP Entity;

(d) all of the Pledgor’s rights, title and interest, as a general partner of the MLP Entity, in, to or under any and all of the MLP Entity’s assets or properties;

(e) all other rights, title and interest in or to the MLP Entity derived from the Pledged Equity Interests;

(f) all indebtedness or other obligations of the MLP Entity owed to the Pledgor;

(g) all claims of the Pledgor for damages arising out of, or for any breach or default relating to, the Collateral;

(h) all rights of the Pledgor to terminate, amend, supplement, modify or cancel the Organic Documents of the MLP Entity, to take all actions thereunder and to compel performance and otherwise exercise all remedies thereunder;

3

(i) all securities, notes, certificates and other instruments representing or evidencing any of the foregoing rights and interests or the ownership thereof and any interest of the Pledgor reflected in the books of any financial intermediary pertaining to such rights and interests and all non-cash dividends, cash, options, warrants, stock splits, reclassifications, rights, instruments or other investment property and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such rights and interests; and

(j) all Proceeds, products, accessions, rents, profits and other payments now or hereafter due and payable with respect to the foregoing.

Section 2.2 Delivery of Collateral. With respect to any Collateral consisting of certificated securities, all certificates, notes and other instruments representing or evidencing such Collateral (including the certificates described in Schedule 2.1, which shall be delivered concurrently with the execution and delivery of this Agreement) shall be delivered to and held by or on behalf of, and, in the case of notes, endorsed to the order of, the Collateral Agent, or its designee pursuant hereto, in the manner set forth in Section 7.13.

Section 2.3 Retention of Certain Rights. So long as the Collateral Agent has not exercised remedies with respect to the Collateral under this Agreement or any other Secured Obligation Document upon the occurrence and during the continuance of an Event of Default, the Pledgor reserves the right, and shall have the right, to the exclusion of the Collateral Agent, to exercise all voting and other rights with respect to the Collateral to the extent not prohibited by the Secured Obligation Documents and to receive all income, dividends and other distributions from the Collateral to the extent not prohibited by the Secured Obligation Documents.

ARTICLE 3

OBLIGATIONS SECURED

Without limiting the generality of the foregoing, this Agreement and all of the Collateral secure the payment and performance when due of all Secured Obligations. If, notwithstanding the representation and warranty set forth in Section 4.13, enforcement of the liability of the Pledgor under this Agreement for the full amount of the Secured Obligations would be an unlawful or voidable transfer under any applicable fraudulent conveyance or fraudulent transfer law or any comparable law, then the liability of the Pledgor hereunder shall be reduced to the highest amount for which such liability may then be enforced without giving rise to an unlawful or voidable transfer under any such law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PLEDGOR

The Pledgor represents and warrants to and in favor of the Collateral Agent and the other Secured Parties as follows:

Section 4.1 Organization. The Pledgor is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is qualified to do business in each jurisdiction where such qualification is required except for where failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 4.2 Power and Authorization; Enforceability. The Pledgor has all requisite power and authority to (i) own its property and assets and to carry on its business as now conducted and (ii) execute, deliver and perform its obligations under this Agreement and each of the other Secured Obligation Documents and each other agreement or instrument contemplated hereby or thereby to which

4

it is or will be a party, and to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder. The Pledgor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each other Secured Obligation Document and each other agreement or instrument contemplated hereby or thereby to which it is a party and to complete the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Pledgor and constitutes, and each other Secured Obligation Document and each other agreement or instrument contemplated hereby or thereby to which the Pledgor is a party, when executed and delivered by the Pledgor, will constitute, a legal, valid and binding obligation of the Pledgor enforceable against the Pledgor in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (b) general principles of equity.

Section 4.3 No Conflict. The execution, delivery and performance by the Pledgor of this Agreement and each other Secured Obligation Document to which it is a party and the consummation of the transactions contemplated hereby (including the granting of security interests hereunder) or under any other Secured Obligation Document to which it is a party will not (a) violate (i) the Organic Documents of the Pledgor, (ii) any provision of law, statute, rule or regulation, in each case to the extent applicable to the Pledgor or any of its properties, (iii) any applicable order of any court or any rule, regulation or order of any Governmental Authority applying to the Pledgor or (iv) any provision of any material agreement or other instrument to which the Pledgor is a party or by which it or any of its property is or may be bound, except where such violation would not reasonably be expected to have a Material Adverse Effect, (b) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such material agreement or other instrument, where such conflict, violation, breach or default referred to in clauses (a) and (b) of this Section 4.3 would reasonably be expected to have, individually or in aggregate, a Material Adverse Effect, and (c) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any of the Loan Parties, other than Permitted Liens.

Section 4.4 Beneficial Ownership; Pledged Equity Interests. The Pledgor is the lawful and beneficial owner of, and has full right, title and interest in, to and under, the rights and interests comprising the Collateral, free and clear of any and all Liens other than Permitted Liens permitted with respect to such Collateral by Section 6.02 of the Credit Agreement. The Pledged Equity Interests (a) have been duly authorized and validly issued, (b) are fully paid as of the date hereof and to the extent required by the partnership agreement of the MLP Entity, and (c) as of the date hereof, constitute 100% of the issued and outstanding GP Equity Interests of the MLP Entity. As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Equity Interests.

Section 4.5 Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with (a) the due execution, delivery and performance by the Pledgor of this Agreement, each other Secured Obligation Document and each other agreement or instrument contemplated hereby or thereby to which it is a party, or (b) the grant by the Pledgor of the Liens granted by it under this Agreement or the validity, perfection and enforceability thereof or for the exercise by the Collateral Agent of its rights and remedies thereunder, except (i) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the date hereof and (ii) such as have been made or obtained and are in full force and effect.

Section 4.6 No Prior Assignment. The Pledgor has not previously assigned any of its rights in, to or under all or any portion of the Collateral.

5

Section 4.7 No Other Financing Documents. The Pledgor has not executed and is not aware of any effective financing statement, security agreement or other instrument similar in effect covering all or any part of the Collateral on file in any recording office, except such as may have been filed pursuant to the Security Documents.

Section 4.8 No Litigation. As of the date hereof, there are no actions, suits, investigations or proceedings at law or in equity by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the Pledgor’s Knowledge, threatened in writing against or affecting, the Pledgor or any business, property or rights of the Pledgor or relating to the Collateral. The Pledgor is not in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the PATRIOT Act (as defined in the Credit Agreement).

Section 4.9 Taxes. The Pledgor (a) has timely filed all material federal, state and local Tax returns and reports required to have been filed by it, and each such Tax return and report is complete and accurate in all material respects, and (b) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Pledgor has set aside on its books adequate reserves for the payment thereof to the extent required by GAAP.

Section 4.10 Investment Company Act. The Pledgor is not an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.11 Name; Organizational Number. The name of the Pledgor is “[                    ]”, as indicated in the public records of the [State][Commonwealth] of [                    ], and the Pledgor’s federal employee identification number is [                    ] and the Pledgor’s [STATE] organizational number is [                    ].

Section 4.12 MLP Entity Information. The Pledgor has established adequate means of obtaining financial and other information pertaining to the business, operations, properties, assets and condition (financial or otherwise) of the MLP Entity on a continuing basis, and the Pledgor now is and hereafter will be completely familiar with the business, operations, properties, assets and condition (financial or otherwise) of the MLP Entity. The Pledgor hereby agrees that no Secured Party shall have any duty to advise the Pledgor of information known to any such Secured Party regarding such condition or any such circumstances or of any changes or potential changes affecting the Collateral. In the event any Secured Party, in its discretion, undertakes at any time or from time to time to provide any such information to the Pledgor, neither such Secured Party nor any other Secured Party shall be under any obligation (a) to undertake any investigation not a part of its regular business routine, or reasonable commercial lending practices, or (b) to make any other or future disclosure of such information to the Pledgor.

Section 4.13 Capital Adequacy; Etc. (a) After giving effect to the transactions contemplated by this Agreement and the contingent obligations evidenced hereby (but excluding the effect of the provisions of Article 3 which limit the Secured Obligations to an amount that would not render the Pledgor’s indebtedness, liabilities or obligations under this Agreement subject to avoidance), the Pledgor is not insolvent as such term is used or defined under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, and the Pledgor has and will have assets which, fairly valued, exceed its indebtedness, liabilities or obligations.

6

(b) The Pledgor is not executing this Agreement with any intention to hinder, delay or defraud any present or future creditor or creditors of the Pledgor.

(c) The Pledgor is not engaged in any business or transaction which, after giving effect to the transactions contemplated by this Agreement, will leave the Pledgor with capital or assets which are unreasonably small in relation to the business or transactions engaged in by the Pledgor, and the Pledgor does not intend to engage in any such business or transaction.

(d) The Pledgor does not intend to incur, nor does the Pledgor believe that it will incur, debts beyond the Pledgor’s ability to repay such debts as they mature.

Section 4.14 Perfection of Security Interest. The security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement constitutes, as to personal property included in the Collateral, a valid Lien (as defined in the Credit Agreement). The security interest granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to this Agreement in the Collateral consisting of personal property will be perfected (a) with respect to any property that can be perfected by filing, upon the filing of financing statements in [INSERT APPROPRIATE FILING OFFICE] and (b) with respect to any property, if any, that can be perfected by possession, upon the Collateral Agent receiving possession thereof and, in each case, such security interest will be, as to such portion of the Collateral perfected under the UCC or otherwise as aforesaid, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise. As of the date hereof, no filing, recordation, re-filing or re-recording is necessary to perfect and maintain the perfection of the interest, title or Liens in or on the Collateral created pursuant to this Agreement to the extent such interest, title or Liens can be perfected by filing or recordation, and as of the Closing Date all such filings or recordings have been made to the extent the Collateral Agent’s security interest can be perfected by filing. The Pledgor has properly delivered or caused to be delivered to the Collateral Agent all such portions of the Collateral that permit perfection of the Lien and security interest described above by possession.

Section 4.15 After Acquired Collateral. It is understood and agreed that the foregoing representations and warranties shall apply only to the Collateral delivered on the date hereof and that, with respect to Collateral delivered thereafter, the Pledgor shall be required to make representations and warranties in form and substance substantially similar to the foregoing in supplements hereto and that such representations and warranties contained in such supplements hereto shall be applicable to such Collateral hereafter delivered.

ARTICLE 5

COVENANTS OF PLEDGOR

The Pledgor covenants to and in favor of the Collateral Agent for the benefit of the Secured Parties that, commencing on and from the date hereof until the termination or release of the Secured Obligations, the Pledgor shall abide by the following covenants:

Section 5.1 Compliance with Obligations. The Pledgor shall perform and comply in all material respects with all obligations and conditions on its part under the terms of this Agreement and any other applicable Secured Obligation Document to which it is a party to be performed with respect to the Collateral.

Section 5.2 Defense of Collateral. The Pledgor shall, until the termination or release of the Secured Obligations, take reasonable measures to defend its title to the Collateral and the interest of the Collateral Agent in the Collateral pledged hereunder against the claims and demands of all Persons.

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Section 5.3 Preservation of Value; Limitation of Liens. The Pledgor shall not take or permit to be taken any action in connection with the Collateral which would impair in any material respect the value of the interests or rights of the Pledgor therein or which would impair in any material respect the interests or rights of the Collateral Agent therein or with respect thereto, except as permitted by the Secured Obligation Documents; provided, however, that nothing in this Agreement shall prevent the Pledgor, prior to the exercise by the Collateral Agent of any rights pursuant to the terms hereof, from undertaking the Pledgor’s operations in the ordinary course of business in accordance with the Secured Obligation Documents. The Pledgor shall not directly or indirectly create, incur, assume or suffer to exist any Liens on or with respect to all or any part of the Collateral (other than the Lien created by this Agreement and other Permitted Liens). The Pledgor shall at its own cost and expense promptly take such action as may be necessary to discharge any such Liens.

Section 5.4 No Other Filings. The Pledgor shall not file or authorize or permit to be filed in any jurisdiction any financing statements under the UCC or any like statement relating to the Collateral in which the Collateral Agent, for the benefit of the Secured Parties, is not named as the sole secured party.

Section 5.5 No Sale of Collateral. Except as permitted by this Agreement or the other Secured Obligation Documents, the Pledgor shall not cause, suffer or permit the sale, assignment, conveyance, pledge or other transfer of all or any portion of the Pledgor’s ownership or interest in the MLP Entity or any other portion of the Collateral. As used herein, the transfer of an ownership interest in the MLP Entity includes (a) the sale, assignment, pledge, hypothecation, transfer or other disposition (voluntarily or involuntarily, by gift or otherwise, and whether as security or otherwise) of an Equity Interest in any Person substantially all of the assets of which consist directly or indirectly of an interest in the MLP Entity, or (b) the merger or consolidation of a Person referred to in clause (a) with another Person.

Section 5.6 Notice. The Pledgor shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining Knowledge thereof, give written notice (with copies of any such underlying notices) to the Collateral Agent of any and all writings, documents or instruments evidencing additional Collateral.

Section 5.7 Filing of Bankruptcy Proceedings. To the extent it may do so under applicable law, the Pledgor, for itself, its successors and assigns, shall not cast any vote as an owner in the MLP Entity (a) in favor of the commencement of a voluntary case or other proceeding seeking liquidation, reorganization, rehabilitation or other relief with respect to the MLP Entity or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the owners of the MLP Entity or any substantial part of the MLP Entity’s property, (b) to authorize the MLP Entity to consent to any such aforesaid relief or to the appointment of or taking possession by any such aforesaid official in an involuntary case or other proceeding commenced against the MLP Entity or (c) to authorize the MLP Entity to make a general assignment for the benefit of creditors.

Section 5.8 Distributions. If the Pledgor, in its capacity as owner of the MLP Entity, receives any income, dividend or other distribution of money or property of any kind from the MLP Entity (received when not permitted by Section 2.3 hereof), the Pledgor shall hold such income or distribution as trustee for and shall promptly deliver the same to the Collateral Agent.

Section 5.9 Maintenance of Records. The Pledgor shall, at all times, keep accurate and complete records of the Collateral. The Pledgor shall permit representatives of the Collateral Agent, at reasonable, mutually agreed times during normal business hours, upon at least three (3) Business Days prior notice to the Pledgor or, if an Event of Default has occurred and is continuing, upon reasonable prior

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notice to the Pledgor to inspect and make abstracts from the Pledgor’s books and records pertaining to the Collateral. Upon the occurrence and during the continuation of any Event of Default, at the Collateral Agent’s written request, the Pledgor shall promptly deliver copies of any and all such records to the Collateral Agent.

Section 5.10 Fiscal Year, Name, Location, EIN, etc. The Pledgor shall not change its fiscal year, name, federal employer identification number, jurisdiction of organization, organization identification number or location of its principal place of business without at least thirty (30) days prior written notice to the Collateral Agent. In the event of such change, the Pledgor shall at its expense execute and deliver such instruments and documents as may be reasonably required by the Collateral Agent or applicable law to maintain a prior perfected security interest in the Collateral.

Section 5.11 [Reserved]

Section 5.12 Amendments to Organic Documents. Except (a) as permitted by this Agreement or in connection with a transaction or other action permitted under the other Secured Obligation Documents and (b) amendments to permit the MLP Entity to issue new limited partnership units of such MLP Entity, the Pledgor shall not vote to enable or take any other action to terminate, amend, supplement or otherwise modify, or cancel, or waive any default under or breach of any of the terms of, the Organic Documents of the MLP Entity without the prior written consent of the Collateral Agent (which consent shall not be unreasonably withheld, conditioned or delayed so long as such action could not be reasonably expected to materially and adversely affect the interest of the Secured Parties in the Collateral).

Section 5.13 Proceeds of Collateral. The Pledgor shall, at all times, keep pledged to the Collateral Agent (for the benefit of the Secured Parties) pursuant hereto all Collateral and, subject to the exclusions set forth in Section 2.1 and Section 2.3, all dividends, distributions and other proceeds received by the Collateral Agent with respect thereto, and, subject to the exclusions set forth in Section 2.1 and Section 2.3, all other Collateral and other securities, instruments, proceeds and rights from time to time received by or distributable to the Pledgor in respect of any Collateral and shall not vote to enable or take any other action to permit the MLP Entity to issue any additional GP Equity Interests or to issue securities convertible into or granting the right of purchase or exchange for any GP Equity Interests, which shall not have been promptly, but in any event within 15 days of the acquisition thereof, duly pledged to the Collateral Agent, for the benefit of the Secured Parties, hereunder or under a separate Pledge Agreement on a first priority perfected basis.

Section 5.14 [Reserved]

ARTICLE 6

EVENTS OF DEFAULT AND EXERCISE OF REMEDIES

Section 6.1 Event of Default. As used herein, “Event of Default” shall have the meaning assigned thereto in the Credit Agreement.

Section 6.2 Remedies Upon an Event of Default. Subject to the terms of the Credit Agreement and the other Secured Obligation Documents, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent, shall have the right, at its election, but not the obligation, to do any of the following:

(a) proceed to protect and enforce the rights vested in it by this Agreement and under the UCC;

(b) vote or exercise any and all of the Pledgor’s rights or powers incident to its ownership of the Pledged Equity Interests, including any rights or powers to manage or control the MLP Entity;

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(c) demand, sue for, collect or receive any money or property at any time payable to or receivable by the Pledgor on account of or in exchange for all or any part of the Collateral;

(d) cause any action at law or suit in equity or other proceeding to be instituted and prosecuted to collect or enforce any of the Secured Obligations or rights hereunder or included in the Collateral, including specific enforcement of any covenant or agreement contained herein, or in aid of the exercise of any power herein or therein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding, or to enforce any other legal or equitable right vested in it by this Agreement or by requirements of applicable law, subject in each case to the provisions and requirements thereof;

(e) incur reasonable expenses, including reasonable attorneys’ fees, reasonable consultants’ fees, and other reasonable costs appropriate to the exercise of any right or power under this Agreement;

(f) perform any obligation of the Pledgor hereunder;

(g) secure to the extent permitted by applicable law the appointment of a receiver for the Pledgor without notice to the Borrower, the MLP Entity or the Pledgor;

(h) exercise any other or additional rights or remedies granted to the Collateral Agent under any other provision of this Agreement or any other Secured Obligation Document, or exercisable by a secured party under the UCC, whether or not the UCC applies to the affected Collateral, or under any other applicable law;

(i) take any other action which the Collateral Agent deems necessary or desirable to protect or realize upon its security interest in the Collateral or any part thereof, and the Pledgor hereby irrevocably appoints the Collateral Agent as the Pledgor’s attorney-in-fact (as set forth in Section 7.2) to take any such action, including the execution and delivery of any and all documents or instruments related to the Collateral or any part thereof in the Pledgor’s name, and said appointment shall create in the Collateral Agent a power coupled with an interest which shall be irrevocable; or

(j) appoint another Person (who may be an employee, officer or other representative of the Collateral Agent) to do any of the foregoing, or take any other action permitted hereunder, as agent for or representative of, and on behalf of, the Collateral Agent.

Section 6.3 Right to Cure. In addition to the foregoing remedies, the Collateral Agent may, but shall not be obligated to, cure any Event of Default and incur reasonable fees, costs and expenses in doing so, in which event the Collateral Agent shall be entitled to reimbursement of such fees, costs and expenses as provided in Section 9.05 of the Credit Agreement.

Section 6.4 Expenses. The Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

Section 6.5 Sale of Collateral. In addition to exercising the foregoing rights, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may, to the extent permitted by applicable law, arrange for and conduct a sale of the Collateral at a public or private sale (as the Collateral Agent may elect) which sale may be conducted by an employee or representative of the Collateral Agent. The Collateral Agent shall give the Pledgor 10 Business Days’ written notice (which

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the Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any such sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 6.5, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of the Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may (subject to the Collateral Agent’s consent) make payment on account thereof by using any claim then due and payable to such Secured Party from the Pledgor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and the Pledgor shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 6.5 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 6.6 Compliance With Limitations and Restrictions. The Pledgor hereby agrees that in respect of any sale of any of the Collateral pursuant to the terms hereof, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as the Collateral Agent may determine, or may be advised by counsel, is necessary in order to avoid any violation of applicable law, or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and the Pledgor further agrees that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

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Section 6.7 No Impairment of Remedies. If, in the exercise of any of its rights and remedies under this Agreement, the Collateral Agent shall forfeit any of its rights or remedies, whether because of any requirements of applicable law pertaining to “election of remedies” or otherwise, the Pledgor hereby consents to such action by the Collateral Agent and, to the extent permitted by applicable law, waives any claim based upon such action, even if such action by the Collateral Agent shall result in a full or partial loss of any rights of subrogation, indemnification or reimbursement which the Pledgor might otherwise have had but for such action by the Collateral Agent or the terms herein. Any election of remedies which results in the denial or impairment of the right of the Collateral Agent to seek a deficiency judgment against the Pledgor shall not, to the extent permitted by applicable law, impair the Pledgor’s obligation hereunder.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Remedies Cumulative; Delay Not Waiver.

7.1.1 Remedies Cumulative. No right, power or remedy herein conferred upon or reserved to the Collateral Agent hereunder is intended to be exclusive of any other right, power or remedy, and every such right, power and remedy shall, to the extent permitted by the applicable law, be cumulative and in addition to every other right, power and remedy given hereunder or under any other Secured Obligation Document now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Resort to any or all security now or hereafter held by the Collateral Agent or any other Secured Party may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken non-judicial proceedings, or both. If the Collateral Agent may, under applicable law, proceed to realize its benefits under this Agreement or any other Secured Obligation Document giving the Collateral Agent a Lien upon any Collateral, whether owned by the Pledgor or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Collateral Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of the rights and remedies of the Collateral Agent under this Agreement.

7.1.2 No Waiver; Separate Causes of Action. No delay or omission to exercise any right, power or remedy accruing to the Collateral Agent upon the occurrence and during the continuance of any Event of Default shall impair any such right, power or remedy of the Collateral Agent, nor shall it be construed to be a waiver of any such Event of Default or of any similar breach or default thereafter occurring or an acquiescence therein, nor shall any waiver of any other breach or default under this Agreement or any other Secured Obligation Document be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Collateral Agent of any breach or default under this Agreement, or any waiver on the part of the Secured Parties or the Collateral Agent of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Each and every default by the Pledgor in payment hereunder shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises and every power and remedy given by this Agreement may be exercised from time to time, and as often as shall be deemed expedient, by the Collateral Agent.

7.1.3 Application of Proceeds. Upon the occurrence and during the continuation of an Event of Default, the proceeds of any sale of or other realization upon, all or any part of the Collateral shall be applied in accordance with Section 5.02 of the Collateral Agreement. The Loan Parties shall remain liable for any deficiency.

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7.1.4 Certain Waivers. The Pledgor hereby waives and relinquishes, to the maximum extent permitted by applicable law, all rights and remedies accorded to pledgors, sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including:

(a) any right to require the Collateral Agent or the other Secured Parties to proceed against any Loan Party or any other Person or to proceed against or exhaust any security held by the Collateral Agent or the other Secured Parties at any time or to pursue any other remedy in the Collateral Agent’s or any other Secured Party’s power before proceeding against the Pledgor;

(b) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of the Pledgor, any Loan Party or any other Person, or the failure of the Collateral Agent or any other Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the Pledgor, any Loan Party or any other Person;

(c) any right to enforce any remedy that the Collateral Agent or the other Secured Parties may have against any Loan Party or any other Person and any right to participate in any security held by the Collateral Agent until the Secured Obligations have been paid and the covenants of the Secured Obligation Documents have been performed in full;

(d) any right to require the Collateral Agent to give any notices of any kind, including, without limitation, notices of nonpayment, nonperformance, protest, dishonor, default, delinquency or acceleration, or to make any presentments, demands or protests, except as set forth herein or provided in the Credit Agreement or any of the other Secured Obligation Documents;

(e) any right to assert the bankruptcy or insolvency of any Loan Party or any other Person as a defense hereunder or as the basis for rescission hereof and any defense arising because of the Collateral Agent’s or any other Secured Party’s election, in any proceeding instituted under the U.S. Bankruptcy Code, of the application of Section 1111(b)(2) of the U.S. Bankruptcy Code;

(f) subject to Section 7.9, all rights under any law purporting to reduce the Pledgor’s obligations hereunder if the Secured Obligations are reduced other than as a result of payment of such Secured Obligations;

(g) any defense based on the repudiation of the Secured Obligation Documents by the Borrower, any other Loan Party or any other Person, the failure by the Collateral Agent or the other Secured Parties to enforce any claim against the Pledgor, the Borrower, any other Loan Party or any other Person or the unenforceability in whole or in part of any Secured Obligation Document;

(h) all suretyship and guarantor’s defenses generally;

(i) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Pledgor of its obligations under, or the enforcement by the Collateral Agent of, this Agreement;

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(j) any requirement on the part of the Collateral Agent or the holder of any promissory notes issued pursuant to Section 2.09(e) of the Credit Agreement to mitigate the damages resulting from any default;

(k) any defense based upon an election of remedies by the Collateral Agent or the other Secured Parties, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of the Pledgor, the right of the Pledgor to proceed against the Borrower, any other Loan Party or another Person for reimbursement, or both;

(l) any defense based on any offset against any amounts which may be owed by any Person to the Pledgor for any reason whatsoever;

(m) any defense based on any act, failure to act, delay or omission whatsoever on the part of any Loan Party or any Loan Party’s Affiliates or the failure by any Loan Party or any Loan Party’s Affiliates to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Secured Obligation Documents.

(n) Any defense, setoff or counterclaim which may at any time be available to or asserted by any Loan Party or any Loan Party’s Affiliates against the Collateral Agent, the other Secured Parties or any other Person under the Secured Obligation Documents.

(o) any duty on the part of the Collateral Agent or any other Secured Party to disclose to the Pledgor any facts the Collateral Agent or any other Secured Party may now or hereafter know about any Loan Party or any Loan Party’s Affiliates, regardless of whether the Collateral Agent or any other Secured Party has reason to believe that any such facts materially increase the risk beyond that which the Pledgor intends to assume, or have reason to believe that such facts are unknown to the Pledgor, or have a reasonable opportunity to communicate such facts to the Pledgor;

(p) any defense based on any change in the time, manner or place of any payment under, or in any other term of, the Secured Obligation Documents or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the Secured Obligation Documents; and

(q) any defense based upon any borrowing or grant of a security interest under Section 364 of the U.S. Bankruptcy Code.

7.1.5 Foreclosure Waiver. To the extent permitted by applicable law, the Pledgor waives the posting of any bond otherwise required of the Collateral Agent in connection with any judicial process or proceeding to obtain possession of, replevy, attach, or levy upon the Collateral, to enforce any judgment or other security for the Secured Obligations, to enforce any judgment or other court order entered in favor of the Collateral Agent, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other agreement or document between the Pledgor, the Collateral Agent and the other Secured Parties. The Pledgor further agrees that upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may elect to non-judicially or judicially foreclose against any real or personal property security it holds for the Secured Obligations or any part thereof, or to exercise any other remedy against the any Loan Party or any other Person, any security or any guarantor, even if the effect of that action is to deprive the Pledgor of the right to collect reimbursement from any Loan Party or any other Person for any sums paid by the Pledgor to the Collateral Agent or any other Secured Party.

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7.1.6 Waiver of Rights of Subrogation. Until the termination or release of the Secured Obligations, (a) the Pledgor shall not have any right of subrogation and waives all rights to enforce any remedy which the Secured Parties now have or may hereafter have against any Loan Party, and waives the benefit of, and all rights to participate in, any security now or hereafter held by the Collateral Agent or any other Secured Party from any Loan Party, and (b) the Pledgor waives any claim, right or remedy which the Pledgor may now have or hereafter acquire against any Loan Party that arises hereunder and/or from the performance by the Pledgor hereunder, including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Secured Parties against any Loan Party, or any security which the Secured Parties now have or hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. Any amount paid to the Pledgor on account of any such subrogation rights prior to the termination or release of the Secured Obligations shall be held in trust for the benefit of the Collateral Agent and shall immediately thereafter be paid to the Collateral Agent, for the benefit of the Secured Parties.

Section 7.2 Collateral Agent

(a) The Pledgor hereby constitutes and appoints the Collateral Agent, acting for and on behalf of itself and the other Secured Parties and each successor or assign of the Collateral Agent and the other Secured Parties, the true and lawful attorney-in-fact of the Pledgor, with full power and authority in the place and stead of the Pledgor and in the name of the Pledgor, the Collateral Agent or otherwise, subject to the terms of the Credit Agreement, this Agreement and the requirements of applicable law, to enforce all rights, interests and remedies of the Pledgor with respect to the Collateral, including the right:

(i) to ask for, require, demand, sue for, collect, receive and give acquittance for any and all moneys and claims for money due or to become due under or arising out of the Collateral, including any insurance policies;

(ii) to elect remedies under the Collateral and to endorse any checks or other instruments or orders in connection therewith;

(iii) to vote, demand, receive and enforce the Pledgor’s rights with respect to the Collateral;

(iv) to give appropriate receipts, releases and satisfactions for and on behalf of and in the name of the Pledgor or, at the option of the Collateral Agent, in the name of the Collateral Agent, with the same force and effect as the Pledgor could do if this Agreement had not been made;

(v) to file any claims or take any action or institute any proceedings in connection therewith which the Collateral Agent may reasonably deem to be necessary or advisable;

(vi) to pay, settle or compromise all bills and claims which may be or become Liens or security interests against any or all of the Collateral, or any part thereof, unless a bond or other security satisfactory to the Collateral Agent has been provided;

(vii) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; and

(viii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement;

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provided, however, that (x) the Collateral Agent shall not exercise any of the aforementioned rights unless an Event of Default has occurred and is continuing and has not been waived in accordance with the Secured Obligation Documents and (y) such rights under this power of attorney are exercised to take any action necessary to secure the validity, perfection or priority of the Liens on the Collateral. This power of attorney is a power coupled with an interest and shall be irrevocable until the termination of this Agreement in accordance with the terms hereof and the other Secured Obligation Documents; provided, further, however, that nothing in this Agreement shall prevent the Pledgor from, prior to the exercise by the Collateral Agent of any of the aforementioned rights, undertaking the Pledgor’s operations in the ordinary course of business in accordance with the Collateral and the Secured Obligation Documents.

(b) The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the other Secured Obligation Documents. In furtherance of the foregoing provisions of this Section 7.2, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 7.2.

(c) The provisions of the Credit Agreement relating to the Collateral Agent (or any agent, employee or sub-agent appointed by the Collateral Agent to execute any of the Collateral Agent’s duties under the Secured Obligation Documents) including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers, duties rights, immunities, limitations of liability and indemnities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

Section 7.3 Perfection; Further Assurances.

7.3.1 Perfection. The Pledgor agrees that from time to time, at the expense of the Pledgor, the Pledgor shall promptly, but in any event within 15 days, execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Collateral Agent may reasonably request, in order to perfect, to ensure the continued perfection of, and to protect the assignment and security interest granted or intended to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor shall: (a) deliver the Collateral or any part thereof to the Collateral Agent, as the Collateral Agent may reasonably request in accordance with this Agreement, accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; and (b) authorize, execute and file such financing or continuation statements, or amendments thereto, and such other instruments, endorsements or notices, or as the Collateral Agent may reasonably request, or as required by applicable law, in order to perfect and preserve the assignments and security interests granted or purported to be granted hereby.

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7.3.2 Filing of Financing and Continuation Statements. The Pledgor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Collateral Agent may reasonably determine are necessary or advisable to perfect the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein. Copies of any such financing statements shall promptly be delivered to the Pledgor.

7.3.3 Information Concerning Collateral. The Pledgor shall, within ten (10) Business Days following receipt of a written request, and at the expense of the Pledgor, provide to the Collateral Agent all information and evidence it may reasonably request concerning the Collateral to enable the Collateral Agent to enforce the provisions of this Agreement.

Section 7.4 Payment of Taxes. The Pledgor shall pay or cause to be paid, before any fine, penalty, interest or cost attaches thereto, all taxes, assessments and other governmental or non-governmental charges or levies (other than those taxes that it is contesting in good faith and by appropriate proceedings, and in respect of which it has established adequate reserves for such taxes) now or hereafter assessed or levied against the Collateral pledged by it hereunder (or against the Collateral in which the Pledgor has granted to the Collateral Agent a security interest of first priority) and shall retain copies of, and, upon written request, permit the Collateral Agent or any Lender to examine receipts showing payment of any of the foregoing.

Section 7.5 Place of Business; Location of Records. Unless the Collateral Agent is otherwise notified under Section 5.10, the chief executive office of the Pledgor is, and all records of the Pledgor concerning the Collateral are and will be, located at the address set forth in Section 7.11.

Section 7.6 Continuing Assignment and Security Interest; Transfer of Notes. This Agreement shall create a continuing pledge and assignment of and security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full in cash and performance in full of the Secured Obligations (other than any unasserted contingent indemnity obligations), (b) be binding upon the Pledgor and its respective successors and assigns, and (c) inure, together with the rights and remedies of the Collateral Agent, to the benefit of the Collateral Agent, the other Secured Parties, and their respective successors, transferees and permitted assigns. Without limiting the generality of the foregoing clause (c), the Collateral Agent or any of the Secured Parties may assign or otherwise transfer any promissory note issued pursuant to Section 2.09(e) of the Credit Agreement or other evidence of indebtedness held by them pursuant to any of the Secured Obligation Documents to any other Person to the extent permitted by and in accordance with Section 9.04 of the Credit Agreement or the applicable provisions of the other Secured Obligation Documents (as applicable), and such other Person shall thereupon become vested with all or an appropriate part of the benefits in respect thereof granted to the Secured Parties herein or otherwise. The release of the security interest in any or all of the Collateral, the taking or acceptance of additional security, or the resort by the Collateral Agent to any security it may have in any order it may deem appropriate, shall not affect the liability of any Person on the indebtedness secured hereby.

Section 7.7 Termination of Security Interest. Upon the termination or release of the Secured Obligations this Agreement and the security interest and all other rights granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Collateral Agent shall return all certificates previously delivered to the Collateral Agent representing the Pledged Equity Interests and, at the Pledgor’s expense and upon its written direction, execute and, subject to Section 7.13, deliver to the Pledgor such documents (including UCC-3 termination statements) as the Pledgor shall reasonably request to evidence such termination, to release all security interest on the Collateral and to return such Collateral to the Pledgor.

17

Section 7.8 Security Interest Absolute. All rights of the Collateral Agent and the other Secured Parties and the security interest hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement, this agreement, any other Secured Obligation Document or any other agreement or instrument relating thereto;

(b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy;

(c) any change in the time, manner or place of payment of, or in any other term of the Secured Obligations (including any increase in the amount thereof), or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Secured Obligation Document;

(d) any reduction, limitation or impairment of any of the Secured Obligations for any reason;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement, any promissory note issued pursuant to Section 2.09(e) of the Credit Agreement or any other Secured Obligation Document;

(f) any exchange, release or non-perfection of any Collateral, or any release, amendment or waiver or addition of or consent to departure from any other security interest held by any Secured Party or any holder of any promissory note issued pursuant to Section 2.09(e) of the Credit Agreement securing any of the Secured Obligations;

(g) any bankruptcy or insolvency of any Loan Party, the Pledgor or any other Person; or

(h) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor or any third party pledgor (other than the defense of payment), in respect of the Secured Obligations or this Agreement.

Section 7.9 Limitation on Duty of Collateral Agent with Respect to the Collateral. The powers conferred on the Collateral Agent hereunder are solely to protect its interest and the interests of the other Secured Parties in the Collateral and shall not impose any duty on the Collateral Agent or any of its designated agents to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for monies actually received by it hereunder, and, except to the extent of any duties imposed by any mandatory requirements of applicable law, which have not been waived hereunder, the Collateral Agent shall have no duty with respect to any Collateral and no implied duties or obligations shall be read into this Agreement against the Collateral Agent. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment that is substantially equivalent to that which the Collateral Agent accords its own property, it being expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (a) taking any necessary steps to preserve rights against any parties with respect to any Collateral, (b) taking any action to protect against any diminution in value of the Collateral, or (c) taking any action to establish or maintain perfection of the Lien granted in its favor hereunder, but, in each case, the Collateral Agent may do so and all expenses reasonably incurred in connection therewith shall be part of the Secured Obligations.

18

Section 7.10 Amendments; Waivers. Neither this Agreement, nor any provision hereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

Section 7.11 Notices. All notices required or permitted under the terms and provisions hereof shall be in writing, and any such notice shall become effective upon delivery in accordance with Section 9.01 of the Credit Agreement.

Section 7.12 Modification of Secured Obligations. If the Collateral Agent shall at any time or from time to time, with or without the consent of, or notice to, the Pledgor:

(i) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Secured Obligations;

(ii) take any action under or in respect of the Secured Obligation Documents in accordance with the terms thereof in the exercise of any remedy, power or privilege contained therein or available at law, equity or otherwise, or waive or refrain from exercising any such remedies, power or privileges;

(iii) amend or modify, in any manner whatsoever, the Secured Obligation Documents in accordance with the amendment and modification provisions thereof;

(iv) extend or waive the time for the Pledgor’s or any other Person’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Secured Obligation Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(v) take and hold security or collateral for the payment of the Secured Obligations, or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Collateral Agent has been granted a Lien, to secure any indebtedness of the Pledgor, any Loan Party or any other Person party to a Secured Obligation Document to the Collateral Agent;

(vi) release or limit the liability of anyone who may be liable in any manner for the payment of any amounts owed by the Pledgor, the Borrower, or any other Person party to a Secured Obligation Document to the Collateral Agent;

(vii) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Pledgor, the Loan Parties or any other Person party to a Secured Obligation Document are subordinated to the claims of the Collateral Agent; or

(viii) apply any sums by whomever paid or however realized to any amounts owing by the Pledgor to the Collateral Agent in such manner as the Collateral Agent shall determine in its discretion;

19

then, subject to Section 7.7, neither the Collateral Agent nor any other Secured Party shall incur any liability to the Pledgor pursuant hereto as a result thereof and no such action shall impair or release the obligations of the Pledgor under this Agreement.

Section 7.13 Delivery of Collateral; Proxy. All certificates or instruments representing or evidencing the Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All such certificates or instruments shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance acceptable to the Collateral Agent. The Collateral Agent shall have the right, at any time in its discretion and without prior notice to the Pledgor, following the occurrence and during the continuation of an Event of Default, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Collateral and to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations; provided, however, that once such Event of Default has been cured, the Collateral Agent will promptly transfer to or register in the name or cause its nominees to transfer to or register in the name of the Pledgor all such Collateral. In furtherance of the foregoing, the Pledgor shall further execute and deliver to the Collateral Agent a proxy in the form attached hereto as Exhibit A and, if any ownership interest shall be evidenced by certificates or documents, an irrevocable assignment in the form of Exhibit B with respect to the ownership interest(s) of the MLP Entity owned by the Pledgor.

Section 7.14 Reinstatement. This Agreement and the obligations of the Pledgor hereunder shall continue to be effective or be automatically reinstated, as the case may be, if at any time any payment pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of the insolvency, bankruptcy, reorganization or liquidation of the Pledgor or any other Person or upon the dissolution of, or appointment of any intervenor or conservator of, or trustee or similar official for, the Pledgor or any other Person or any substantial part of the Pledgor’s or any other such Person’s assets, or as a result of any settlement or compromise with any Person (including the Pledgor) in respect of such payment, or otherwise, all as though such payments had not been made, and the Pledgor shall pay the Collateral Agent on demand all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Collateral Agent in connection with such rescission or restoration.

Section 7.15 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.16 Survival of Provisions. All covenants, agreements, representations and warranties made by the Pledgor in this Agreement and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the making by the Lenders of the Loans, the execution and delivery of the Secured Obligation Documents, the issuance of the Revolving Letters of Credit and the other extensions of credit contemplated by the Secured Obligation Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until the termination of release of Secured Obligations shall have occurred.

20

Section 7.17 Successions or Assignments.

7.17.1 Successors. This Agreement shall inure to the benefit of the successors or permitted assigns of the Secured Parties who shall have, to the extent of their interest, the rights of the Secured Parties hereunder.

7.17.2 Assignment. This Agreement is binding upon the Pledgor and its respective successors and assigns. The Pledgor is not entitled to assign its obligations hereunder to any other Person without the written consent of the Collateral Agent, and any purported assignment in violation of this provision shall be void.

Section 7.18 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.19 Entire Agreement. This Agreement and the other Secured Obligation Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Secured Obligation Documents. Nothing in this Agreement or in the other Secured Obligation Documents, express or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Secured Obligation Documents.

Section 7.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart to this Agreement by facsimile transmission or electric transmission in “.pdf” format shall be as effective as delivery of a manually signed original.

Section 7.21 Limitation of Liability. No claim shall be made by the Pledgor against the Collateral Agent or the other Secured Parties or any of their Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Secured Obligation Documents or any act or omission or event occurring in connection therewith; and the Pledgor hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 7.22 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 7.23 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.23.

21

Section 7.24 Jurisdiction; Consent to Service of Process.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such federal court. Each party hereto further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such party at its address specified in Section 7.11. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Pledgor, or its properties, in courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.25 Rights of Collateral Agent. The Collateral Agent shall be entitled to the rights, protections, immunities and indemnities set forth in the Credit Agreement as if specifically set forth herein.

Section 7.26 Consent and Acknowledgement. The Pledgor hereby acknowledges receiving copies of the Credit Agreement, the Collateral Agreement and the other Secured Obligation Documents, and consents to the terms and provisions of each.

Section 7.27 Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the Pledgor, the Collateral Agent and the other Secured Parties, and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 7.28 Waiver of Transfer Restrictions. Notwithstanding anything to the contrary contained in any Organic Document of the MLP Entity, the Pledgor hereby waives (a) any requirement contained in such Organic Document of the MLP Entity that it consent to a transfer to the Collateral Agent or any of its designees or assignees or any other Person of a partnership interest in the MLP Entity in connection with the exercise of remedies by the Collateral Agent or any of its designees or assignees or other Person following the occurrence of an Event of Default or otherwise, whether by foreclosure on such partnership interest, transfer in lieu of foreclosure or otherwise, and (b) any right of first refusal or any other preemptive right or option or right to purchase or acquire the partnership interests in the MLP Entity in connection with any transfer referred to in clause (a); provided, that nothing in this Section 7.28 shall constitute a waiver of any rights of any other holder of interests in the MLP Entity with respect to any transfer contemplated herein and the Collateral Agent agrees that consent of such holders may be required to effectuate any transfer contemplated herein.

Section 7.29 Credit Agreement Provisions. If any conflict exists between this Agreement and the Credit Agreement, then the Credit Agreement shall govern.

[SIGNATURE PAGES FOLLOW]

22

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[GENERAL PARTNER],
as the Pledgor

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC,
as the Collateral Agent

By:
Name:
Title::

Schedule 2.1

Description of Pledged Equity Interests

Certificate No.	Description:
[__]	[__]% of the issued and outstanding GP Equity Interests of [MLP ENTITY]

Schedule 2.1-1

EXHIBIT A

to the Pledge Agreement

Form of Irrevocable Proxy

The undersigned hereby appoints the Royal Bank of Scotland plc, not in its individual capacity but solely in its capacity as collateral agent for the Secured Parties under the Credit Agreement (the “Collateral Agent”), as proxy with full power of substitution, and hereby authorizes the Collateral Agent to represent and vote all of the general partnership interests of [MLP ENTITY] (the “Company”), owned by the undersigned on the date of exercise hereof during the continuance of an Event of Default under, and as defined in, the Pledge Agreement, dated as of [            ], between [GENERAL PARTNER] and the Collateral Agent at any meeting or at any other time chosen by the Collateral Agent in its sole discretion.

Date:	[GENERAL PARTNER]

By:
Name:
Title:

Exhibit B-1

EXHIBIT B

to the Pledge Agreement

Form of Assignment of General Partnership Interest

FOR VALUE RECEIVED, the undersigned (the “Assignor”) hereby assigns, conveys, sells and transfers unto

(Please insert tax payer identification number of Assignee)	(Please print name and address)

all rights and interest of the Assignor in [MLP ENTITY] (the “Company”), represented by the within Certificate and irrevocably constitutes and appoints              as its attorney-in-fact with full power of substitution in the premises to transfer the same on the books of the Company.

Date:	[GENERAL PARTNER]

By:
Name:
Title:

THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.

EXHIBIT J

FORM OF

COMMODITY CONTRACTS / SWAP AGREEMENT REPORTS

J-1

Comprehensive Risk Management Policy Report as of:

May 31, 2011 (Tue)

	SemGroup Corp		SemCrude		SemStream
Exposure	Core	Related	Core	Related	Core	Related
Total Outright Position
Nominal Outright Position Limit
Remaining Limit Available for Core Net of Related Utilization
Outright Position Limit Compliance?

Total Grade Spread
Nominal Grade Spread Limit
Remaining Limit Available for Core Net of Related Utilization
Grade Spread Limit Compliance?

Total Location Spread
Nominal Location Spread Limit
Remaining Limit Available for Core Net of Related Utilization
Location Spread Limit Compliance?

Total Time Spread
Nominal Time Spread Limit
Remaining Limit Available for Core Net of Related Utilization
Time Spread Limit Compliance?

	SemGroup Corp		SemCrude		SemStream
Stop Loss	Core	Related	Core	Related	Core	Related
Intramonth P/L Total
Nominal Intramonth Stop Loss Limit
Remaining Limit Available for Core Net of Related Utilization
Compliance?

Month-to-Date P/L Total
Nominal Month-to-Date Stop Loss Limit
Remaining Limit Available for Core Net of Related Utilization
Compliance?

Year-to-Date P/L Total
Nominal Year-to-Date Stop Loss Limit
Remaining Limit Available for Core Net of Related Utilization
Compliance?

Working Inventory	SemCrude	SemStream	SemGroup Total
Working Inventory
Working Inventory Limit
Limit Compliance?
Accounted as Normal Inventory

Notes:
All limits referred to herein shall be as set forth in the SemGroup Corporation's Comprehensive Risk Management Policy, version 2.

So long as the Total Working Inventory Position Limit for SemGroup shown in the table above is in compliance, each Business Unit's Working Inventory position Limit shown in the table above may be adjusted by up to 10%.

SemCrude - Core Strategies

Exposure Grid

May 31, 2011

		Working_Inventory	Inventory	6/1/2011	7/1/2011	8/1/2011	9/1/2011	10/1/2011	11/1/2011	12/1/2011
Light Sweet	Eastern Colorado	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0
	Hutchinson	0	0	0	0	0	0	0	0	0
	Kansas	0	0	0	0	0	0	0	0	0
	North Dakota	0	0	0	0	0	0	0	0	0
	Oklahoma	0	0	0	0	0	0	0	0	0
	Oklahoma Central	0	0	0	0	0	0	0	0	0
	Oklahoma Panhandle	0	0	0	0	0	0	0	0	0
	West Texas	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

Light Sour	Eastern Colorado	0	0	0	0	0	0	0	0	0
	Kansas	0	0	0	0	0	0	0	0	0
	North Dakota	0	0	0	0	0	0	0	0	0
	Oklahoma	0	0	0	0	0	0	0	0	0
	Oklahoma Central	0	0	0	0	0	0	0	0	0
	Oklahoma Panhandle	0	0	0	0	0	0	0	0	0
	West Texas	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

		Working_Inventory	Inventory	6/1/2011	7/1/2011	8/1/2011	9/1/2011	10/1/2011	11/1/2011	12/1/2011
Grand Total		0	0	0	0	0	0	0	0	0

		1/1/2012	2/1/2012	3/1/2012	4/1/2012	5/1/2012	6/1/2012	7/1/2012	8/1/2012	9/1/2012	10/1/2012	11/1/2012	Total
Light Sweet	Eastern Colorado	0	0	0	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0	0	0	0
	Hutchinson	0	0	0	0	0	0	0	0	0	0	0	0
	Kansas	0	0	0	0	0	0	0	0	0	0	0	0
	North Dakota	0	0	0	0	0	0	0	0	0	0	0	0
	Oklahoma	0	0	0	0	0	0	0	0	0	0	0	0
	Oklahoma Central	0	0	0	0	0	0	0	0	0	0	0	0
	Oklahoma Panhandle	0	0	0	0	0	0	0	0	0	0	0	0
	West Texas	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Light Sour	Eastern Colorado	0	0	0	0	0	0	0	0	0	0	0	0
	Kansas	0	0	0	0	0	0	0	0	0	0	0	0
	North Dakota	0	0	0	0	0	0	0	0	0	0	0	0
	Oklahoma	0	0	0	0	0	0	0	0	0	0	0	0
	Oklahoma Central	0	0	0	0	0	0	0	0	0	0	0	0
	Oklahoma Panhandle	0	0	0	0	0	0	0	0	0	0	0	0
	West Texas	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

		1/1/2012	2/1/2012	3/1/2012	4/1/2012	5/1/2012	6/1/2012	7/1/2012	8/1/2012	9/1/2012	10/1/2012	11/1/2012	Total
Grand Total		0	0	0	0	0	0	0	0	0	0	0	0

SemCrude - Core Strategies

Marked-to-Market Grid

May 31, 2011

		Working_Inventory	Inventory	6/1/2011	7/1/2011	8/1/2011	9/1/2011	10/1/2011	11/1/2011	12/1/2011
Light Sweet	Eastern Colorado	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hutchinson	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Kansas	$0	$0	$0	$0	$0	$0	$0	$0	$0
	North Dakota	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma Central	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma Panhandle	$0	$0	$0	$0	$0	$0	$0	$0	$0
	West Texas	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

Light Sour	Eastern Colorado	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Kansas	$0	$0	$0	$0	$0	$0	$0	$0	$0
	North Dakota	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma Central	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma Panhandle	$0	$0	$0	$0	$0	$0	$0	$0	$0
	West Texas	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

		Working_Inventory	Inventory	6/1/2011	7/1/2011	8/1/2011	9/1/2011	10/1/2011	11/1/2011	12/1/2011
Grand Total		$0	$0	$0	$0	$0	$0	$0	$0	$0

		1/1/2012	2/1/2012	3/1/2012	4/1/2012	5/1/2012	6/1/2012	7/1/2012	8/1/2012	9/1/2012	10/1/2012	11/1/2012	Total
Light Sweet	Eastern Colorado	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hutchinson	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Kansas	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	North Dakota	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma Central	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma Panhandle	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	West Texas	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Light Sour	Eastern Colorado	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Kansas	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	North Dakota	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma Central	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Oklahoma Panhandle	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	West Texas	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

		1/1/2012	2/1/2012	3/1/2012	4/1/2012	5/1/2012	6/1/2012	7/1/2012	8/1/2012	9/1/2012	10/1/2012	11/1/2012	Total
Grand Total		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

SemStream - Core Strategies

Exposure Grid

May 31, 2011

		Working_Inventory	Inventory	6/1/2011	7/1/2011	8/1/2011	9/1/2011	10/1/2011	11/1/2011	12/1/2011
Propane	Conway	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

Ethane/Propane Mixture	Canada	0	0	0	0	0	0	0	0	0
	Conway	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

Normal Butane	Canada	0	0	0	0	0	0	0	0	0
	Conway	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

Iso Butane	Canada	0	0	0	0	0	0	0	0	0
	Conway	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0

Iso Butane	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

Field Grade Butane	Canada	0	0	0	0	0	0	0	0	0
	Conway	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

Condensate	Canada	0	0	0	0	0	0	0	0	0
	Conway	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

Light Sweet	Cushing	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

Transmix w/Gasoline	Mt. Belvieu	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

Y-Grade	Mt. Belvieu	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0

		Working_Inventory	Inventory	6/1/2011	7/1/2011	8/1/2011	9/1/2011	10/1/2011	11/1/2011	12/1/2011
Grand Total		0	0	0	0	0	0	0	0	0

		1/1/2012	2/1/2012	3/1/2012	4/1/2012	5/1/2012	6/1/2012	7/1/2012	8/1/2012	9/1/2012	10/1/2012	11/1/2012	Total
Propane	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Ethane/Propane Mixture	Canada	0	0	0	0	0	0	0	0	0	0	0	0
	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Normal Butane	Canada	0	0	0	0	0	0	0	0	0	0	0	0
	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Iso Butane	Canada	0	0	0	0	0	0	0	0	0	0	0	0
	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Field Grade Butane	Canada	0	0	0	0	0	0	0	0	0	0	0	0
	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Condensate	Canada	0	0	0	0	0	0	0	0	0	0	0	0
	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Cushing	0	0	0	0	0	0	0	0	0	0	0	0
	Eastern Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Hattiesburg	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Northeast	0	0	0	0	0	0	0	0	0	0	0	0
	Northern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Southwest	0	0	0	0	0	0	0	0	0	0	0	0
	Western Great Lake States	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Light Sweet	Cushing	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Transmix w/ Gasoline	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Northwest	0	0	0	0	0	0	0	0	0	0	0	0
	Southern Plains States	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Y-Grade	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Other	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

		1/1/2012	2/1/2012	3/1/2012	4/1/2012	5/1/2012	6/1/2012	7/1/2012	8/1/2012	9/1/2012	10/1/2012	11/1/2012	Total
Grand Total		0	0	0	0	0	0	0	0	0	0	0	0

SemStream - Core Strategies

Marked-to-Market Grid

May 31, 2011

		Working_Inventory	Inventory	6/1/2011	7/1/2011	8/1/2011	9/1/2011	10/1/2011	11/1/2011	12/1/2011
Propane	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

Ethane/Propane Mixture	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

Normal Butane	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

Iso Butane	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

Field Grade Butane	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

Condensate	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

Light Sweet	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

Transmix w/ Gasoline	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

Y-Grade	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

		Working_Inventory	Inventory	6/1/2011	7/1/2011	8/1/2011	9/1/2011	10/1/2011	11/1/2011	12/1/2011
Grand Total		$0	$0	$0	$0	$0	$0	$0	$0	$0

		1/1/2012	2/1/2012	3/1/2012	4/1/2012	5/1/2012	6/1/2012	7/1/2012	8/1/2012	9/1/2012	10/1/2012	11/1/2012	Total
Propane	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Ethane/Propane Mixture	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Normal Butane	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Iso Butane	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Field Grade Butane	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Condensate	Canada	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Eastern Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Hattiesburg	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northeast	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Western Great Lake States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Light Sweet	Cushing	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Transmix w/ Gasoline	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Northwest	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Southern Plains States	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Y-Grade	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Other	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

		1/1/2012	2/1/2012	3/1/2012	4/1/2012	5/1/2012	6/1/2012	7/1/2012	8/1/2012	9/1/2012	10/1/2012	11/1/2012	Total
Grand Total		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

EXHIBIT K

FORM OF

SECURED SWAP AGREEMENT REPORTS

K-1

SemGroup - Overall Portfolio

Summary of Secured Swap Agreements

May 31, 2011

Counterparty	Collateral Allocation	MTM Value	Excess Collateral Amount	Excess Negative MTM Over Collateral Amount
Counterparty A	$0	$0	$0	$0
Counterparty B	$0	$0	$0	$0
Counterparty C	$0	$0	$0	$0
Counterparty D	$0	$0	$0	$0
Counterparty E	$0	$0	$0	$0

Total Collateral Allocation:	$0
Maximum Collateral Allocation:	$75,000,000

Net Collateral Available for Allocation:	$75,000,000

SemGroup—Overall Portfolio

Summary of Secured Swap Agreements—Exposure by Counterparty

May 31, 2011

		6/1/2011	7/1/2011	8/1/2011	9/1/2011	10/1/2011	11/1/2011	12/1/2011
Counterparty A
Propane	Conway	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0

	Counterparty A Total	0	0	0	0	0	0	0

Counterparty B
Propane	Conway	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0

Normal Butane	Conway	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0

	Counterparty B Total	0	0	0	0	0	0	0

All Secured Swap Agreements
Propane	Conway	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0

Normal Butane	Conway	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0

	All Secured Swap Total	0	0	0	0	0	0	0

		1/1/2012	2/1/2012	3/1/2012	4/1/2012	5/1/2012	6/1/2012	7/1/2012	8/1/2012	9/1/2012	10/1/2012	11/1/2012	Total
Counterparty A
Propane	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

	Counterparty A Total	0	0	0	0	0	0	0	0	0	0	0	0

Counterparty B
Propane	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Normal Butane	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

	Counterparty B Total	0	0	0	0	0	0	0	0	0	0	0	0

All Secured Swap Agreements
Propane	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

Normal Butane	Conway	0	0	0	0	0	0	0	0	0	0	0	0
	Mt. Belvieu	0	0	0	0	0	0	0	0	0	0	0	0
	Total	0	0	0	0	0	0	0	0	0	0	0	0

	All Secured Swap Total	0	0	0	0	0	0	0	0	0	0	0	0

SemGroup—Overall Portfolio

Summary of Secured Swap Agreements—MTM by Counterparty

May 31, 2011

		6/1/2011	7/1/2011	8/1/2011	9/1/2011	10/1/2011	11/1/2011	12/1/2011
Counterparty A
Propane	Conway	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0

	Counterparty A Total	$0	$0	$0	$0	$0	$0	$0

Counterparty B
Propane	Conway	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0

Normal Butane	Conway	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0

	Counterparty B Total	$0	$0	$0	$0	$0	$0	$0

All Secured Swap Agreements
Propane	Conway	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0

Normal Butane	Conway	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0

	All Secured Swap Total	$0	$0	$0	$0	$0	$0	$0

		1/1/2012	2/1/2012	3/1/2012	4/1/2012	5/1/2012	6/1/2012	7/1/2012	8/1/2012	9/1/2012	10/1/2012	11/1/2012	Total
Counterparty A
Propane	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

	Counterparty A Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Counterparty B
Propane	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Normal Butane	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

	Counterparty B Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

All Secured Swap Agreements
Propane	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Normal Butane	Conway	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Mt. Belvieu	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

	All Secured Swap Total	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

SCHEDULE 1.01

to Credit Agreement

Original Guarantors

SemCanada, L.P., an Oklahoma limited partnership

SemCanada II, L.P., an Oklahoma limited partnership

SemCrude, L.P., a Delaware limited partnership

SemCrude Pipeline, L.L.C., a Delaware limited liability company

SemGas, L.P., an Oklahoma limited partnership

SemGroup Europe Holding, L.L.C., a Delaware limited liability company

SemMaterials, L.P., an Oklahoma limited partnership

SemMexico, L.L.C., an Oklahoma limited liability company

SemOperating G.P., L.L.C., an Oklahoma limited liability company

SemStream, L.P., a Delaware limited partnership

SCHEDULE 2.01

to Credit Agreement

Commitments

	Lender	Revolver Allocation	Term Loan A Allocation	Total Pro Rata
1	The Royal Bank of Scotland plc	$45,253,164.56	$14,746,835.44	$60,000,000.00
2	Barclays Bank PLC	$45,253,164.56	$9,746,835.44	$55,000,000.00
3	BNP Paribas	$45,253,164.56	$9,746,835.44	$55,000,000.00
4	Citibank, N.A.	$45,253,164.56	$9,746,835.44	$55,000,000.00
5	Deutsche Bank AG New York Branch	$45,253,164.56	$9,746,835.44	$55,000,000.00
6	The Bank of Nova Scotia	$45,253,164.56	$9,746,835.44	$55,000,000.00
7	Natixis	$32,911,392.40	$7,088,607.60	$40,000,000.00
8	BOKF, NA d/b/a/ Bank of Oklahoma	$20,569,620.24	$4,430,379.76	$25,000,000.00

	Total	$325,000,000.00	$75,000,000.00	$400,000,000.00

2

SCHEDULE 2.05

to Credit Agreement

Existing Letters of Credit

SEMGROUP CORPORATION LC’S OUTSTANDING

** =Auto Renewal(Evergreen)LC = Auto Reduction Language LC Amendment Pending Ctpy Approval

Issuing Bank	Bank Reference	Core or Non-Core	Credit-Linked or Revolver	Type of LC		Beneficiary Name	Issue Date	Expiry Date	Currency Code	Business Reason	Outstanding Amount in L/C Currency	Outstanding Amount in USD
SEMGAS, L.P.
BNP	04101075	Non-Core	Credit-Linked	Perf		LINEAGE, LLC	08 Feb 2011	01 Sep 2011	USD	Hopeton cryogen	563,000.00	563,000.00

							SEMGAS, L.P.					563,000.00
SEMCRUDE, L.P.
BNP	91912571	Core	Credit-Linked	Perf	**	ENBRIDGE PIPELINES (NORTH DAKOTA) LLC	21 Jan 2010	01 Dec 2011	USD	Pipeline (N. Dakota)	800,000.00	800,000.00
BNP	91918215	Core	Credit-Linked	Trade		SLAWSON EXPLORATION COMPANY, INC.	28 Oct 2010	10 Jul 2011	USD	North Dakota	17,000,000.00	17,000,000.00
BNP	91918225	Core	Credit-Linked	Trade		SM ENERGY COMPANY	28 Oct 2010	10 Aug 2011	USD	North Dakota	10,200,000.00	10,200,000.00
BNP	91918203	Core	Credit-Linked	Trade		XTO ENERGY INC.	28 Oct 2010	10 Aug 2011	USD	North Dakota	6,000,000.00	6,000,000.00
BNP	04100783	Core	Credit-Linked	Trade		TEXON L.P.	27 Jan 2011	10 Aug 2011	USD	North Dakota	3,200,000.00	3,200,000.00
BNP	04102309	Core	Credit-Linked	Trade		CONCORD ENERGY LLC	28 Mar 2011	10 Aug 2011	USD	North Dakota	1,500,000.00	1,500,000.00
BNP	91916159	Core	Credit-Linked	Trade		KELLY MACLASKEY OILFIELD SERVICES, INC.	14 Jul 2010	10 Jul 2011	USD	Bulk Purchase	750,000.00	750,000.00

							SEMCRUDE, L.P.					39,450,000.00

SEMGROUP, L.P.
BNP	64146702	Non-Core	Revolver	Perf	**	LIBERTY MUTUAL INSURANCE COMPANY	14 Jun 2011	01 May 2012	USD	Bonds/Insurance	500,000.00	500,000.00
BNP	04104651	Non-Core	Revolver	Perf		BANK OF AMERICA, N.A.	16 Jun 2011	31 Oct 2011	USD	Backstop LC	1,222,500.00	1,222,500.00
BNP	04104653	Non-Core	Credit-Linked	Perf		BANK OF AMERICA, N.A.	16 Jun 2011	28 Oct 2011	USD	Backstop LC	114,663.61	114,663.61
BNP	04104253	Non-Core	Credit-Linked	Perf	**	FIDELITY AND DEPOSIT COMPANY OF	01 Jun 2011	01 May 2012	USD	Bonds/Insurance	2,000,000.00	2,000,000.00
BOA	64530039	Non-Core	Credit-Linked	Perf	**	THE OHIO CASUALTY INSURANCE CO.	13 Aug 2008	24 Oct 2011	USD	Bonds/Insurance	1,222,500.00	1,222,500.00
BNP	04104233	Non-Core	Revolver	Perf	**	THE OHIO CASUALTY INSURANCE CO.	01 Jun 2011	01 May 2012	USD	Bonds/Insurance	1,222,500.00	1,222,500.00
BOA	64530042	Non-Core	Credit-Linked	Perf	**	CAPITOL INDEMNITY CORPORATION AND	13 Aug 2008	22 Oct 2011	USD	Bonds/Insurance	114,663.61	114,663.61
BNP	04104480	Non-Core	Credit-Linked	Perf	**	CAPITOL INDEMNITY CORPORATION AND	13 Jun 2011	01 May 2012	USD	Bonds/Insurance	25,000.00	25,000.00
BNP	04104226	Non-Core	Credit-Linked	Perf	**	WESTCHESTER FIRE INSURANCE COMPANY	01 Jun 2011	01 May 2012	USD	Bonds/Insurance	3,000,000.00	3,000,000.00
BNP	04104255	Non-Core	Credit-Linked	Perf	**	ZURICH AMERICAN INSURANCE COMPANY	01 Jun 2011	01 May 2012	USD	Bonds/Insurance	465,000.00	465,000.00

							SEMGROUP, L.P.					9,886,827.22

SEMSTREAM, L.P.
BNP	04104232	Core	Credit-Linked	Trade		CONOCOPHILLIPS COMPANY	01 Jun 2011	30 Jun 2011	USD	Trading/ Wholesale	1,500,000.00	1,500,000.00
BNP	04104219	Core	Credit-Linked	Perf		CANADIAN NATIONAL RAILWAY COMPANY	01 Jun 2011	01 Mar 2012	USD	Rail Transport	150,000.00	150,000.00
BNP	04104228	Core	Credit-Linked	LTTrade		FLINT HILLS RESOURCES LP.	01 Jun 2011	31 Jan 2012	USD	Supply	500,000.00	500,000.00
BNP	04104244	Core	Credit-Linked	Perf		DIXIE PIPELINE COMPANY	01 Jun 2011	30 Jun 2011	USD	Pipeline/Storage	158,400.00	158,400.00
BNP	04104230	Core	Credit-Linked	Perf		MID-AMERICA PIPELINE CO., LLC	01 Jun 2011	30 Jun 2011	USD	Pipeline/Storage	165,000.00	165,000.00
BNP	04104243	Core	Credit-Linked	Perf		PROVIDENT MIDSTREAM L.P.	01 Jun 2011	01 May 2012	USD	Storage	100,000.00	100,000.00
BNP	04104236	Core	Credit-Linked	Perf		ENTERPRISE TE PRODUCTS PIPELINE COMPANY, LLC	01 Jun 2011	30 Jun 2011	USD	Pipeline/Storage	1,375,000.00	1,375,000.00
BNP	04104242	Core	Credit-Linked	LTTrade		VALERO MARKETING AND SUPPLY COMPANY	01 Jun 2011	31 Dec 2011	USD	Supply	2,000,000.00	2,000,000.00
BNP	04104248	Core	Credit-Linked	Trade		PLAINS MARKETING, L.P.	01 Jun 2011	31 Jul 2011	USD	Wholesale/Supply/Trd	845,000.00	845,000.00
BNP	04104245	Core	Credit-Linked	Trade		ENTERPRISE PRODUCTS OPERATING LLC	01 Jun 2011	30 Jun 2011	USD	Wholesale	400,000.00	400,000.00
BNP	04104221	Core	Credit-Linked	Perf		MID-CONTINENT FRACTIONATION AND	01 Jun 2011	01 Mar 2012	USD	Storage	25,000.00	25,000.00
BNP	04104213	Core	Credit-Linked	Perf		KEYERA PARTNERSHIP	01 Jun 2011	10 May 2012	USD	Storage	47,250.00	47,250.00
BNP	04104199	Core	Credit-Linked	LTTrade		WILLIAMS ENERGY CANADA, INC.	01 Jun 2011	01 Mar 2012	USD	Trading/Storage	1,500,000.00	1,500,000.00
BNP	91912036	Core	Credit-Linked	LTTrade	**	HILAND PARTNERS, L.P.	21 Dec 2009	01 Dec 2011	USD	Hiland Netback	8,500,000.00	8,500,000.00
BNP	91912130	Core	Credit-Linked	LTTrade	**	SPECTRA ENERGY EMPRESS LTD	24 Dec 2009	30 Apr 2012	USD	Trading/Storage	6,000,000.00	6,000,000.00
BNP	91913027	Core	Credit-Linked	LTTrade		MARATHON PETROLEUM COMPANY LP	19 Feb 2010	31 Dec 2011	USD	Wholesale/ Supply/Trd	100,000.00	100,000.00
BNP	91916340	Core	Credit-Linked	Trade		DCP NGL SERVICES, LLC	27 Jul 2010	30 Jun 2011	USD	Trading	3,200,000.00	3,200,000.00
BNP	91916262	Core	Credit-Linked	Perf	**	CANADIAN PACIFIC RAILWAY COMPANY	02 Aug 2010	10 Aug 2011	USD	Rail Transport	350,000.00	350,000.00
BNP	91916752	Core	Credit-Linked	LTTrade		SEA-3, INC.	16 Aug 2010	30 Jun 2011	USD	Wholesale	400,000.00	400,000.00
BNP	91913795	Core	Revolver	Trade		WILLIAMS NGL MARKETING, LLC	31 Mar 2010	30 Jun 2011	USD	Supply	175,000.00	175,000.00

							SEMSTREAM, L.P.					27,490,650.00

							USD GRAND TOTAL LC’S					77,390,477.22
						Totals by LC Type

				Perf		13,620,477.22
				LTMTrade		0.00
				LTTrade		19,000,000.00
				MTrade		0.00
				Trade		44,770,000.00

						$77,390,477.22

						Totals

				Credit- Linked		74,270,477.22
				Revolver		3,120,000.00

						$77,390,477.22

						Total Core vs Non-Core

				Core		66,940,650.00
				Non-Core		10,449,827.22
						$77,390,477.22
											$(74,798,250)

						Totals by Issuing Bank

				BOA		1,337,163.61
				BNP		76,053,313.61
				CAL		0.00

						$77,390,477.22

3

SCHEDULE 3.04

to Credit Agreement

Governmental Approvals

None.

4

SCHEDULE 3.07(b)

to Credit Agreement

Leases

None.

5

SCHEDULE 3.07(e)

to Credit Agreement

Condemnation Proceedings

None.

6

SCHEDULE 3.07(g)

to Credit Agreement

Subsidiaries

Subsidiary	Jurisdiction	Equity Holder	% of Equity Interest Held by Subsidiary
SemOperating G.P., L.L.C.	Oklahoma	SemGroup Corporation	100%

SemCap, L.L.C	Oklahoma	SemOperating G.P., L.L.C.	100%

SemGroup Asia, L.L.C.	Delaware	SemOperating G.P., L.L.C.	100%

SemGroup Holdings G.P., L.L.C.	Delaware	SemGroup Corporation	100%

SemGroup Holdings, L.P.	Delaware	SemGroup Corporation SemGroup Holding G.P., L.L.C.	99.99% 0.01%

SemGreen, L.P.	Delaware	SemGroup Corporation SemOperating G.P., L.L.C.	99.5% 0.5%

SemBio, L.L.C.	Delaware	SemGreen, L.P.	100%

SemGroup Subsidiary Holding, L.L.C.	Delaware	SemGroup Corporation	100%

SemDevelopment, L.L.C.	Delaware	SemGroup Corporation	100%

SemManagement, L.L.C.	Delaware	SemGroup Corporation	100%

SemCrude, L.P.	Delaware	SemGroup Corporation SemOperating G.P., L.L.C.	99.5% 0.5%

SemCrude Pipeline, L.L.C.	Delaware	SemCrude, L.P.	100%

White Cliffs Pipeline, L.L.C.	Delaware	SemCrude Pipeline, L.L.C.	51%

Rocky Cliffs Pipeline, L.L.C.	Delaware	SemCrude Pipeline, L.L.C.	100%

Eaglwing, L.P.	Oklahoma	SemGroup Corporation SemOperating G.P., L.L.C.	99.5% 0.5%

SemStream, L.P.	Delaware	SemGroup Corporation SemOperating G.P., L.L.C.	99.5% 0.5%

SemStream Arizona Propane, L.L.C.	Delaware	SemStream, L.P.	100%

7

Subsidiary	Jurisdiction	Equity Holder	% of Equity Interest Held by Subsidiary
SemFuel, L.P.	Texas	SemGroup Corporation	99.5%
		SemOperating G.P., L.L.C.	0.5%

SemFuel Transport, L.L.C.	Wisconsin	SemFuel, L.P.	100%

SemProducts, L.L.C.	Oklahoma	SemFuel, L.P.	100%

SemGas, L.P.	Oklahoma	SemGroup Corporation	99.5%
		SemOperating G.P., L.L.C.	0.5%

SemKan, L.L.C.	Oklahoma	SemGas, L.P.	100%

SemGas Gathering, L.L.C.	Oklahoma	SemGas, L.P.	100%

SemGas Storage, L.L.C.	Oklahoma	SemGas, L.P.	100%

Greyhawk Gas Storage Company, L.L.C.	Delaware	SemGas, L.P.	100%

Steuben Development Company, L.L.C.	Delaware	Greyhawk Gas Storage Company, L.L.C.	100%

Grayson Pipeline, L.L.C.	Oklahoma	SemGas, L.P.	100%

SemMaterials, L.P.	Oklahoma	SemGroup Corporation	99.5%
		SemOperating G.P., L.L.C.	0.5%

New Century Transportation, L.L.C.	Delaware	SemMaterials, L.P.	100%

K.C. Asphalt, L.L.C.	Colorado	SemMaterials, L.P.	100%

SemMaterials Vietnam, L.L.C.	Oklahoma	SemMaterials, L.P.	100%

Chemical Petroleum Exchange, Incorporated	Illinois	SemMaterials, L.P.	100%

SemTrucking, L.P.	Oklahoma	SemMaterials, L.P.	99.5%
		SemOperating G.P., L.L.C.	0.5%
SemMexico, L.L.C.	Oklahoma	SemMaterials, L.P.	100%

SemMexico Materials HC	Mexico	SemMaterials, L.P.	99.99%
S. de R.L. de C.V.		SemMexico, LLC	0.01%

8

Subsidiary	Jurisdiction	Equity Holder	% of Equity Interest Held by Subsidiary
SemMaterials HC Mexico	Mexico	SemMexico Materials HC	99.99%
S. de R.L. de C.V.		S. de R.L. de C.V.
		SemMexico, L.L.C.	0.01%

SemMaterials Mexico	Mexico	SemMaterials HC Mexico	99.99%
S. de R.L. de C.V.		S. de R.L. de C.V.
		SemMexico, L.L.C.	0.01%

SemMaterials SC Mexico	Mexico	SemMaterials HC Mexico	99.99%
S. de R.L. de C.V.		S. de R.L. de C.V.
		SemMexico, L.L.C.	0.01%

SemCanada, L.P.	Oklahoma	SemGroup Corporation	99.5%
		SemOperating G.P., L.L.C.	0.5%

SemCanada Crude Company	Nova Scotia	SemCanada, L.P.	100%

SemCanada II, L.P.	Oklahoma	SemGroup Corporation	99.5%
		SemOperating G.P., L.L.C.	0.5%

SemCAMS ULC	Nova Scotia	SemCanada II, L.P.	100%

SemCAMS Redwillow ULC	Nova Scotia	SemCAMS ULC	100%

SemGroup Europe Holding, L.L.C.	Delaware	SemGroup Corporation	100%

SemEuro Limited	United Kingdom	SemGroup Europe Holding, L.L.C.	100%

SemEuro Supply Limited	United Kingdom	SemEuro Limited	100%

SemLogistics Milford	United Kingdom	SemEuro Limited	100%
Haven Limited

9

SCHEDULE 3.07(h)

to Credit Agreement

Subscriptions

None.

10

SCHEDULE 3.07(i)

to Credit Agreement

Material Subsidiaries

Entity	Jurisdiction

SemCAMS ULC	Nova Scotia

SemCanada Crude Company	Nova Scotia

SemCanada II, L.P.	Oklahoma

SemCanada, L.P.	Oklahoma

SemCrude Pipeline, L.L.C.	Delaware

SemCrude, L.P.	Delaware

SemEuro Limited	England

SemGas, L.P.	Oklahoma

SemGroup Europe Holding, L.L.C.	Delaware

SemLogistic Milford Haven	England

SemMaterials, L.P.	Oklahoma

SemMaterials HC Mexico, S. de R.L. de C.V.	Mexico

SemMexico Materials HC. S. de R.L. de C.V.	Mexico

SemMexico, L.L.C.	Oklahoma

SemOperating G.P., L.L.C.	Oklahoma

SemStream, L.P.	Delaware

11

SCHEDULE 3.08(a)

to Credit Agreement

Litigation

Manchester Securities appeal. On October 21, 2009, Manchester Securities Corporation (“Manchester”), a creditor of SemGroup Holdings, L.P., filed an objection to the Plan of Reorganization. In the objection, Manchester argued that the Plan of Reorganization should not be confirmed because it did not provide for an alleged $50 million claim of SemGroup Holdings, L.P. against SemCrude Pipeline, L.L.C. On October 28, 2009, the bankruptcy court overruled the objection and entered the confirmation order approving the Plan of Reorganization. On November 4, 2009, Manchester filed a notice of appeal of the confirmation order. On December 4, 2009, Manchester’s appeal was docketed in the United States District Court for the District of Delaware. We filed a motion to dismiss the appeal as equitably moot. On February 18, 2011, the District Court granted our motion to dismiss the appeal. On March 22, 2011, Manchester filed a notice to appeal this order. While we believe that this action is without merit and are vigorously defending this matter on appeal, an adverse ruling on this action could have a material adverse impact on us.

Luke Oil appeal. On October 21, 2009, Luke Oil Company, C&S Oil/Cross Properties, Inc., Wayne Thomas Oil and Gas and William R. Earnhardt Company (collectively, “Luke Oil”) filed an objection to the Plan of Reorganization “to the extent that the Plan of Reorganization may alter, impair, or otherwise adversely affect Luke Oil’s legal rights or other interests.” On October 28, 2009, the bankruptcy court overruled the Luke Oil objection and entered the confirmation order. On November 6, 2009, Luke Oil filed a notice of appeal. On December 23, 2009, Luke Oil’s appeal was docketed in the United States District Court for the District of Delaware. We filed a motion to dismiss the appeal as equitably moot. Luke Oil has filed a motion to stay the briefing on our motion to dismiss. On February 18, 2011, the District Court denied the stay motion and ordered the parties to complete briefing. While we believe that this action is without merit and are vigorously defending this matter on appeal, an adverse ruling on this action could have a material adverse impact on us.

12

SCHEDULE 3.12

to Credit Agreement

Taxes

None.

13

SCHEDULE 3.15

to Credit Agreement

Environmental Matters

None.

14

SCHEDULE 3.17

to Credit Agreement

Real Property

Owner	Property Name	Address	City and County	State
SemCrude, L.P.	Platteville Station	S/2 SE/4 of Section 24,T03N,R65W of the 6th P.M.	Hudson, County of Weld	Colorado

SemCrude, L.P.	Cushing Tank Farm	Part of SE/4 of Section 22-T18N-R5E, I.M. Part of SE/4 & SW/4 Sec. 22,T18N,R05E, I.M.	Cushing, County of Payne	Oklahoma

SemGas, L.P.	Nash Plant	77867 Coal Road	Nash, County of Grant	Oklahoma

SemGas, L.P.	Hopeton Plant	45511 Dewey Road	Dacoma, County of Wood	Oklahoma

SemGas, L.P.	Sherman Plant	880 Plainview Road	Sherman, County of Grayson	Texas

SemStream, L.P.	Lebanon	550 West County Road 125 South	Lebanon, County of Boone	Indiana

SemStream, L.P.	Rosemount	15938 Canada Circle Drive	Rosemount, County of Dakota	Minnesota

SemStream, L.P.	Winslow	1249 South Highway 87	Winslow, County of Navajo	Arizona

15

SCHEDULE 3.20

to Credit Agreement

Insurance

Policy Type	Effective Date	Expiration Date	Insurance Company	Policy Number	Limits and Deductibles
Worldwide Property	5/1/2011	5/1/2012	ACE Amer. Ins. Co.	STF0092120	$300,000,000 Per Occurrence
with Local Admitted			20% Participation	GPRN05103484	$250,000 Deductible Per Occurrence, except,
in Canada, Mexico & the UK					$1,000,000 for Gas Plants in Canada & UK
Tank Farm and Tanks in the US with
capacity greater than 200,000 bbls.,
			Arch Ins. Co.	HHP003235201	$500,000 for Tanks in the US with capacity
			5% Participation	HHP003234901	between 100,000 and 199,999 bbl.

			Zurich Amer. Ins. Co.	OGR9383073-02
25% Participation

			Liberty Mutual Ins. Co.	3DAADYBU001
10% Participation

			Lloyds-Talbot Underwriters	AJH086026C11
			5% Participation	AFL086282C11

			Westport Ins. Corp.	31373799
(Swiss Re/IRI) 15% Participation

			XL Ins. Amer., Inc.	US00027506PR11A
10% Participation

			Allianz Global Risks US Ins. Co.	CLP3012434
10% Participation

Commercial General	5/1/2011	5/1/2012	Starr Indemnity and Liability	MALLLBN00038611	$5,000,000 Per Occurrence
Liability			Company (Lloyd’s Syndicate		$5,000,000 Aggregate
including Marine Terminal			1919)		$250,000 Ea. Occurrence Deductible
Operator’s Liability *			* Policy covers only SemLogistics
Milford Haven Ltd.

16

SemGroup Corporation

Summary of Insurance

2011 to 2012

Policy Type	Effective Date	Expiration Date	Insurance Company	Policy Number	Limits and Deductibles
Commercial Auto Liability (UK)	1/27/2011	1/27/2012	Summit at Lloyd’s	FCCC0822349	Unlimited by Law
Employers’ Liability (UK)	1/26/2011	1/26/2012	Lloyd’s Syndicate 2525	B04601230662011	GBP $10,000,000
Commercial General Liability (US)	5/1/2011	5/1/2012	Zurich Amer. Ins. Co.	GLO9336795	$2,000,000 Each Occurrence $4,000,000 Aggregate $250,000 Ea. Occurrence Deductible, except, $500,000 Ea. Occurrence SemStream AZ Utility
Commercial Automobile Liability - US	5/1/2011	5/1/2012	Zurich Amer. Ins. Co.	BAP938515602	$2,000,000 Each Occurrence $250,000 Deductible Each Occurrence
Cargo (E & H Filings)	6/1/2009	Continuous	Zurich Amer. Ins. Co.	OC5843711	$5,000/Unit
Workers’ Compensation / Employer’s Liability	5/1/2011	5/1/2012	Zurich Amer. Ins. Co.	WC938516802	$1,000,000 Each Accident $1,000,000 Policy Limit $1,000,000 Each Employee

Foreign General Liability/Foreign Voluntary Workers Compensation	5/1/2011	5/1/2012	Zurich Amer. Ins. Co.	GLO933679600 & WC933679700	$2,000,000 Each Occurrence
and Employers Liability					$2,000,000 General Aggregate $1,000,000 Each Occurrence Auto Liability $1,000,000 BI by Accident Each Accident $1,000,000 BI by Disease Policy Limit $1,000,000 BI by Disease Each Employee
CDN CGL	5/1/2011	5/1/2012	Chubb Ins. Co. of Canada	35936243	$1,000,000 per Occurrence ($10K PD Ded.)
CDN Umbrella	5/1/2011	5/1/2012	Chubb Ins. Co. of Canada	2011400758	$4,000,000 x $1,000,000 (Excl. Pollution)
CDN PLL	5/1/2011	5/1/2012	Chubb Ins. Co. of Canada	37332726	$2,000,000 per Occurrence ($1M SIR)
CDN Excess PLL	5/1/2011	5/1/2012	Chubb Ins. Co. of Canada	79879215	$2,000,000 X $2,000,000
CDN Commercial Auto	3/16/2010	3/16/2011	Chubb Ins. Co. of Canada	TBA	$1,000,000 Each Occurrence

17

SemGroup Corporation

Summary of Insurance

2011 to 2012

Policy Type	Effective Date	Expiration Date	Insurance Company	Policy Number	Limits and Deductibles
CDN Umbrella (Zurich $25M)	5/1/2011	5/1/2012	Zurich Insurance of Canada	TBA	$25,000,000 per Occurrence and $25,000,000 General Aggregate
CDN Workers Compensation	1/1/2011	1/1/2012	WCB	TBA
Commercial Umbrella Liability	5/1/2011	5/1/2012	American Guarantee and Liab. Ins. Co. (Zurich)	UMB933687100	$25,000,000 per Occurrence $25,000,000 General Aggregate $25,000,000 Products/Completed Ops. Aggregate $10,000 Self Insured Retention
Excess Liability	5/1/2011	5/1/2012	General Security Indemnity Co. of AZ	2011 10F147902-1	$25,000,000 Each Occurrence & Annual Aggregate Excess of $25,000,000 underlying Umbrella
Excess Liability	5/1/2011	5/1/2012	Ironshore Specialty Ins. Co.	1021000	$25,000,000 Each Occurrence & Annual Aggregate Excess of $50,000,000 underlying
Excess Liability	5/1/2011	5/1/2012	ACE Amer. Ins. Co.	XCPG25908764	$25,000,000 Each Occurrence & Annual Aggregate Excess of $50,000,000 underlying
Excess Liability	5/1/2011	5/1/2012	XL Ins. (Bermuda) Ltd.	XLUMB745447	$70,000,000 Each Occurrence & Annual Aggregate Limit Excess of $100,000,000 underlying
Excess Liability	5/1/2011	5/1/2012	OIL Casualty Ins. Ltd.	U920167-0511	$30,000,000 Each Occurrence & Annual Aggregate Limit Excess of $170,000,000 underlying
Excess Liability	5/1/2011	5/1/2012	ACE Bermuda Insurance Ltd.	XLUMB745447	$50,000,000 Each Occurrence & Annual Aggregate Limit Excess of $200,000,000 underlying
Pollution Liability	10/18/2010	10/18/2011	Chartis Specialty Ins. Co.	PLS 11742331 (US)	$20,000,000 Each Incident
				Canada	$40,000,000 Aggregate
				Mexico	$250,000 Deductible Each Incident
United Kingdom

MX Property	11/30/2010	11/30/2011	Seguros Atlas SA	P005279	$20,000,000

18

SemGroup Corporation

Summary of Insurance

2011 to 2012

Policy Type	Effective Date	Expiration Date	Insurance Company	Policy Number	Limits and Deductibles
MX General Liability	11/30/2010	11/30/2011	Grupo Mexicano de Seguros	MDCOM3113194	$2,000,000
MX Transit	11/30/2010	11/30/2011	Seguros Atlas SA	POO2485	$500,000
MX Auto Liability	11/30/2010	11/30/2011
Primary Director’s & Officer’s Liab.	11/30/2010	11/30/2011	National Union Fire Ins. Co. of Pittsburgh, PA	013462064	$15,000,000
XS D&O $15MM xs $15MM	11/30/2010	11/30/2011	Zurich Amer. Ins. Co.	DOC655849601	$15,000,000 xs $15,000,000
XS D&O $15MM xs $30MM	11/30/2010	11/30/2011	AXIS	MNN756354/01/2010	$15,000,000 xs $30,000,000
XS D&O $15MM xs $45MM	11/30/2010	11/30/2011	Arch	ABX0041451-00	$15,000,000 xs $45,000000
Employment Practices Liability	11/30/2010	11/30/2011	Travelers Casualty and Surety Company of America	105530961	$5,000,000 subject to $250,000 Deductible
Fiduciary Liability	11/30/2010	11/30/2011	Travelers Casualty and Surety Company of America	105530961	$10,000,000 subject to $150,000 Deductible
Commercial Crime:	11/30/2010	11/30/2011	Travelers Casualty and Surety Company of America	105530961	$5,000,000 subject to $500,000 Deductible
Special Crime (K&R)	11/30/2010	11/30/2011	Travelers Casualty and Surety Company of America	105530961	$10,000,000
Identity Fraud	11/30/2010	11/30/2011	Travelers Casualty and Surety Company of America	105530961	$25,000

19

SCHEDULE 6.02(a)

to Credit Agreement

Liens

1.

UCC-1 financing statements reported in a lien search conducted against the Loan Parties in existence on the Closing Date in (i) the jurisdiction of organization for each Loan Party, (ii) the county in which each Loan Party maintains its chief executive office, and (iii) each state in which any such Loan Party operates as a transmitting utility (as defined in Section 9-102(a)(80) of the UCC), which provide notice of liens made in connection with the Existing Credit Facilities that are to be discharged on or soon after the Closing Date.

2.

Recorded mortgages, deeds of trust, assignments of leases and rents and other security documents in existence on the Closing Date, which provide notice of liens made in connection with the Existing Credit Facilities on the real property of the Loan Parties, to be discharged on or soon after the Closing Date.

3.

Security agreements recorded with the United States Patent and Trademark Office in existence on the Closing Date, which provide notice of liens made in connection with the Existing Credit Facilities on the intellectual property of the Loan Parties, to be discharged on or soon after the Closing Date.

4.

SemStream, L.P. (“SemStream”) has entered into that certain Natural Gas Liquids Marketing Agreement, dated as of April 1, 2006 (the “Marketing Agreement”), with Hiland Partners, L.P. (“Hiland”). Pursuant to the Marketing Agreement, SemStream will construct and operate a rail loading facility (the “SemStream Terminal”) in and around a natural gas processing plant owned by Hiland located in and around Sidney, MT (the “Bakken Plant”), as well as a pipeline to connect the SemStream Terminal to the Bakken Plant (the “SemStream Pipeline”). Eight years after the Effective Date (as defined therein) of the Marketing Agreement (or upon early termination by Hiland as a result of breach by SemStream), SemStream shall assign, transfer and convey to Hiland all of SemStream’s right, title and interest in the real property, tangible property and contracts (other than contracts pertaining to the sale of Products (as defined therein)) pertaining to the SemStream Terminal and the SemStream Pipeline.

5.

Personal property security act registrations and land titles registrations in Alberta, British Columbia, Saskatchewan, Manitoba, Ontario and Nova Scotia against SemCAMS and SemCanada Company, as applicable, in existence on the Closing Date which provide notice of liens made in connection with the Existing Credit Facilities that are to be discharged on or soon after the Closing Date.

6.

A first ranking fixed and floating security over all of the assets of SemLogistics, including a mortgage of the SemLogistics’ real property (including the terminal facility owned and located at Milford Haven, United Kingdom) and charges over the Borrower’s bank accounts and a first ranking charge by SemEuro of its shares in the SemLogistics, in each case, in favor of The Royal Bank of Scotland plc, as Security Trustee, in connection with the Term Loan and Revolving Credit Facility, by and among SemLogistics, as Borrower, SemEuro, as Chargor, and SemGroup Corporation, as Parent, and The Royal Bank of Scotland plc as Facility Agent and Security Trustee, and others.

20

SCHEDULE 6.04

to Credit Agreement

Investments

1.

Remainder of original indebtedness under the promissory note dated July 23, 2007, as amended and restated on or about November 27, 2009, made by SemCAMS ULC in favor of SemCrude, L.P. in the approximate amount of US $171,062,500, not assigned by SemCrude, L.P. to SemCanada Crude Company, equal to $1,498,616.

2.	Indebtedness under the promissory note dated on or about November 27, 2009, made by SemCAMS ULC in favor of SemCanada II, L.P. in the approximate amount of US $43,639,036.

3.	Existing Investments in Subsidiaries reflected in the Organization Chart separately delivered to the Lenders on June 17, 2011.

21